Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BUNKER HILL MINING CORP.

(Exact name of registrant as specified in its charter)

nevada

(State or other jurisdiction of incorporation or organization)

1041	32-0196442
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

82 Richmond Street East

Toronto, Ontario, Canada M5C 1P1

Tel: (416) 477-7771

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J.P. Galda

c/o J.P. Galda & Co.

40 E. Lancaster Avenue LTW 22

Ardmore, PA 19003

Tel: (215) 815-1534

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

J.P. Galda & Co. Attn: J.P. Galda, Esq. 40 East Montgomery Avenue LTW 220 Ardmore, PA 19003 Tel: (215) 815-1534 Email: jpjalda@jpgaldaco.com	Brian Boonstra, Esq. Edward Shaoul, Esq. Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, CO 80202 Tel: (303) 892-9400 Email: brian.boonstra@dgslaw.com edward.shaoul@dgslaw.com

Approximate date of commencement of proposed sale of the securities to the public: From time to time commencing as soon as possible after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 15, 2024

PRELIMINARY PROSPECTUS

PROSPECTUS

BUNKER HILL MINING CORP.

94,124,660 Shares of Common Stock

92,511,716 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of shares of common stock of Bunker Hill Mining Corp. (“we,” “our” or the “Company”) and shares of our common stock issuable upon exercise of common stock purchase warrants held by the selling security holders named herein under “Selling Shareholders and Certain Beneficial Owners.” We will not receive any proceeds from the resale of our common stock, although we may receive proceeds from the exercise of the warrants. The selling shareholders may offer all or part of the shares of common stock for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Company is paying for all registration, listing and qualification fees, printing fees and legal fees.

Our common stock is quoted on the OTCQB under the ticker symbol “BHLL.” On April 12, 2024, the closing price of our common stock was US$0.097 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” starting on page 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dated                , 2024

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information.”

We have not authorized anyone to give any information or to make any representation to you other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

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PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context indicates or suggests otherwise, references to “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Bunker Hill Mining Corp., a Nevada corporation, and its subsidiaries. References to “$” refer to monetary amounts expressed in U.S. dollars. All references to “C$” refer to monetary amounts expressed in Canadian dollars.

Our Business

Overview

The Company’s sole focus is the development and restart of its 100% owned flagship asset, the Bunker Hill mine (the “Bunker Hill Mine” or the “Mine”) in Idaho, USA. The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed.

The Company was incorporated for the initial purpose of engaging in mineral exploration activities at the Mine. The Company has moved into the development stage concurrent with (i) purchasing the Mine and a process plant, (ii) completing successive technical and economic studies, including a Prefeasibility Study, (iii) delineating mineral reserves, and (iv) conducting the program of activities outlined above.

Recent Developments

In March 2023, the Company amended the exercise price and expiry date of 10,416,667 warrants previously issued in a private placement to Teck Resources (“Teck”) on May 13, 2022 in consideration for the Company’s acquisition of the Pend Oreille processing plant. The warrant entitled the holder to purchase one share of common stock of the Company at an exercise price of C$0.37 per Warrant at any time on or prior to May 12, 2025. The Company amended the exercise price from C$0.37 to C$0.11 per Warrant and the expiry date from May 12, 2025, to March 31, 2023. In March 2023, Teck exercised all 10,416,667 warrants at an exercise price of C$0.11, for aggregate gross proceeds of 837,460 (C$1,145,834) to the Company.

In March 2023, the Company closed a brokered private placement of special warrants (the “March 2023 Offering”), issuing 51,633,727 special warrants of the Company (“March 2023 Special Warrants”) at C$0.12 per March 2023 Special Warrant for $4,536,020 (C$6,196,047), of which $3,661,822 was received in cash and $874,198 was applied towards settlement of accounts payable, accrued liabilities and promissory notes. Each March 2023 Unit consists of one share of common stock of the Company (each, a “Unit Share”) and one common stock purchase warrant of the Company (each, a “Warrant”). Each whole Warrant entitles the holder thereof to acquire one share of common stock of the Company (a “Warrant Share,” and together with the Unit Shares, the “Underlying Shares”) at an exercise price of C$0.15 per Warrant Share until March 27, 2026, subject to adjustment in certain events. The Special Warrants issued on March 27, 2023 were converted to 51,633,727 shares of common stock and common stock purchase warrants on July 24, 2023.

In June 2023, the Company closed the upsized and improved $67,000,000 project finance package with Sprott, consisting of a $46,000,000 stream and a $21,000,000 new debt facility. The newly proposed $46,000,000 stream (the “Stream”) was envisaged to have the same economic terms as the previously proposed $37,000,000 stream, with a $9,000,000 increase in gross proceeds received by the Company, resulting in a lower cost of capital for the Company. The Company also announced a new $21,000,000 new debt facility (the “Debt Facility”), available for draw at the Company’s election for two years. As a result, total funding commitments from Sprott was envisaged to increase to $96,000,000 including the RCD royalty convertible debenture (the “RCD”), the $6,000,000 convertible debenture (the “CD1”), the $15,000,000 convertible debenture (the “CD2”), Stream and debt facility (together, the “Project Financing Package”). A $5,000,000 loan facility with Sprott that closed in December 2022 (the “Bridge Loan”) was repaid from the proceeds of the Stream. The parties also agreed to extend the maturities of the CD1 and CD2 to March 31, 2026, when the full $6 million and $15 million, respectively, will become due.

In July, the Company appointed Paul Smith to its Board of Directors.

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Building on the successful refinancing efforts, Bunker Hill announced the receipt of final listing approval from the TSX Venture Exchange (the “TSX-V”). The common stock of the Company began trading on the TSX-V on September 8, 2023, under the symbol “BNKR”. The Company’s common stock was delisted from the Canadian Stock Exchange (the “CSE Delisting”) at the close of business on September 7, 2023.

In November, the company appointed Gerbrand van Heerden as its new CFO, replacing David Wiens who resigned to pursue another opportunity.

In November, the Company won the ESG Developer / Explorer of the year award at the ‘Resourcing Tomorrow investment conference’ recognizing the importance of the Company’s ESG strategy which is critical to enabling the restart of sustainable, profitable, and long-term mining operations within the Bunker Hill Superfund Site.

During the course of 2023, the Wardner Operating Yard, the base for Bunker Hill’s future mining operations, underwent a significant transformation. This included the removal of the old, prefabricated portal and its replacement with upsized steel arch sets. This enlarged Russell Portal supports the planned 1800tpd operation with additional upside capacity of 2500tpd. Whilst this work was underway, procurement of a of the ventilation and air system was completed, which will be installed before the end of 2024.

Engineering of the main Process Plant is advancing on track including deep pier ground support to commence as part of site preparation for the construction of the Process Plant. All main civil, structural and mechanical outputs are on track. Long-lead procurement orders have already been issued for the pre-engineered metal building, ore silo, conveyors, ball mill starter motor, thickeners tanks and inching drive. Refurbishment of the Pend Oreille mill equipment, the source of the majority of mill components, was well underway at year end.

In May 2023, a subsidiary of Teck Resources Limited (“Teck”) exercised its option for a minimum 5-year, 100% offtake of Bunker Hill’s zinc and lead concentrates at its smelter in Trail, BC, ensuring a long-term, sustainable revenue source.

On March 13, 2024, the Company granted to executives and employees of the Company 9,047,953 restricted stock units, which vest in one-third increments on March 13, 2024, March 13, 2025 and March 13, 2026.

On April 1, 2024, the Company granted to directors of the Company 2,527,888 deferred share units, which vested immediately.

Company History

In early 2020, a new management team comprised of former executives from Barrick Gold Corp. assumed leadership of the Company. Since that time, the Company conducted multiple exploration campaigns, economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, it announced a project finance package with Sprott Private Resource Streaming & Royalty Corp. (“Sprott”), an amended Settlement Agreement with the U.S. Environmental Protection Agency (the “EPA”), and the purchase of the Bunker Hill Mine, setting the stage for a restart of the Mine.

Lease and Purchase of the Bunker Hill Mine

The Company purchased the Bunker Hill Mine in January 2022, as described below.

Prior to purchasing the Mine, the Company had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was dated August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020 amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by the Company) and $2,000,000 in shares of common stock of the Company. The Company agreed to make an advance payment of $2,000,000, credited toward the purchase price of the Mine, which had the effect of decreasing the remaining amount to an aggregate of $3,400,000 payable in cash and $2,000,000 in common stock of the Company.

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The Amended Agreement also required payments pursuant to an agreement with the EPA whereby for so long as the Company leases, owns and/or occupies the Mine, the Company would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery in accordance with the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, the Company’s liability to the EPA in this regard totaled $11,000,000.

The Company completed the purchase of the Bunker Hill Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of common stock of the Company. Concurrent with the purchase of the Mine, the Company assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement” section below).

EPA 2018 Settlement Agreement & 2021 Amended Settlement Agreement

Bunker Hill entered into a Settlement Agreement and Order on Consent with the EPA on May 15, 2018. This agreement limits the Company’s exposure to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”) liability for past environmental damage to the mine site and surrounding area to obligations that include:

●	Payment of $20,000,000 for historical water treatment cost recovery for amounts paid by the EPA from 1995 to 2017

●	Payment for water treatment services provided by the EPA at the Central Treatment Plant (“CTP”) in Kellogg, Idaho until such time that Bunker Hill either purchases or leases the CTP or builds a separate EPA-approved water treatment facility

●	Conducting a work program as described in the Ongoing Environmental Activities section of this study

In December 2021, the Company entered into an amended Settlement Agreement (the “Amendment”) between the Company, Idaho Department of Environmental Quality, U.S. Department of Justice (the “DOJ”) and the EPA modifying the payment schedule and terms for recovery of historical environmental response costs at Bunker Hill Mine incurred by the EPA. With the purchase of the mine, the remaining payments of the EPA cost recovery liability were assumed by the Company, resulting in a total of $19,000,000 liability to the Company, an increase of $8,000,000. The new payment schedule included a $2,000,000 payment to the EPA within 30 days of execution of this amendment, which was made.

The remaining $17,000,000 will be paid on the following dates:

Date	Amount
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

The changes in payment terms and schedule were contingent upon the Company securing financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA totaling $17,000,000, corresponding to the Company’s cost recovery obligations to be paid in 2024 through 2029 as outlined above. The amount of the bonds or letters of credit will decrease over time as individual payments are made.

In June 2022, the Company was successful in obtaining financial assurance. Specifically, a $9,999,000 payment bond and a $7,001,000 letter of credit were secured by $2,475,000 and $7,001,000 of cash deposits as of September 30, 2022 and provided to the EPA. Once the financial assurance was in place, the restructuring of the payment stream under the Amendment occurred with the entire $17,000,000 liability being recognized as long-term in nature.

In October 2022, the Company reported that it had secured a new payment bond to replace the aforementioned $7,001,000 letter of credit, in two stages. Initially, the letter of credit was reduced to $2,000,001 as a result of a new $5,000,000 payment bond obtained through an insurance company. The collateral for the new payment bond is comprised of a $2,000,000 letter of credit and land pledged by third parties, with whom the Company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common stock of the Company, at the Company’s election). The new payment bond increased to $7,001,000 (from $5,000,000) on June 2023 due to the advancement of the multi-metals stream from Sprott Private Resource Streaming & Royalty Corp.

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Project Finance Package with Sprott Private Resource Streaming & Royalty Corp.

On December 20, 2021, the Company executed a non-binding term sheet outlining a $50,000,000 project finance package with Sprott Private Resource Streaming and Royalty Corp. (“Royalty”). The term sheet consisted of an $8,000,000 royalty convertible debenture (the “RCD”), a $5,000,000 convertible debenture (the “CD1”), and a multi-metals stream of up to $37,000,000 (the “Stream”). The CD1 was subsequently increased to $6,000,000, increasing the project financing package to $51,000,000.

On June 17, 2022, the Company consummated the $15,000,000 convertible debenture (the “CD2”). As a result, total potential funding from Sprott was increased to $66,000,000 including the RCD, CD1, CD2 and the Stream (together, the “Project Financing Package”).

The Company closed the $8,000,000 RCD on January 7, 2022. The RCD bears interest at an annual rate of 9.0%, payable in cash or common stock at the Company’s option, until such time that Sprott elects to convert a royalty, with such conversion option expiring at the earlier of advancement of the Stream or July 7, 2023 (subsequently amended as described below). In the event of conversion, the RCD will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 geophysical survey (the “Sprott Royalty”). A 1.35% rate will apply to claims outside of these areas. The RCD was initially secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until a full security package was put in place concurrent with the consummation of the CD1. In the event of non-conversion, the principal of the RCD will be repayable in cash.

The Company closed the $6,000,000 CD1 on January 28, 2022, which was increased from the previously announced $5,000,000. The CD1 bears interest at an annual rate of 7.5%, payable in cash or common stock at the Company’s option, and matures on July 7, 2023 (subsequently amended, as described below). The CD1 is secured by a pledge of the Company’s properties and assets. Until the closing of the Stream, the CD1 was to be convertible into shares of Company common stock at a price of C$0.30 per share, subject to stock exchange approval (subsequently amended, as described below). Alternatively, Sprott may elect to retire the CD1 with the cash proceeds from the Stream. The Company may elect to repay the CD1 early; if Sprott elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

Concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed to a number of amendments to the terms of the RCD, including an amendment of the maturity date from July 7, 2023, to March 31, 2025. The parties also agreed to a Royalty Put Option such that in the event the RCD is converted into a royalty as described above, the holder of the royalty will be entitled to resell the royalty to the Company for $8,000,000 upon default under the CD1 or CD2 until such time that the CD1 and CD2 are paid in full.

Furthermore, concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed to a number of amendments to the terms of the CD1, including that the maturity date would be amended from July 7, 2023, to March 31, 2025, and that the CD1 would remain outstanding until the new maturity date regardless of whether the Stream is advanced, unless the Company elects to exercise its option of early repayment. The Company determined that amendments to the terms should not be treated as an extinguishment of CD1, but as a debt modification.

The Company closed the $15,000,000 CD2 on June 17, 2022. The CD2 bears interest at an annual rate of 10.5%, payable in cash or common stock at the Company’s option, and matures on March 31, 2025. The CD2 is secured by a pledge of the Company’s properties and assets. Concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed that the minimum quantity of metal delivered under the Stream, if advanced, will increase by 10% relative to the amounts noted above.

On December 6, 2022, the Company closed a new $5,000,000 loan facility with Sprott (the “Bridge Loan”). The Bridge Loan, which was primarily utilized to pay outstanding water treatment payables to the EPA, is secured by the same security package in place with respect to the RCD, CD1, and CD2. The Bridge Loan bears interest at a rate of 10.5% per annum and matures at the earlier of (i) the advance of the Stream, or (ii) June 30, 2024. In addition, the minimum quantity of metal delivered under the Stream, if advanced, would increase by 5% relative to amounts previously announced.

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On June 23, 2023, the Company closed the upsized and improved $67,000,000 project finance package with Sprott, consisting of a $46,000,000 stream and a $21,000,000 new debt facility, as outlined above. The Bridge Loan was repaid from the proceeds of the Stream. The parties also agreed to extend the maturities of the CD1 and CD2 to March 31, 2026, when the full $6 million and $15 million, respectively, will become due.

Process Plant

On January 25, 2022, the Company announced that it had entered into a non-binding Memorandum of Understanding (“MOU”) with Teck Resources Limited (“Teck”) for the purchase of a comprehensive package of equipment and parts inventory from its Pend Oreille site (the “Process Plant”) in eastern Washington State. The package comprises substantially all processing equipment, including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at Bunker Hill, and nearly 10,000 components and parts for mill, assay lab, conveyer, field instruments, and electrical spares. The Company paid a $500,000 non-refundable deposit in January 2022.

On March 31, 2022, the Company announced that it had reached an agreement to satisfy the remaining purchase price for the Process Plant by way of an equity issuance of the Company. Teck will receive 10,416,667 units of the Company (the “Teck Units”) at a deemed issue price of C$0.30 per unit. Each Teck Unit consists of one share of Company common stock and one common stock purchase warrant (the “Teck Warrants”). Each whole Teck Warrant entitles the holder to acquire one share of Company common stock at a price of C$0.37 per share for a period of three years. The equity issuance and purchase of the Process Plant occurred on May 13, 2022.

Business Operations

The Mine is a zinc-lead-silver mine. When in production, the Company intends to mill mineral resources on-site to produce both zinc and lead-silver concentrates which will then be shipped to a Teck’s Trail smelter for processing as per the underlying off-take agreement.

Infrastructure

The Mine includes all mining rights and claims, surface rights, fee parcels, mineral interests, easements, existing infrastructure at Milo Gulch, and the majority of machinery and buildings at the Kellogg Tunnel portal level, as well as all equipment and infrastructure anywhere underground at the Bunker Hill Mine Complex. It also includes all current and historic data relating to the Bunker Hill Mine Complex, such as drill logs, reports, maps, and similar information located at the Mine site or any other location.

For further detail, please refer to the “Project Infrastructure” section below.

Government Regulation and Approval

Exploration and development activities, and any future mining operations, are subject to extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine construction, and protection of endangered and protected species. The Company has made, and expects to make in the future, significant expenditures to comply with such laws and regulations. Future changes in applicable laws, regulations and permits or changes in their enforcement or regulatory interpretation could have an adverse impact on the Company’s financial condition or results of operations.

It may be necessary to obtain the following environmental permit or approved plan prior to commencement of mine operations:

●	Air quality operating permit

If this permit is required, there can be no assurance that the Company will be able to obtain it in a timely manner or at all. For further detail, please refer to the “Environmental Studies and Permitting” section of the “Technical Report Summary” below.

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Property Description

The Company has mineral rights to approximately 440 patented mining claims covering over 5700 acres. Of these claims, 35 include surface ownership of approximately 259 acres. It also has certain parcels of fee property which include mineral and surface rights but not patented mining claims. Mining claims and fee properties are located in Townships 47, 48 North, Range 2 East, Townships 47, 48 North, Range 3 East, Boise Meridian, Shoshone County, Idaho.

Patented mining claims in the State of Idaho do not require permits for underground mining activities to commence on private lands. Other permits associated with underground mining may be required, such as water discharge and site disturbance permits. The water discharge is being handled by the EPA at the existing CTP. The Company expects to be responsible for water treatment in the future and obtain an appropriate discharge permit.

For further detail, please refer to the “Property Description and Ownership” section of the “Technical Report Summary” below.

Competition

The Company competes with other mining and exploration companies in connection with the acquisition of mining claims and leases on zinc and other base and precious metals prospects as well as in connection with the recruitment and retention of qualified employees. Many of these companies are much larger than the Company, have greater financial resources and have been in the mining business for much longer than it has. As such, these competitors may be in a better position through size, finances and experience to acquire suitable exploration and development properties. The Company may not be able to compete against these companies in acquiring new properties and/or qualified people to work on its current project, or any other properties that may be acquired in the future.

Given the size of the world market for base precious metals such as silver, lead and zinc, relative to the number of individual producers and consumers, it is believed that no single company has sufficient market influence to significantly affect the price or supply of these metals in the world market.

Employees

The Company has twenty employees as of December 31, 2023. The balance of the Company’s operations is contracted for as consultants.

Smaller Reporting Company Status

Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $75,000,000 as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), or Exchange Act for shares of its common equity, had a public float of less than $75,000,000 as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under the first and second bulleted paragraph above of this definition was zero, had annual revenues of less than $50,000,000 during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our shareholders to sell their shares.

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SUMMARY OF THE OFFERING

Shares of our common stock offered by Selling Shareholders and Certain Beneficial Owners	186,636,376 shares of common stock, including:

	●	51,633,727 shares of common stock issuable upon exercise of the common stock purchase warrant component of the special warrants issued on March 27, 2023;

	●	37,849,325 shares of common stock issuable upon exercise of the common stock purchase warrant component of the special warrants issued on April 1, 2022;

	●	20,833,334 shares of common stock issued to Teck Resource Limited on a private placement basis in May 2022 and upon the exercise of warrants issued in March 2023;
	●	48,255,431 shares of common stock issued to Sprott Private Resource Streaming & Royalty Corp.;

	●	7,678,172 shares of common stock issued pursuant to awards granted under the Company’s equity compensation plans;

	●	17,357,723 shares of common stock issued in other private placement transactions; and

	●	3,028,664 shares of common stock issuable upon exercise of the common stock purchase warrant component of warrants issued in other private placements.

Shares of our common stock outstanding before the offering		338,999,216 shares of common stock as of April 12, 2024 (not including shares issuable upon exercisable warrants).

Offering Price		Determined at the time of sale by the selling shareholders.

Use of proceeds		We will not receive any proceeds from the sale of shares by the selling shareholders, although we may receive proceeds from the exercise of common stock purchase warrants. Any such proceeds will we used for general working capital purposes.

TSX Venture Exchange (TSX-V) Trading Symbol		BNKR

OTCQB Trading Symbol		BHLL

Risk Factors		The shares of our common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

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RISK FACTORS

You should carefully consider the risks described below together with all other information included in our public filings before making an investment decision with regard to our securities. The statements contained in or incorporated into this prospectus that are not historic facts are forward- looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward- looking statements. While the risks described below are the ones we believe are most important for you to consider, these risks are not the only ones that we face. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Our business activities and the value of our securities are subject to significant hazards and risks, including those described below. If any of such events should occur, our business, financial condition, liquidity, and/or results of operations could be materially harmed, and holders and purchasers of our securities could lose part or all of their investments. Our risk factors are grouped into the following categories:

●	General Risk Factors;

●	Risks Related to Mining and Exploration;

●	Risks Related to the Company’s Common Stock; and

●	Risks Related to the Offering.

General Risk Factors

A lead concentrate offtake agreement with Teck Resources may not be reached, which could result in less favorable commercial terms for the sale of concentrates envisaged to be produced by the Mine and could also impact the Company’s ability to secure offtake financing. Regardless of actions taken by Teck, there can be no assurance that the Company will be able to secure or close offtake financing, which could have an adverse effect on the Company’s financial position and a negative impact the Company’s ability to secure additional funding from Sprott or an alternative capital provider.

The Company may not be able to execute a lead concentrate offtake agreement for the sale of lead concentrates to Teck Resources at its Trail smelter, as contemplated with Teck’s option to acquire 100% of lead concentrate produced in the first five years at the Bunker Hill Mine. If such an agreement cannot be reached, the Company may not be able to sell its lead concentrate to Teck, which could result in difficulties securing alternative commercial arrangements for the sale of concentrate, less favorable commercial terms in the event that alternative commercial arrangements can be secured, and/or higher transportation and other costs. In addition, the Company may not be able to secure or close offtake financing, regardless of whether an agreement is reached with Teck; the terms of any offtake financing might not be favorable to the Company; and/or the Company may incur substantial fees and costs related to such financing. The Company’s inability to secure or close offtake financing, or arrange a suitable alternative, may have an adverse effect on the Company’s operations and financial position.

The Bunker Hill Mine restart is expected to take place in 2024, with first concentrate production targeted for the fourth quarter of 2024. Changes to this timeline, or other factors impacting the restart project budget, could increase the Company’s required capital needs through the completion of the project, which would adversely affect the Company’s ability to secure additional funding, thereby adversely affecting its financial condition.

The Bunker Hill Mine restart is expected to take place in 2024, with first concentrate production targeted for the fourth quarter of 2024. However, the estimated timing of Bunker Hill Mine restart is subject to change based on factors beyond the Company’s control, including but not limited to supply chain dynamics. In addition, the Company’s pre-production budget estimates are subject to change based on factors beyond its control, including but not limited to cost inflation and supply chain dynamics. An increase in the Company’s pre-production budget estimates could have a materially adverse impact on its ability to secure additional financing. This could have a material adverse effect on its financial condition, results of operations, or prospects. Sales of substantial amounts of securities may have a highly dilutive effect on the Company’s ownership or share structure. Sales of a large number of shares of Company common stock in the public markets, or the potential for such sales, could decrease the trading price of the common stock and could impair the Company’s ability to raise capital through future sales of common stock. The Company has not yet commenced commercial production at any of its properties and, therefore, has not generated positive cash flows to date and has no reasonable prospects of doing so unless successful commercial production can be achieved at the Mine. The Company expects to continue to incur negative investing and operating cash flows until such time as it enters into successful commercial production. This will require the Company to deploy its working capital to fund such negative cash flow and to possibly seek additional sources of financing. There is no assurance that any such financing sources will be available or sufficient to meet the Company’s requirements, or if available, upon terms acceptable to the Company. There is no assurance that the Company will be able to continue to raise equity capital or to secure additional debt financing, or that the Company will not continue to incur losses.

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Payment bonds securing $17,000,000 due by the Company to the EPA for cost recovery may not be renewable or may only be renewable on terms that are unfavorable to the Company, which would adversely affect its financial condition or cause a default under the revised settlement agreement with the EPA and Sprott.

In 2022, the Company secured financial assurance in the form of payment bonds in accordance with the revised settlement agreement with the EPA, in relation to $17,000,000 of payments due to the EPA for cost recovery between 2024 and 2029. These bonds are renewed annually, and as of December 31, 2023, require $6,476,000 of collateral in the form of letters of credit. To the extent that the parties providing the payment bonds demand additional collateral beyond the current requirements, or other unfavorable terms or conditions, the Company may not be able to renew the payment bonds on favorable conditions, or at all. This could have a materially adverse impact on the Company, including a potential default under the revised settlement agreement with the EPA.

The Company has a limited operating history on which to base an evaluation of its business and prospects.

Since its inception, the Company has had no revenue from operations. The Company has no history of producing products from the Bunker Hill property. The Mine is a historic, past producing mine with very little recent exploration work. Advancing the Mine through the development stage will require significant capital and time, and successful commercial production from the Mine will be subject to completing the requisite studies, permitting and re-commissioning of the Mine, constructing a processing plant, and completing other related works and infrastructure. As a result, the Company is subject to all of the risks associated with developing and establishing new mining operations and business enterprises, including:

●	completion of studies to verify reserves and commercial viability, including the ability to find sufficient ore reserves to support a commercial mining operation;

●	the timing and cost, which can be considerable, of further exploration, preparing feasibility studies, and permitting and construction of infrastructure, mining and processing facilities;

●	the availability and costs of drill equipment, exploration personnel, skilled labor, and mining and processing equipment, if required;

●	the availability and cost of appropriate smelting and/or refining arrangements, if required;

●	compliance with stringent environmental and other governmental approval and permit requirements;

●	the availability of funds to finance exploration, development, and construction activities, as warranted;

●	potential opposition from non-governmental organizations, local groups or local inhabitants that may delay or prevent development activities;

●	potential increases in exploration, construction, and operating costs due to changes in the cost of fuel, power, materials, and supplies; and

●	potential shortages of mineral processing, construction, and other facilities related supplies.

The costs, timing, and complexities of exploration, development, and construction activities may be increased by the location of the Company’s properties and demand by other mineral exploration and mining companies. It is common in exploration programs to experience unexpected problems and delays during drill programs and, if commenced, development, construction, and mine start-up. In addition, the Company’s management and workforce will need to be expanded, and sufficient housing and other support systems for its workforce will have to be established. This could result in delays in the commencement of mineral production and increased costs of production. Accordingly, the Company’s activities may not result in profitable mining operations and it may not succeed in establishing mining operations or profitably producing metals at any of its current or future properties, including the Mine.

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The Company has a history of losses and expects to continue to incur losses in the future.

The Company has incurred losses since inception, has had negative cash flow from operating activities, and expects to continue to incur losses in the future. The Company has incurred the following losses from operations during each of the following periods:

●	$11,600,574 for the year ended December 31, 2023;

●	$16,487,161 for the year ended December 31, 2022; and

●	$18,752,504 for the year ended December 31, 2021.

The Company expects to continue to incur losses unless and until such time as the Mine enters into commercial production and generates sufficient revenues to fund continuing operations. The Company recognizes that if it is unable to generate significant revenues from mining operations and dispositions of its properties, the Company will not be able to earn profits or continue operations. At this early stage of its operation, the Company also expects to face the risks, uncertainties, expenses, and difficulties frequently encountered by smaller reporting companies. The Company cannot be sure that it will be successful in addressing these risks and uncertainties and its failure to do so could have a materially adverse effect on its financial condition.

Risks Related to Mining and Exploration

The Company is in the development stage.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves much greater risk than many other businesses. Most exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. The Company’s operations are, and any future development or mining operations the Company may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, including, but not limited to:

●	economically insufficient mineralized material;

●	fluctuation in production costs that make mining uneconomical;

●	labor disputes;

●	unanticipated variations in grade and other geologic problems;

●	environmental hazards;

●	water conditions;

●	difficult surface or underground conditions;

●	industrial accidents;

●	metallurgic and other processing problems;

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●	mechanical and equipment performance problems;

●	failure of dams, stockpiles, wastewater transportation systems, or impoundments;

●	unusual or unexpected rock formations; and

●	personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates. If the Company determines that capitalized costs associated with any of its mineral interests are not likely to be recovered, the Company would incur a write-down of its investment in these interests. All these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Commodity price volatility could have dramatic effects on the results of operations and the Company’s ability to execute its business plan.

The price of commodities varies on a daily basis. The Company’s future revenues, if any, will likely be derived from the extraction and sale of base and precious metals. The price of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond the Company’s control, including economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global and regional consumptive patterns, speculative activities and increased production due to new extraction developments and improved extraction and production methods. The effect of these factors on the price of base and precious metals, and therefore the economic viability of the Company’s business, could negatively affect its ability to secure financing or its results of operations.

The Company’s development and production plans, and cost estimates, in the Technical Report Summary may vary and/or not be achieved.

There is no certainty that the results in the Technical Report Summary will be realized. The decision to implement the Mine restart scenario to be included in the Technical Report Summary was not be based on a feasibility study of mineral reserves demonstrating economic and technical viability, and therefore there is increased risk that the Technical Report Summary results will not be realized. If the Company is unable to achieve the results in the Technical Report Summary, it may have a material negative impact on the Company, and its capital investment to implement the restart scenario may be lost.

Costs charged to the Company by the Idaho Department of Environmental Quality (“IDEQ”) for treatment of wastewater fluctuate a great deal and are not within the Company’s control.

The Company is billed annually for water treatment activities performed by the IDEQ for the EPA. The water treatment costs that Bunker Hill is billed for are partially related to the EPA’s direct cost of treating the water emanating from the Bunker Hill Mine, which are comprised of lime and flocculant usage, electricity consumption, maintenance and repair, labor and some overhead. Rate of discharge of effluent from the Bunker Hill Mine is largely dependent on the level of precipitation within a given year and how close in the calendar year the Company is to the spring run-off. Increases in water infiltrations and gravity flows within the mine generally increase after winter and result in a peak discharge rate in May. Increases in gravity flow and consequently the rate of water discharged by the mine have a highly robust correlation with metals concentrations and consequently metal loads of effluent.

Hydraulic loads (quantities of water per unit of time) and metal loads (quantities of metals per unit of volume of effluent per unit of time) are the two main determinants of cost of water treatment by the EPA in the relationship with the Bunker Hill Mine because greater metal loads consume more lime, more flocculent and more electricity to remove the increased levels of metals and make the water clean. The scale of the treatment plant is determined by how much total water can be processed (hydraulic load) at any point in time. This determines how much labor is required to operate the plant and generally determines the amount of overhead required to run the IDEQ business.

The EPA has completed significant upgrades to the water treatment capabilities of the CTP and is now capable of producing treated water than can meet a much higher discharge standard (which Bunker Hill has been satisfying since May 2023). While it was understood that improved performance capability would increase the cost of operating the plant, it was unclear to the EPA, and consequently to Bunker Hill, how much the costs would increase by.

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These elements described above, and others, impact the direct costs of water treatment. A significant portion of the total amount invoiced by the EPA each year is indirect cost that is determined as a percentage of the direct cost. Each year the indirect costs percentage changes within each region of the EPA. Bunker Hill has no ability to impact the percentage of indirect cost that is set by the EPA regional office. Bunker Hill also has no advanced notice of what the percentage of indirect cost will be until it receives its invoice in June of the year following the billing period. The Company remains unable to estimate EPA billings to a high degree of accuracy.

Estimates of mineral reserves and resources are subject to evaluation uncertainties that could result in project failure.

The Company’s exploration and future mining operations, if any, are and would be faced with risks associated with being able to accurately predict the quantity and quality of mineral resources/reserves within the earth using statistical sampling techniques. Estimates of any mineral resource/reserve on the Mine would be made using samples obtained from appropriately placed trenches, test pits, underground workings, and designed drilling. There is an inherent variability of assays between check and duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. Additionally, there also may be unknown geologic details that have not been identified or correctly appreciated at the current level of accumulated knowledge about the Mine. This could result in uncertainties that cannot be reasonably eliminated from the process of estimating mineral resources/reserves. If these estimates were to prove to be unreliable, the Company could implement an exploitation plan that may not lead to commercially viable operations in the future.

Any material changes in mineral resource/reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital.

As the Company has not commenced actual production, mineral resource estimates may require adjustments or downward revisions. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by future feasibility studies and drill results. Minerals recovered in small-scale tests may not be duplicated in large-scale tests under on-site conditions or in production scale.

The Company’s exploration activities may not be commercially successful, which could lead the Company to abandon its plans to develop the Mine and its investments in exploration.

The Company’s long-term success depends on its ability to identify mineral deposits on the Mine and other properties the Company may acquire, if any, that the Company can then develop into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks, and is frequently non-productive. These risks include unusual or unexpected geologic formations, and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of commodity exploration is determined in part by the following factors:

●	the identification of potential mineralization based on surficial analysis;

●	availability of government-granted exploration permits;

●	the quality of management and its geological and technical expertise; and

●	the capital available for exploration and development work.

Substantial expenditures are required to establish proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors that include, without limitation, the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; commodity prices, which can fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, and environmental protection. The Company may invest significant capital and resources in exploration activities and may abandon such investments if the Company is unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of the Company’s securities and the ability to raise future financing.

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The Company is subject to significant governmental regulations that affect its operations and costs of conducting its business and may not be able to obtain all required permits and licenses to place its properties into production.

The Company’s current and future operations, including exploration and development of the Mine, do and will require permits from governmental authorities and will be governed by laws and regulations, including:

●	laws and regulations governing mineral concession acquisition, prospecting, development, mining, and production;

●	laws and regulations related to exports, taxes, and fees;

●	labor standards and regulations related to occupational health and mine safety; and

●	environmental standards and regulations related to waste disposal, toxic substances, land use reclamation, and environmental protection.

Specifically, it may be necessary to obtain the following environmental permit or approved plan prior to commencement of mine operations:

●	Air quality operating permit

If this permit is required, there can be no assurance that the Company will be able to obtain them in a timely manner or at all.

Companies engaged in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations, and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. The Company cannot predict if all permits that it may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay its planned exploration and development activities. The Company may be required to compensate those suffering loss or damage by reason of the mineral exploration or its mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or its failure to comply with, such laws, regulations, and permits.

Existing and possible future laws, regulations, and permits governing operations and activities of exploration companies, or more stringent implementation of such laws, regulations and permits, could have a material adverse impact on the Company’s business and cause increases in capital expenditures or require abandonment or delays in exploration. The Mine is located in Northern Idaho and has numerous clearly defined regulations with respect to permitting mines, which could potentially impact the total time to market for the project.

The Company’s activities are subject to environmental laws and regulations that may increase its costs of doing business and restrict its operations.

Both mineral exploration and extraction require permits from various federal, state, and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that the Company will be able to obtain or maintain any of the permits required for the exploration of the mineral properties or for the construction and operation of the Mine at economically viable costs. If the Company cannot accomplish these objectives, its business could fail. The Company believes that it is in compliance with all material laws and regulations that currently apply to its activities but there can be no assurance that the Company can continue to remain in compliance. Current laws and regulations could be amended, and the Company might not be able to comply with them, as amended. Further, there can be no assurance that the Company will be able to obtain or maintain all permits necessary for its future operations, or that it will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, the Company may be delayed or prohibited from proceeding with planned exploration or development of the mineral properties.

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The Company’s activities are subject to extensive laws and regulations governing environmental protection. The Company is also subject to various reclamation-related conditions. Although the Company closely follows and believes it is operating in compliance with all applicable environmental regulations, there can be no assurance that all future requirements will be obtainable on reasonable terms. Failure to comply may result in enforcement actions causing operations to cease or be curtailed and may include corrective measures requiring capital expenditures. Intense lobbying over environmental concerns by non-governmental organizations has caused some governments to cancel or restrict development of mining projects. Current publicized concern over climate change may lead to carbon taxes, requirements for carbon offset purchases or new regulation. The costs or likelihood of such potential issues to the Company cannot be estimated at this time.

The legal framework governing this area is constantly developing; therefore, the Company is unable to fully ascertain any future liability that may arise from the implementation of any new laws or regulations, although such laws and regulations are typically strict and may impose severe penalties (financial or otherwise). The proposed activities of the Company, as with any exploration company, may have an environmental impact that may result in unbudgeted delays, damage, loss and other costs and obligations, including, without limitation, rehabilitation and/or compensation. There is also a risk that the Company’s operations and financial position may be adversely affected by the actions of environmental groups or any other group or person opposed in general to the Company’s activities and, in particular, the proposed exploration and mining by the Company within the state of Idaho and the United States.

Environmental hazards unknown to the Company, which have been caused by previous or existing owners or operators of the Mine, may exist on the properties in which the Company holds an interest. Many of the properties in which the Company has ownership rights are located within the Coeur d’Alene Mining District, which is currently the site of a Federal Superfund cleanup project. It is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the Company’s business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, on its future joint venture partners, if any, and on its suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company’s ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will ultimately affect its financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in its industry could harm the Company’s reputation. The potential physical impacts of climate change on its operations are highly uncertain, could be particular to the geographic circumstances in areas in which the Company operates and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. These impacts may adversely impact the cost, production, and financial performance of the Company’s operations.

There are several governmental regulations that materially restrict mineral exploration. The Company will be subject to the federal regulations (environmental) and the laws of the State of Idaho as the Company carries out its exploration program. The Company may be required to obtain additional work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While the Company’s planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase its costs of doing business and prevent it from carrying out its exploration program.

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Land reclamation requirements for the Company’s properties may be burdensome and expensive.

Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long-term effects of land disturbance.

Reclamation may include requirements to:

●	control dispersion of potentially deleterious effluents;

●	treat ground and surface water to drinking water standards; and

●	reasonably re-establish pre-disturbance landforms and vegetation.

To date, the Company has not been subject to reclamation or bonding obligations in connection with its past or potential future development activities. If these obligations were to occur in the future, or if the Company is required to carry out reclamation work, the Company must allocate financial resources that might otherwise be spent on further exploration and development programs.

Social and environmental activism may have an adverse effect on the reputation and financial condition of the Company or its relationship with the communities in which it operates.

There is an increasing level of public concern relating to the effects of mining on the nature landscape, in communities and on the environment. Certain non-governmental organizations, public interest groups and reporting organizations (“NGOs”) that oppose resource development can be vocal critics of the mining industry. In addition, there have been many instances in which local community groups have opposed resource extraction activities, which have resulted in disruption and delays to the relevant operation. While the Company seeks to operate in a socially responsible manner and believes it has good relationships with local communities in the regions in which it operates, NGOs or local community organizations could direct adverse publicity against and/or disrupt the operations of the Company in respect of one or more of its properties, regardless of its successful compliance with social and environmental best practices, due to political factors or activities of unrelated third parties on lands in which the Company has an interest or the Company’s operations specifically. Any such actions and the resulting media coverage could have an adverse effect on the reputation and financial condition of the Company or its relationships with the communities in which it operates, which could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects.

The mineral exploration and mining industry is highly competitive.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than those of the Company, the Company may be unable to acquire additional properties or obtain financing on terms it considers acceptable. The Company also competes with other mining companies in the recruitment and retention of qualified managerial and technical employees. If the Company is unable to successfully compete for qualified employees, its exploration and development programs may be slowed down or suspended. The Company competes with other companies that produce its planned commercial products for capital. If the Company is unable to raise sufficient capital, its exploration and development programs may be jeopardized or it may not be able to acquire, develop, or operate additional mining projects.

The silver industry is highly competitive, and the Company is required to compete with other corporations and business entities, many of which have greater resources than it does. Such corporations and other business entities could outbid the Company for potential projects or produce minerals at lower costs, which would have a negative effect on the Company’s operations.

Metal prices are highly volatile. If a profitable market for its metals does not exist, the Company may have to cease operations.

Mineral prices have been highly volatile and are affected by numerous international economic and political factors over which the Company has no control. The Company’s long-term success is highly dependent upon the price of silver, as the economic feasibility of any ore body discovered on its current property, or on other properties the Company may acquire in the future, would, in large part, be determined by the prevailing market price of the minerals. If a profitable market does not exist, the Company may have to cease operations.

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A shortage of equipment and supplies could adversely affect the Company’s ability to operate its business.

The Company is dependent on various supplies and equipment to carry out its mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on the Company’s ability to carry out its operations and could therefore limit, or increase the cost of, production.

Joint ventures and other partnerships, including offtake arrangements, may expose the Company to risks.

The Company may enter into joint ventures, partnership arrangements, or offtake agreements with other parties in relation to the exploration, development, and production of the properties in which the Company has an interest. Any failure of such other companies to meet their obligations to the Company or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the Company, the development and production at its properties, including the Mine, and on future joint ventures, if any, or their properties, and therefore could have a material adverse effect on its results of operations, financial performance, cash flows and the price of its common stock.

The Company may experience difficulty attracting and retaining qualified management to meet the needs of its anticipated growth, and the failure to manage its growth effectively could have a material adverse effect on its business and financial condition.

The success of the Company is currently largely dependent on the performance of its directors and officers. The loss of the services of any of these people could have a materially adverse effect on the Company’s business and prospects. There is no assurance the Company can maintain the services of its directors, officers or other qualified personnel required to operate its business. As the Company’s business activity grows, the Company will require additional key financial, administrative and mining personnel as well as additional operations staff. There can be no assurance that these efforts will be successful in attracting, training and retaining qualified personnel as competition for people with these skill sets increase. If the Company is not successful in attracting, training and retaining qualified personnel, the efficiency of its operations could be impaired, which could have an adverse impact on the Company’s operations and financial condition.

The Company is dependent on a relatively small number of key employees, including its Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”). The loss of any officer could have an adverse effect on the Company. The Company has no life insurance on any individual, and the Company may be unable to hire a suitable replacement for them on favorable terms, should that become necessary.

The Company may be subject to potential conflicts of interest with its directors and/or officers.

Certain directors and officers of the Company are or may become associated with other mining and/or mineral exploration and development companies, which may give rise to conflicts of interest. Directors who have a material interest in any person who is a party to a material contract or a proposed material contract with the Company are required, subject to certain exceptions, to disclose that interest and generally abstain from voting on any resolution to approve such a contract. In addition, directors and officers are required to act honestly and in good faith with a view to the best interests of the Company. Some of the directors and officers of the Company have either other full-time employment or other business or time restrictions placed on them and accordingly, the Company will not be the only business enterprise of these directors and officers. Further, any failure of the directors or officers of the Company to address these conflicts in an appropriate manner or to allocate opportunities that they become aware of to the Company could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects.

The Company’s results of operations could be affected by currency fluctuations.

The Company’s properties are currently all located in the U.S. and while most costs associated with these properties are paid in U.S. dollars, a significant amount of its administrative expenses are payable in Canadian dollars. There can be significant swings in the exchange rate between the U.S. dollar and the Canadian dollar. There are no plans at this time to hedge against any exchange rate fluctuations in currencies.

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Title to the Company’s properties may be subject to other claims that could affect its property rights and claims.

There are risks that title to the Company’s properties may be challenged or impugned. The Mine is located in Northern Idaho and may be subject to prior unrecorded agreements or transfers and title may be affected by undetected defects.

The Company may be unable to secure surface access or purchase required surface rights.

Although the Company obtains the rights to some or all of the minerals in the ground subject to the mineral tenures that the Company acquires, or has the right to acquire, in some cases the Company may not acquire any rights to, or ownership of, the surface to the areas covered by such mineral tenures. In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming. It is necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to access the surface and carry on mining activities, the Company will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore the Company may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, the Company may need to rely on the assistance of local officials or the courts in such jurisdiction, the outcomes of which cannot be predicted with any certainty. The Company’s inability to secure surface access or purchase required surface rights could materially and adversely affect its timing, cost, or overall ability to develop any mineral deposits the Company may locate.

The Company’s properties and operations may be subject to litigation or other claims.

From time to time the Company’s properties or operations may be subject to disputes that may result in litigation or other legal claims. The Company may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on the Company’s business and results of operations.

Mineral exploration and development is subject to extraordinary operating risks. The Company currently insures against these risks on a limited basis. In the event of a cave-in or similar occurrence, the Company’s liability may exceed its resources and insurance coverage, which would have an adverse impact on the Company.

Mineral exploration, development and production involve many risks. The Company’s operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if the Company discovers a mineral resource in commercially exploitable quantity, its operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which the Company cannot insure or against which the Company may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. As of the date hereof, the Company currently maintains commercial general liability insurance and umbrella liability insurance against these operating hazards, in connection with its exploration program. The payment of any liabilities that arise from any such occurrence that would not otherwise be covered under the current insurance policies would have a material adverse impact on the Company.

Mineral exploration and development are dependent on adequate infrastructure.

Exploration, development and processing activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important elements of infrastructure, which affect access, capital and operating costs. The lack of availability of acceptable terms or the delay in the availability of any one or more of these items could prevent or delay exploration or development of the Company’s mineral properties. If adequate infrastructure is not available in a timely manner, there can be no assurance that the exploration or development of the Company’s mineral properties will be commenced or completed on a timely basis, if at all. Furthermore, unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of necessary infrastructure could adversely affect the Company’s operations.

Exploration operations depend on adequate infrastructure. In particular, reliable power sources, water supply, transportation and surface facilities are necessary to explore and develop mineral projects. Failure to adequately meet these infrastructure requirements or changes in the cost of such requirements could affect the Company’s ability to carry out exploration and future development operations and could have a material adverse effect on the Company’s business, financial condition, results of operations, cash flows or prospects.

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The Company may purchase additional mining properties.

If the Company loses or abandons its interests in its mineral properties, there is no assurance that it will be able to acquire another mineral property of merit or that such an acquisition would be approved by the TSX-V, OTCQB or any other applicable securities exchange or marketplace. There is also no guarantee that the TSX-V, OTCQB or any other applicable securities exchange or marketplace will approve the acquisition of any additional properties by the Company, whether by way of an option or otherwise, should the Company wish to acquire any additional properties.

The Company’s operations are dependent on information technology systems that may be subject to network disruptions

The Company’s operations depend on information technology (“IT”) systems. These IT systems could be subject to network disruptions caused by a variety of sources, including computer viruses, security breaches and cyber-attacks, as well as disruptions resulting from incidents such as cable cuts, damage to physical plants, natural disasters, terrorism, fire, power loss, vandalism and theft. The Company’s operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact the Company’s reputation and results of operations.

Although to date the Company has not experienced any material losses relating to cyber-attacks or other information security breaches, there can be no assurance that the Company will not incur such losses in the future. The Company’s risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access remain a priority. As cyber threats continue to evolve, the Company may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

The Company is a reporting issuer and reporting requirements under applicable securities laws may increase legal and financial compliance costs.

The Company is subject to reporting requirements under applicable securities law, the listing and other requirements of the TSX-V, the OTCQB, the SEC and other applicable securities rules and regulations. Compliance with these requirements can increase legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on existing systems and resources. Among other things, the Company is required to file annual, quarterly and current reports with respect to its business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain and, if required, improve disclosure controls and procedures and internal controls over financial reporting to meet this standard, significant resources and management oversight is required. As a result, management’s attention may be diverted from other business concerns, which could harm the Company’s business and results of operations. The Company may need to hire additional employees to comply with these requirements in the future, which would increase its costs and expenses.

Risks Related to the Company’s Common Stock

The Company’s common stock price may be volatile and as a result, investors could lose all or part of their investment.

In addition to volatility associated with equity securities in general, the value of an investor’s investment could decline due to the impact of any of the following factors upon the market price of the Company’s common stock:

●	disappointing results from the Company’s exploration efforts;

●	decline in demand for its common stock;

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●	downward revisions in securities analysts’ estimates or changes in general market conditions;

●	technological innovations by competitors or in competing technologies;

●	investor perception of the Company’s industry or its prospects; and

●	general economic trends.

The Company’s common stock price on the TSX-V has experienced significant price and volume fluctuations. Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of the common stock. As a result, an investor may be unable to sell any common stock such investor acquires at a desired price.

Potential future sales under Rule 144 may depress the market price for the Company’s common stock.

In general, under Rule 144, a person who has satisfied a minimum holding period of between 6 months and one-year and any other applicable requirements of Rule 144 may thereafter sell such shares publicly. A significant number of the Company’s currently issued and outstanding shares of common stock held by existing shareholders, including officers and directors and other principal shareholders, are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of the Company’s common stock by its existing shareholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of its common stock in the over-the-counter market.

The Company’s common stock is currently deemed a “penny stock,” which may make it more difficult for investors to sell their shares of Company common stock.

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Company’s s securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, exclusive of their principal residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade its securities. The Company believes that the penny stock rules may discourage investor interest in and limit the marketability of its common stock.

The Company has never paid dividends on its common stock.

The Company has not paid dividends on its common stock to date and does not expect to pay dividends for the foreseeable future. The Company intends to retain its initial earnings, if any, to finance its operations. Any future dividends on common stock will depend upon the Company’s earnings, its then-existing financial requirements, and other factors, and will be at the discretion of the Company’s board of directors.

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FINRA has adopted sales practice requirements, which may also limit an investor’s ability to buy and sell the Company’s common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy the Company’s common stock, which may limit an investor’s ability to buy and sell its stock and have an adverse effect on the market for the common stock.

Investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share of common stock if the Company issues additional employee/director/consultant options or if the Company sells additional shares of common stock and/or warrants to finance its operations.

In order to further expand the Company’s operations and meet its objectives, any additional growth and/or expanded exploration activity will likely need to be financed through sale and issuance of additional common stock, including, but not limited to, raising funds to explore the Mine. Furthermore, to finance any acquisition activity, should that activity be properly approved, and depending on the outcome of its exploration programs, the Company likely will also need to issue additional common stock to finance future acquisitions, growth, and/or additional exploration programs of any or all of its projects or to acquire additional properties. The Company will also in the future grant some or all of its directors, officers, and key employees and/or consultants options to purchase common stock as non-cash incentives. The issuance of any equity securities could, and the issuance of any additional shares of common stock will, cause the Company’s existing shareholders to experience dilution of their ownership interests.

If the Company issues additional shares of common stock or decides to enter into joint ventures with other parties in order to raise financing through the sale of equity securities, investors’ interests in the Company will be diluted and investors may suffer dilution in their net book value per share, depending on the price at which such securities are sold.

The issuance of additional shares of common stock may negatively impact the trading price of the Company’s securities.

The Company has issued common stock in the past and will continue to issue common stock to finance its activities in the future. In addition, newly issued or outstanding options, warrants, and broker warrants to purchase shares of common stock may be exercised, resulting in the issuance of additional common stock. Any such issuance of additional common stock would result in dilution to the Company’s shareholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of the common stock.

The Company’s common stock could be influenced by research and reports that industry or securities analysts may be published.

The trading market for the Company’s common stock could be influenced by research and reports that industry and/or securities analysts may publish about the Company, its business, the market or its competitors. The Company does not have any control over these analysts and cannot assure that such analysts will cover the Company or provide favorable coverage. If any of the analysts who may cover the Company’s business adversely change their recommendation regarding the Company’s stock, or provide more favorable relative recommendations about its competitors, the stock price would likely decline. If any analysts who may cover the Company’s business were to cease coverage or fail to regularly publish reports on the Company, it could lose visibility in the financial markets, which in turn could cause the stock price or trading volume to decline.

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The Company is subject to the continued listing or trading criteria of the TSX-V and the OTCQB, and its failure to satisfy these criteria may result in delisting or removal of trading of its common stock from the TSX-V and the OTCQB.

The Company’s common stock is currently listed for trading on the TSX-V and quoted on the OTCQB. In order to maintain the listing on the TSX-V and the quotation on the OTCQB or any other securities exchange or marketplace, the Company must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges or marketplaces may delist or cease to quote the securities of any issuer if, in the exchange’s opinion, the Company’s financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if the Company sells or disposes of its principal operating assets or ceases to be an operating company; if the Company fails to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the TSX-V, the OTCQB or any other exchange or quotation service were to delist or cease to quote the Company’s common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the common stock, reduced liquidity, decreased analyst coverage, and/or an inability for the Company to obtain additional financing to fund its operations.

The Company faces risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, referred to as Section 404, materially increase the Company’s legal and financial compliance costs and make certain activities more time-consuming and burdensome.

Risks Related to the Offering

Resales of our common stock in the public market may cause the trading price to fall.

Resales of a substantial number of shares of our common stock could depress the trading price of our common stock. The resale by the selling stockholders of common stock or common stock issuable upon exercise of warrants could reduce the trading price of the stock and could result in resales of our common stock by our other current stockholders. If our stockholders sell substantial amounts of our common stock in the public market after the date hereof, the trading price of our common stock could fall.

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DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Except for statements of historical facts, this prospectus contains forward-looking statements involving risks and uncertainties. The words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions or variations thereof are intended to forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this registration statement on Form S-1 entitled “Risk Factors”) relating to the Registrant’s industry, the Registrant’s operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward-looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Registrant’s financial statements and the related notes included in this registration statement on Form S-1.

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USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our common stock by the selling shareholders listed in the “Selling shareholders and Certain Beneficial Owners” section below, and their transferees. We will not receive any proceeds from any sale of our common stock by the selling shareholders. We will receive the exercise price of the warrants. Any proceeds received from exercise of warrants will be used for payment of general corporate and operating expenses.

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DESCRIPTION OF THE COMPANY’S BUSINESS

The Bunker Hill Mine

The Mine is one of the most well-known base metal and silver mines in American history. Initial discovery and development of the Mine property began in 1885, and from that time until the Mine closed in 1981 it produced over 35.8 million tons of ore at an average mined grade of 8.76% lead, 4.52 ounces per ton silver, and 3.67% zinc, which represented 162Moz of silver, 3.16M lbs. of lead and 1.35M lbs. of zinc (Bunker Limited Partnership, 1985). Throughout the 95-year operating history of the Mine, there were over 40 different lead-silver-zinc orebodies discovered and mined. Although known for its significant lead and zinc production, 45-50% of the Net Smelter Value of its historical production came from its silver. The Company and the Sullivan Mining Company had a strong history of regular dividend payments to shareholders from the time the Company went public in 1905 until it was acquired in a hostile takeover by Gulf Resources in 1968.

The Mine and Smelter Complex were closed in 1981 when Gulf Resources was not able to continue to comply with new regulatory structures brought on by the passage of environmental statutes and as then enforced by the EPA. At closure it was estimated to still contain significant mineral resources (Bunker Limited Partnership, 1985). The Bunker Hill Lead Smelter, Electrolytic Zinc Plant and historic milling facilities were demolished in or around 1986, and the area became part of the “National Priority List” for cleanup under EPA regulations. The cleanup of the smelter, zinc plant, and associated sites has been completed, and management believes the Mine is well positioned for development and an eventual return to production.

Property Map of Bunker Hill Mine Land Ownership

A more detailed description of the Mine can be found in the “Technical Report Summary” section of this report, including the current mineral resource estimate, mineral reserves, an economic summary, property description and ownership, geology and mineralization, environmental studies and permitting, metallurgical testing, mining method, recovery methods, and current exploration and development.

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Restart Project Activities

In early 2020, a new management team comprised of former executives from Barrick Gold Corp. assumed leadership of the Company. Since that time, the Company has conducted multiple exploration campaigns, published multiple economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, the Company announced a project finance package with Sprott Private Resource Streaming & Royalty Corp., an amended Settlement Agreement with the EPA, and the purchase of the Bunker Hill Mine, setting the stage for a restart of the Mine.

In January 2022, with the closing of the purchase of the Bunker Hill Mine, the funding of the $8,000,000 Royalty Convertible Debenture and $6,000,000 Series Convertible Debenture, and the announcement of an MOU for the purchase of the Pend Oreille process plant from a subsidiary of Teck Resources Limited, the Company embarked on a program of activities with the goal of achieving a restart of the Mine.

Technical Report Summary

The following summary is extracted from the S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur D’Alene Mining District Shoshone County, Idaho, USA with a Report Date of April 14, 2023 and an Effective Date of August 29, 2022 (the “TRS”). The following information does not purport to be a complete summary of the Technical Report Summary, is subject to all the assumptions, qualifications and procedures set out in the Technical Report and is qualified in its entirety with reference to the full text of the Technical Report Summary. Each of the Qualified Persons of the Technical Report Summary is an independent qualified person under the definitions of Item 1300 of Regulation S-K (each a “Qualified Person,” and together the “Qualified Persons”) and have approved the summary of the Technical Report Summary below.

Summary

The Technical Report Summary describes the mining and processing operations at the Company’s 100% owned Bunker Hill Mine located near the town of Kellogg, Idaho.

The Technical Report Summary considers a processing approach at Bunker where lead (Pb), silver (Ag) and zinc (Zn) mineralization is mined underground. Mineralized material will be conventionally milled and then concentrated by flotation of lead and silver followed by flotation of zinc. Metal rich concentrates will then be sold to smelters in North America or overseas. Mill tailings will be deposited underground in the historic mining voids located throughout the project.

Economic and Life of Mine highlights of the Technical Report Summary are listed in Table 1-3 and Table 1-4. Table 1-1 lists the mineral resource estimate for the Bunker Hill Mine and Table 1-2 lists the mineral reserves for the Bunker Hill Mine. Mineral resources are not mineral reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the mineral resources will be converted into mineral reserves.

Quality Assurance/Quality Control

BHMC internal controls were employed on the 5,067 samples collected during the data verification and drilling programs. Various laboratories were used in the analytical process and the results verified using industry accepted Quality Assurance and Quality Control procedures (QAQC). QAQC procedures included the submission of blanks and certified standard reference material with the submittal of samples. Blanks were analyzed in order to verify the accuracy of the sample preparation process. Certified standard reference material results were evaluated in order to assess the accuracy of the laboratory assaying procedure. Additionally, preparation duplicates were submitted in order to assess the accuracy of sample collection at the project site. Any failures from expected results were addressed and explained before being used for mineral resource estimates.

Risks and uncertainties exist in the quantification of the spatial distribution on mineralization. These risks are inherent in estimation of mineral resources. Samples themselves have uncertainty related to sampling collection errors and the homogeneity of the deposit. Wider spaced drilling has more uncertainty than closely spaced drilling. Capping of high-grade outliers was used to ensure that the mineral content of the deposit was not over stated. High grade outlier samples will tend to overestimate the metal content of the mineral deposit. The block model for the deposit was constructed using sufficient sized blocks to account for mining dilution and uncertainties related to the actual physical distribution of mineralization. Domains were utilized to minimize the estimation of mineralization into rock units that do not host mineralization. These underlying factors and risks were considered in the final conclusion of the mineral resource estimate.

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Mineral Resource Estimate

Geostatistics and estimates of mineralization were prepared by Resource Development Associates Inc. Industry accepted grade estimation techniques were used to develop global mineralization block models for the Newgard, Quill and UTZ zones. The mineral resource estimate considers underground mining and mill processing as a basis for reasonable prospects of eventual economic extraction. The total mineral resource estimate for the Bunker Hill Mine is listed in Table 1-1 at a cutoff grade of net smelter return (NSR) 70 $/ton. Mineral Resources are classified according to Item 1302(d)(1)(iii)(A) of Regulation S-K.

Table 1-1 Bunker Hill Mine Mineral Resource Estimate (Exclusive of Mineral Reserves), December 31, 2023 – Resource Development Associates Inc.

(1)	The mineral resource estimate was prepared by Resource Development Associates Inc.
(2)	Measured, Indicated and Inferred classifications are classified according to Item 1302(d)(1)(iii)(A) of Regulation S-K.
(3)	Mineral resources that are not mineral reserves do not have demonstrated economic viability.
(4)	Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in US$/t (i.e., NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs)). For the mineral resource estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb, respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.
(5)	Mineral resources are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.
(6)	Historic mining voids, stopes and development drifting have been depleted from the mineral resource estimate.
(7)	Totals may not add up due to rounding.
(8)	Mineral resources are reported exclusive of mineral reserves. The reserves disclosed in the report represent measured mineral resources and indicated resources that were evaluated with modifying factors related to underground mining.
(9)	The point of reference for mineral resources is in situ mineralization.

Mineral Reserves

Mineral reserves have been estimated for the Quill, Newgard and UTZ sections of the Project. Measured and indicated mineral resources were converted to probable mineral reserves for the Mine. Measured mineral resources were converted to probable mineral reserves because of uncertainties associated with modifying factors that were taken into account in the conversion from mineral resources to mineral reserves.

Measured and indicated mineral resources were converted to probable mineral reserves by evaluating operating cost, projected metal revenues and estimated stope shapes and geometries. The general widths, plunge and shape of the Quill and Newgard mineralization lends itself well to transverse (perpendicular to strike) long hole open stoping (LHOS) with fill utilizing rubber tire equipment. The UTZ deposit is more amenable to cut-and-fill (CF) methods due to its shape and geometry. Extraction of the planned mine shapes is assumed to be 100% of the NSR $80/ton plan. Breakeven NSR is $70/ton for LHOS and $75/ton for cut-and-fill stopes.

Mineral reserves were classified in accordance with Item 1302(e)(2) of Regulation S-K. The mineral reserve statement is presented in Table 1-2. Mineral reserves are estimated at an NSR value cutoff of $80/short ton at the reference point of saleable mill concentrates with an effective date of August 29, 2022.

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Table 1-2 Bunker Hill Mineral Reserve Estimate, December 31, 2023 – Minetech, USA, LLC

(1)	Planned dilution is zero grade waste included in the designed stope shapes and probable tonnages.
(2)	Unplanned dilution is 5% external dilution added at zero grade.
(3)	Mineral reserves stated are inclusive of all above mentioned dilutions and are factored for ore loss due to mining activities.
(4)	Net smelter return (NSR) is defined as the return from sales of concentrates, expressed in US$/t (i.e., NSR = (Contained metal) * (Metallurgical recoveries) * (Metal Payability %) * (Metal prices) – (Treatment, refining, transport and other selling costs)). For the mineral reserve estimate, NSR values were calculated using updated open-cycle metallurgical results including recoveries of 85.1%, 84.2% and 88.2% for Zn, Ag and Pb, respectively, and concentrate grades of 58% Zn in zinc concentrate, and 67% Pb and 12.13 oz/ton Ag in lead concentrate.
(5)	Mineral reserves are estimated using a zinc price of $1.20 per pound, silver price of $20.00 per ounce, and lead price of $1.00 per pound.
(6)	Historic mining voids, stopes and development drifting have been depleted from the mineral reserve estimate.
(7)	Totals may not add up due to rounding.

Economic Summary

The summary of the current projected financial performance of the Bunker Hill Mine is listed in Table 1-3. Sensitivities are summarized in Table 1-4.

Table 1-3 Bunker Hill Project Economic Summary

Year	Initial Capex	1	2	3	4	5	TOTAL	ANNUAL AVERAGE
Metal Prices
Zinc ($/lb)	1.5	1.4	1.3	1.25	1.25	1.25	1.29	1.29
Lead ($/lb)	0.95	0.95	0.95	0.95	0.95	0.95	0.95	0.95
Silver ($/oz)	22	22	22	21.5	21.5	21.5	21.7	21.7
Mine plan
Ore mined (kt)	77	652	655	655	655	665	3,360	657
Zinc grade (%)	5.90%	5.60%	4.70%	5.70%	5.70%	5.90%	5.50%	5.50%
Lead grade (%)	2.10%	2.40%	2.70%	2.90%	2.40%	1.90%	2.50%	2.50%
Silver grade (oz/t)	0.5	0.7	1.3	1.4	1.2	0.8	1.1	1.1
Zinc eq grade (%)	7.70%	8.00%	8.10%	9.40%	8.80%	8.20%	8.50%	8.50%
Production
Zinc concentrate (t)	6,671	53,504	44,852	54,997	55,061	57,909	272,995	53,265
Lead concentrate (t)	2,091	20,945	23,577	25,078	20,955	16,605	109,251	21,432
Zn grade - Zn conc (%)	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%	58.00%

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Year	Initial Capex	1	2	3	4	5	TOTAL	ANNUAL AVERAGE
Pb grade - Pb conc (%)	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%	67.00%
Ag grade - Pb conc (oz/t)	14.4	18.6	31.5	30.1	31	27.4	27.6	27.7
Zn prod. - Zn conc (klbs)	7,738	62,065	52,029	63,796	63,871	67,174	316,674	61,787
Pb prod. - Pb conc (klbs)	2,802	28,067	31,593	33,605	28,080	22,251	146,397	28,719
Ag prod. - Pb conc (koz)	30	390	742	754	649	455	3,020	598
Zinc eq produced (klbs)	9,954	87,233	87,679	102,310	96,375	91,909	475,460	93,101
Cost metrics
Mining ($/t)		35	38	37	35	41	37	37
Processing ($/t)		21	21	21	21	21	21	21
G&A ($/t)		9	9	9	9	6	9	9
Opex - total ($/t)		65	68	67	65	69	67	67
Sustaining capex ($/t)		18	22	19	41	8	21	21
Cash costs: by-prod. ($/lb Zn payable)		0.61	0.42	0.36	0.45	0.64	0.5	0.5
AISC: by-prod. ($/lb Zn payable)		0.82	0.74	0.59	0.95	0.73	0.77	0.77
FCF & Valuation ($000’s)
Zinc revenue		73,857	57,492	67,784	67,863	71,373	338,368	67,674
Lead revenue		25,330	28,513	30,328	25,342	20,081	129,595	25,919
Silver revenue		7,900	15,515	15,406	13,256	9,260	61,337	12,267
Gross revenue		107,087	101,520	113,518	106,461	100,714	529,300	105,860
TC - Zinc conc		-16,257	-11,138	-13,657	-13,673	-14,380	-69,105	-13,821
TC - Lead conc		-3,698	-4,162	-4,428	-3,700	-2,932	-18,919	-3,784
RC - Lead conc		-449	-882	-896	-771	-538	-3,535	-707
Land freight		-2,193	-2,019	-2,360	-2,239	-2,192	-11,002	-2,200
Net smelter return		84,491	83,319	92,178	86,079	80,672	426,739	85,348
Mining costs		-22,828	-24,592	-23,971	-22,927	-27,454	-121,772	-24,354
Processing costs		-13,766	-13,842	-13,842	-13,842	-14,053	-69,346	-13,869
G&A costs		-6,050	-6,063	-6,063	-6,063	-4,257	-28,496	-5,699
EBITDA		41,847	38,822	48,302	43,247	34,908	207,126	41,425
Sustaining capex		-11,475	-14,127	-12,651	-26,982	-5,215	-70,450	-14,090
Initial capex	-54,853						-54,853	-
Land & salvage value						12,281	12,281	12,281
Pre-tax free cash flow	-54,853	30,372	24,695	35,650	16,266	41,974	94,103	29,791
Taxes	-511	-1,394	-1,382	-2,218	-1,155	-1,224	-7,884	-1,475
Free cash flow	-55,364	28,978	23,313	33,432	15,111	40,750	86,219	28,317
NPV (5%)	62,826
NPV (8%)	51,813
IRR (%)	36.00%
Payback (years)	2.1		’

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Table 1-4 Sensitivity Analysis

Property Description and Ownership

The Bunker Hill Mine is located in Shoshone County, Idaho with portions of the Mine located within the cities of Kellogg and Wardner, Idaho in northwestern USA. The Kellogg Tunnel, which is the main access to the Mine, is located at 47.53611°N latitude, 116.1381W longitude. The approximate elevation for the above cited coordinates is 2366 ft.

On December 15, 2021 BHMC signed a Purchase and Sale Agreement (PSA) with Placer Mining Corporation and both William and Shirley Pangburn to acquire full ownership of the subsequently listed mineral titles in addition to other surface rights and real property associated with land and structures of the Bunker Hill Mine.

On January 7, 2022, the Company closed the purchase of the Bunker Hill Mine. Mine assets were purchased for $7,700,000, with $300,000 of previous lease payments and a deposit of $2,000,000 applied to the purchase, resulting in cash paid at closing of approximately $5,400,000. The EPA obligation of $19,000,000 was assumed by Bunker Hill as part of the acquisition.

Geology and Mineralization

The Northern Idaho Panhandle Region in which the Bunker Hill Mine is located is underlain by the Middle Proterozoic-aged Belt-Purcell Supergroup of fine-grained, dominantly siliciclastic sedimentary rocks, which extends from western Montana (locally named the Belt Supergroup) to southern British Columbia (locally named the Purcell Supergroup) and is collectively over 23,000 feet in total stratigraphic thickness.

Mineralization at the Bunker Hill Mine is hosted almost exclusively in the Upper Revett formation of the Ravalli Group, a part of the Belt Supergroup of Middle Proterozoic-aged, fine-grained sediments. Geologic mapping and interpretation progressed by leaps and bounds following the recognition of a predictable stratigraphic section at the Bunker Hill Mine and enabled the measurement of specific offsets across major faults, discussed in the following section. From an exploration and mining perspective, there were two critical conclusions from this research: all significant mineralized shoots are hosted in quartzite units where they are cut by vein structures, and the location of the quartzite units can be projected up and down section, and across fault offsets, to target extensions and offsets of known mineralized shoots and veins.

Mineralization at Bunker Hill Mine falls in four categories, described below from oldest to youngest events:

Bluebird Veins (BB): W-NW striking, SW-dipping, variable ratio of sphalerite-pyrite-siderite mineralization. Thick, tabular cores with gradational margins bleeding out along bedding and fractures.

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Stringer/Disseminated Zones: Disseminated, fracture controlled and bedding controlled blebs and stringer mineralization associated with Bluebird structures, commonly as halos to vein-like bodies or as isolated areas where brecciated quartzite beds are intersected by the W-NW structure and fold fabrics.

Galena-Quartz Veins (GQ): E to NE striking, S to SE dipping, quartz-argentiferous galena +/-siderite-sphalerite-chalcopyrite-tetrahedrite veins, sinuous-planar with sharp margins, cross-cut Bluebird veins.

Hybrid Zones: Formed at intersections where GQ veins cut BB veins, with open space deposition of sulfides and quartz in the vein refraction in quartzite beds, and replacement of siderite in the BB vein structure by argentiferous galena from the GQ vein.

Environmental Studies and Permitting

Because the Mine is on patented mining claims (privately-owned land), only a limited number of permits are required for mining and milling operations. These relate to (1) air quality and emissions from crushing, milling and processing and (2) any refurbishment of surface buildings that may require construction permits.

The Bunker Hill Mine is located within the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921). Cleanup activities have been completed in Operable Unit 2 of the Bunker Hill Superfund Site where the Mine is located, though water treatment continues at the Central Treatment Plant (the “CTP”) located near Bunker Hill Mine. The CTP is owned by the EPA and is operated by its contractors.

BHMC entered into a Settlement Agreement and Order on Consent with the EPA and the DOJ on May 14, 2018. Section 9, Paragraph 33 of that agreement stipulates that BHMC must obtain a National Pollutant Discharge Elimination System (“NPDES”) permit for effluent discharged by Bunker Hill Mine by May 14, 2023. This obligation exists and the deadline will occur at a point in time where restart activities are planned to occur.

BHMC will initiate a voluntary Environmental, Social and Health Impact Assessment (“ESHIA”) for the activities described in the Technical Report Summary and for its business model as a whole. This study is projected for completion in 2024 and will conform to ISO, IFC and GRI standards.

Metallurgical Testing

Resource Development Inc. (Rdi) initiated metallurgical test work on three samples designated Newgard, Quill and Utz, with the primary objective of determining the process flowsheet and the metal recoveries and concentrate grades. Flotation testing was completed through locked-cycle testing, the results of which are displayed in Table 1-5.

Table 1-5 Summary of Locked-Cycle Flotation Test Results

The open-cycle and locked-cycle tests were completed at a primary grind of P80 270 mesh for rougher flotation. Rougher scavenger flotation was included in both the lead and zinc circuits to increase the amount of value sent to the cleaner stages. Regrind of the lead rougher concentrate with a pebble mill was completed to a particle size of approximately P80 400 mesh for cleaner flotation. No regrind was completed with the zinc rougher concentrate.

BHMC has contracted SGS Canada Inc (SGS) to conduct a metallurgical study to further evaluate and optimize metal recovery for the Bunker Hill Project. The primary objective of the test program is to complete metallurgical test work to improve met results over the Pre-feasibility Study (PFS) performed by Rdi for the Bunker Hill Project.

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Figure 1-1 Locked-Cycle Test Process Flowsheet

Mining Method

Long-hole stoping with fill (LHOS), cut-and-fill and possibly room-and-pillar mining with fill are the only methods viable for sustained operations today. LHOS is the preferred mining method with limited cut-and-fill mining at Bunker Hill Mine. Room-and-pillar mining is not in the current plan. Timbered ground support has been replaced with newer ground support technology of rock bolts, mesh, shotcrete and steel sets as required.

Beginning in October 2021 and completed in April 2022, BHMC conducted a geotechnical investigation of the underground conditions at the Bunker Hill Mine. Data collection involved a data analysis of rock quality designation (RQD) values logged with previous exploration drilling, geotechnical logging of recently drilled rock cores and an extensive investigation of pre-existing underground excavations and development. Ground conditions are generally good to excellent at Bunker Hill Mine and the rest of the mines in the Silver Valley. Bunker Hill Mine does not have a history of rock burst events that are frequent in the deeper mines to the east.

Recovery Methods

Bunker Hill plans to re-construct a crush-grind-flotation-concentration mill from the nearby Pend Oreille (PO) mine in northern Washington on the Bunker Hill Kellogg Mine Yard. The future structures to house the grind-flotation-concentration circuit, the secondary crushing circuit and concentrate storage facilities will need to be constructed.

The process consists of a primary and secondary ore crushing circuit, then a primary grinding circuit followed by two separate flotation circuits to recover lead, zinc, silver and gold into two separate concentrate products: a lead, silver, gold concentrate and a zinc concentrate. Approximately 648,000 short tons of ore will be processed a year at a rate of 1,800 short tons per day (stpd), or 79 short tons per hour (stph) at 95% availability.

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Figure 1-2 Bunker Hill Process Flowsheet

Current Exploration and Development

Bunker Hill has a rare exploration opportunity available at the Bunker Hill Mine and has embarked on a new path to fully maximize the potential. A treasure trove of geologic and production data has been organized and preserved in good condition in the mine office since the shutdown of major mine operations in the early 1980s. This data represents 70+ years of proper scientific data and sample collection, with high standards of accuracy and precision that were generally at or above industry standards at the time.

The Company saw the wealth of information that was available but not readily usable and embarked on a scanning and digitizing program. From this, the Company was able to build a three-dimensional (3D) digital model of the mine workings and 3D surfaces and solids of important geologic features. To add to this, all of the historic drill core lithology logs and assay data (>2900 holes) was entered into a database and imported with the other data into Maptek Vulcan 3D software.

In addition to both continued geologic digitization and the completed 2021 exploration drill program, the Company has performed a geophysical survey over the summer of 2021. The survey was conducted as a ground geophysical 3DIP survey through DIAS Geophysical Ltd out of Saskatoon, Saskatchewan.

Conclusions

The Pre-Feasibility level analyses demonstrates that the restart of the Bunker Hill Mine can reasonably be expected to generate a positive return on investment with an after-tax internal rate of return (IRR) of 36% based on the reserves presented. It is reasonable to expect the conversion of Inferred resources to Indicated resources and indicated resources to measured resources to continue. Inferred mineral resources are considered too geologically speculative to have economic considerations applied to them to be classified as a mineral reserve.

The Technical Report Summary is based on all available technical and scientific data available as of August 29, 2022. Mineral resources are considered by the QP to meet the reasonable prospects of eventual economic extraction due two main factors: (1) cut-off grades are based on scientific data and assumptions related to the project and (2) mineral resources are estimated only within blocks of mineralization that have been accessible in the past by mining operations as well as by using generally accepted mining and processing costs that are similar to many projects in Idaho.

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Recommendations

Continued analysis and interpretation of the geophysical survey results should aid to guide future exploration activities outside of historical mine working areas. Additional exploration drilling, with the advancement of underground mine development, is also advised due to the proximity of future development to under-explored areas of historical workings. Continued digitization and interpretation of historical mapping and research will aid to guide future underground and surface exploration activities.

Completion of issued for construction (IFC) level drawings for the mineral processing facilities is recommended.

Completion of IFC-level engineering drawings related to the paste backfill plant are recommended. Final tails product material generated from additional metallurgical testing will work to optimize binder compositions and have the potential to reduce backfill operating expenses or costs.

Additional geotechnical studies are recommended with the advancement of underground development. Continued geotechnical diamond drilling associated with future resource delineation and exploration drilling activities will provide a better sample set for rock strength testing and geotechnical logging. Future underground development will also allow for the investigation of previously mined areas and association of historical span allowances based on previous ground support methods.

Additional resource delineation and conversion drilling and mine block modeling should continue to increase the conversion of Inferred to Indicated Resources.

Table 1-6 Proposed Work Program to Advance Bunker Hill

Activity	Amount ($ in millions)
Geophysical Interpretation and Additional Geophysics	$0.05
Environmental Studies	$0.03
Geotechnical Studies	$0.15
Mill and Process Plant Engineering	$1.70
Hydraulic Backfill and Tailing Placement Engineering	$0.50
Total Recommended Budget	$2.43

Project Infrastructure

The Bunker Hill complex is a mature mine with much of the underground infrastructure and development still in place. The mill, smelter and tailing impoundment have been removed, and these sites have been reclaimed. Part of the reclamation included surface water diversion structures, which are still in use and are maintained in good condition. The original Bunker Hill mine offices, car and maintenance shops, and change house are located near the Kellogg Tunnel (KT) portal and are in serviceable condition.

Bunker Hill is located in Kellogg, Idaho, along the Interstate 90 corridor on the west side of what is traditionally known as the Silver Valley. It is 60 miles from the Spokane, Washington airport to the west and 125 miles to the Missoula, Montana airport to the east. The Silver Valley of north Idaho is a desirable place to live and is home to an enthusiastic and talented underground mining work force.

Mine power requirements have been met and completed with the Avista Kellogg substation, located next to the Bunker Hill main offices supplying power to the Mine and other local consumers. There are two existing distribution lines now supplying the Mine from the Kellogg Avista substation. One feeds the surface mine facilities and the underground loads from the Kellogg side, and the other feeds the Wardner mine yard and facilities. The current three-phase 2.5 kilovolt (kV) mine distribution system on the Kellogg side has been upgraded to three-phase 13.2kV during the year ended December 31, 2023.

Mine discharge water now gravity drains out the nine-level through the Kellogg Tunnel via a ditch adjacent to the rail line to the portal. It is then routed to a water treatment plant constructed by the EPA and currently operated by the Idaho Department of Environmental Quality (IDEQ).

BHMC commissioned Patterson & Cooke North America to perform tradeoff studies for costing and operating the mine backfill and tailing placement facilities. Results from the tradeoff studies led to the location of the plant on surface, both adjacent to the mill and at Wardner. Tailings thickening will take place inside the mill/process facility building, with the underflow being pumped to the tailings filtration plant located adjacent to the mill/process building. Vacuum filtration will take the thickened tailings and produce a filter cake material, which will be deposited and stored in a load-out facility at the plant. A surface loader will transfer the filter cake tailings into overland haul trucks to deliver the material up to the Wardner side of operations along the return route from run-of-mine (ROM) ore haulage. Once delivered to the storage facility at Wardner, material will be loaded into the paste plant, combined with an ordinary cement binder, and subsequently pumped underground via a reticulated piping system.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this report, including statements in the following discussion, are what are known as “forward looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since no one can accurately predict the future. Words such as “plans,” “intends,” “will,” “hopes,” “seeks,” “anticipates,” “expects” and the like often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward looking statements include statements concerning the Company’s plans and objectives with respect to the present and future operations of the Company, and statements which express or imply that such present and future operations will or may produce revenues, income or profits. Numerous factors and future events could cause the Company to change such plans and objectives or fail to successfully implement such plans or achieve such objectives, or cause such present and future operations to fail to produce revenues, income or profits. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this report and in the Company’s other filings with the SEC. No statements contained in the following discussion should be construed as a guarantee or assurance of future performance or future results.

Background and Overview

The Company’s sole focus is the development and restart of its 100% owned flagship asset, the Bunker Hill mine (the “Bunker Hill Mine” or the “Mine”), in Idaho, USA. The Mine remains the largest single producing mine by tonnage in the Silver Valley region of northwest Idaho, producing over 165 million ounces of silver and 5 million tons of base metals between 1885 and 1981. The Bunker Hill Mine is located within Operable Unit 2 of the Bunker Hill Superfund site (EPA National Priorities Listing IDD048340921), where cleanup activities have been completed. Production is expected to commence in 2024.

Since early 2020, the Company has conducted multiple exploration campaigns, published multiple economic studies and mineral resource estimates, and advanced the rehabilitation and development of the Mine. In December 2021, the Company announced a project finance package with Sprott Private Resource Streaming & Royalty Corp., an amended Settlement Agreement with the EPA, and the purchase of the Bunker Hill Mine. In 2022, the Company completed the purchase of a package of equipment and parts inventory from Teck Resources Limited’s (“Teck”) Pend Oreille operation. The package comprises substantially all the mineral processing equipment including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill site, and total inventory of components and parts for the mill, assay lab, conveyer, field instruments, and electrical spares.

The Company has moved into the development stage concurrent with (i) purchasing the Mine and a process plant, (ii) completing successive technical and economic studies, including a Prefeasibility Study, (iii) delineating mineral reserves, and (iv) conducting the program of activities to restart the mine.

In June 2023, the Company closed an upsized and improved $67,000,000 project finance package with Sprott, consisting of a $46,000,000 stream and a $21,000,000 new debt facility. The Company believes that this project finance package will be sufficient to complete the development and construction activities to restart the Mine.

The Bunker Hill Mine restart is expected to take place in 2024, with first concentrate production targeted for the fourth quarter of 2024. However, the estimated timing of Bunker Hill Mine restart is subject to change based on factors beyond the Company’s control, including but not limited to supply chain dynamics.

Results of Operations

The following discussion and analysis provide information that is believed to be relevant to an assessment and understanding of the results of operation and financial condition of the Company for the years ended December 31, 2022 and 2023. Unless otherwise stated, all figures herein are expressed in U.S. dollars, which is the Company’s functional currency.

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Comparison of the year ended December 31, 2023 and the year ended December 31, 2022

Revenue

During the year ended December 31, 2023, the Company generated no revenue (year ended December 31, 2022 - $nil).

Expenses

During the year ended December 31, 2023, the Company reported total operating expenses of $11,600,574 as compared to total operating expenses of $16,487,161 for the year ended December 31, 2022.

The decrease in total operating expenses was primarily due to (i) a decrease in mine preparation expenses of $7,827,656 (ii) a decrease in consulting and wages expenses of $1,872,392 (iii) partially offset by an increase in operation and administration expenses of $4,112,443 in the year ended December 31, 2023 compared to the year ended December 31, 2022. Mine preparation expenses were $nil in the year ended December 31, 2023, primarily as a result of the Company determining that all costs directly attributed to the mine after September 30, 2022 (upon the release of the prefeasibility study) constituted mine development costs (capitalized to non-current assets) instead of mine preparation costs (expense) given the existence of probable mineral reserves and an economic study incorporating them. The decrease in consulting and wages expenses was impacted by a lower volume of transactions and a lower bonus accrual in the year ended December 31, 2023, as compared to the year ended December 31, 2022. Operation and administration expenses increased due to increased activities at site, such as maintenance.

Net Income and Comprehensive Income

The Company had net loss of $13,432,539 for the year ended December 31, 2023 (net income of $898,591 for the year ended December 31, 2022). The decrease in net income was due to a decrease in the gain recorded due to change in derivative liability of $13,336,366 (gain of $2,360,025 and gain of $15,696,391 for the year ended December 31, 2023, and 2022 respectively). The decrease in net income was further increased by a higher interest expense in the year ended December 31, 2023 ($7,124,527) compared to the year ended December 31, 2022 (3,382,559), due to the issuance of the Stream obligation in June 2023. The change in net loss was also impacted by a decrease of $1,462,230 gain on extinguishment in debt in the year ended December 31, 2023, compared to the year ended December 31, 2022. A gain of $7,151,873 was recognized in the year ended December 31, 2023, relating to the sale of mineral properties, compared with a $8,614,103 gain on EPA settlement in the year ended December 31, 2022. Net loss for the year ended December 31, 2023, included a loss on modification of debt of 3,228,525, mostly relating to the Stream, compared to $nil for the year ended December 31, 2022. Net loss for the year ended December 31, 2023, also included the initial recognition of a deferred tax liability and corresponding deferred tax expense relating to the closing of the stream transaction ($2,588,590 for the year ended December 31, 2023, compared to $nil for the year ended December 31, 2022).

The decrease in net income was offset by the inclusion of $1,107,093 of interest income for the year ended December 31, 2023, compared to $nil for the year ended December 31, 2022. Additionally, items offsetting the decrease in net income was the decrease in operating expenses, as described above, and the decrease in debenture financing costs of $1,230,540 ($nil for the year ended December 31, 2023, compared to $1,230,540 for the year ended December 31, 2022). The decrease in net income was further offset by an increase in the gain recorded due to change in convertible debentures of $2,814,313 (gain of $1,673,776 and loss of $1,140,537 for the year ended December 31, 2023, and 2022 respectively). The gain in fair value that occurred in 2023 was driven by a decline in the Company’s share price. The loss that occurred in 2022 was driven by the increase in likelihood of the RCD being converted into a Royalty.

The Company had comprehensive loss of $12,877,752 for the year ended December 31, 2023 (comprehensive income of $1,152,466 for the year ended December 31, 2022). Comprehensive loss for the year ended December 31, 2023, is inclusive of a $554,787 gain on change in fair value on own credit risk ($253,875 for the year ended December 31, 2022) relating to the convertible debentures outstanding into during the year ended December 31, 2023, due to the Company’s credit rating improving in the same period primarily due to the closing of the $46,000,000 Stream.

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Liquidity and Capital Resources

Current Assets and Total Assets

As of December 31, 2023, the Company had total current assets of $27,176,997, compared to total current assets of $7,741,052 at December 31, 2022 – an increase of $19,435,945; and total assets of $61,989,678, compared to total assets of $32,929,892 at December 31, 2022 – an increase of $29,059,786. The increase in current assets and total assets was primarily due to the closing of the $46,000,000 Stream, net of repayment of the $5,000,000 Bridge Loan, Promissory note and transaction related costs, the exercise of 10,416,667 warrants at an exercise price of C$0.11, for aggregate gross proceeds of $837,460 (C$1,145,834) and the closing of the March 2023 Offering for gross proceeds of $4,536,020 (C$6,196,047).

Current Liabilities and Total Liabilities

As of December 31, 2023, the Company had total current liabilities of $7,472,326 and total liabilities of $88,356,840, compared to total current liabilities of $10,155,582 and total liabilities of $59,106,835 at December 31, 2022. Current liabilities decreased primarily as a result of the repayment of the promissory note, and settlement of accounts payable and accrued liabilities from the proceeds of the Stream. Total liabilities increased primarily as a result of closing of the $46,000,000 Stream and recognition of deferred tax liability, partially offset by a decrease in the carrying values of convertible debenture 1, convertible debenture 2, warrants, and the settlement of royalty convertible debenture and the bridge loan.

Working Capital and Shareholders’ Deficit

As of December 31, 2023, the Company had a working capital balance of $19,704,671 and a shareholders’ deficiency of $26,367,162 compared to a working capital deficit of $2,414,530 and a shareholders’ deficiency of $26,176,943 as of December 31, 2022. The working capital balance increased during the year ended December 31, 2023, primarily due to cash received from closing of the $46,000,000 Stream (net of repayment of the $5,000,000 Bridge Loan and transaction related costs) and cash received from the closing of a brokered private placement of special warrants of the Company, partially offset by operating expenses and capital expenditures incurred during the period. The shareholders’ deficiency decreased due to proceeds received from the equity financing in the year ended December 31, 2023, partially offset by the net loss the same period.

Cash Flow

During the year ended December 31, 2023, the Company had a net cash increase of $19,394,491, primarily due to the closing of a brokered private placement of special warrants of the Company and proceeds received from the exercise of warrants and closing of the Stream agreement with Sprott. Cash expenditures during the year ended December 31, 2023, were primarily related to process plant and general working capital requirements.

Subsequent Events

Share Issuance

On January 9, 2024, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending December 31, 2023.

On January 29, 2024, the Company granted 672,450 RSUs to a certain member of management of the Company. The RSUs vest on January 29, 2025.

Critical Accounting Estimates

The preparation of the interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Estimates and judgments are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes can differ from these estimates. The key sources of estimation uncertainty that have a significant risk of causing material adjustment to the amounts recognized in the financial statements are:

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Share-based Payments

Management determines costs for share-based payments using market-based valuation techniques. The fair value of the share awards and warrant liabilities are determined at the date of grant using generally accepted valuation techniques and for warrant liabilities at each balance sheets date thereafter. Assumptions are made and judgment used in applying valuation techniques. These assumptions and judgments include estimating the future volatility of the stock price and expected dividend yield. Such judgments and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates.

Convertible Loans, Promissory Notes, Stream Obligation and Warrants

Estimating the fair value of derivative warrant liability requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the issuance. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants derivative liability, volatility and dividend yield and making assumptions about them.

The fair value estimates of the convertible loans use inputs to the valuation model that include risk-free rates, equity value per share of common stock, USD-CAD exchange rates, spot and futures prices of minerals, expected equity volatility, expected volatility in minerals prices, discount for lack of marketability, credit spread, expected mineral production over the life of the mine, and project risk/estimation risk factors.

The stream obligation inputs used to determine the future cash flows and effective interest for the amortized cost calculation include futures prices of minerals and expected mineral production over the life of the mine.

The fair value estimates may differ from actual fair values and these differences may be significant and could have a material impact on the Company’s balance sheets and the consolidated statements of operations. Assets are reviewed for an indication of impairment at each reporting date. This determination requires significant judgment. Factors that could trigger an impairment review include, but are not limited to, significant negative industry or economic trends, interruptions in exploration activities or a significant drop in precious metal prices.

Accrued Liabilities

The Company has to make estimates to accrue for certain expenditures due to delay in receipt of third-party vendor invoices. These accruals are made based on trends, history and knowledge of activities. Actual results may be different.

The Company makes monthly estimates of its water treatment costs, with a true-up to the annual invoice received from the IDEQ. Using the actual costs in the annual invoice, the Company will then reassess its estimate for future periods. Given the nature, complexity and variability of the various actual cost items included in the invoice, the Company has used the most recent invoice as its estimate of the water treatment costs for future periods.

Incremental Borrowing Rate

The Company estimates the incremental borrowing rate to determine the present value of future lease payments. Actual results may be different from estimates.

Borrowing Cost Capitalization rate

The Company makes estimates to determine the percentage of borrowing costs that are capitalized into property plant and equipment. Actual results may be different.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Directors and Executive Officers

The following table sets forth the directors, executive officers, their ages, and all offices and positions held within the Company as of December 31, 2023. Directors are elected for a period of one year and thereafter serve until their successor is duly elected by the stockholders and qualified. Officers and other employees serve at the will of the Board.

Name	Position Held with the Company	Age	Date First Elected or Appointed
Sam Ash	President, CEO and Director	45	April 14, 2020
Richard Williams	Executive Chairman and Director	57	March 27, 2020
Gerbrand van Heerden	CFO and Corporate Secretary	47	January 12, 2021
Mark Cruise	Director	53	June 30, 2022
Cassandra Joseph	Director	52	November 2, 2020
Dickson Hall	Director	71	January 5, 2018
Pamela Saxton	Director	71	October 30, 2020
Paul Smith	Director	53	July 5, 2023

Biographical Information

Sam Ash was a Partner from 2015 to 2018 at Barrick Gold Corp. (“Barrick”) and held various roles over the nine years employed there between 2009 and 2018. This includes three years as General Manager of the Lumwana Copper Mine in Zambia (2016–2018), Technical Support Manager to Barrick’s Copper Business Unit (2014–2016), General Support Manager on the Cortez Mine in Nevada (2012–2014) and Chief Engineer leading the roll-out of new Underground Mining standards in the USA and Tanzania (2011–2012). Prior to his time at Barrick, Mr. Ash served as Manager of New Operations for Veris Gold Corp. (formerly, Yukon-Nevada Gold Corp.), primarily on the Jerritt Canyon Mine in Nevada, and also as an Underground Mine Supervisor with Drummond Company, Inc. He has recently completed his Master’s Degree in Leadership and Strategy at the London Business School and has a BS in Mining Engineering from the University of Missouri Rolla.

Richard Williams is an executive with an established track-record of transformational leadership within the mining industry and other demanding environments. He is currently an advisor to companies facing complex operational, political or ESG challenges. Formerly the Chief Operating Officer of Barrick (2015–2018) and the company’s Executive Envoy to Tanzania (2017–2018), he has also served as Chief Executive Officer of the Afghan Gold and Minerals Company (2010-2014), non-executive director of Trevali Mining Corporation (2019–2022) and as a non-executive director of Gem Diamonds Limited (2007–2015). Prior to his commercial mining experience, Mr. Williams served as the Commanding Officer of the British Army’s Special Forces Regiment, the SAS. He holds an MBA from Cranfield University, a BSc in Economics from University College London and an MA in Security Studies from Kings College London.

Gerbrand van Heerden is the Company’s Chief Financial Officer and Corporate Secretary. Gerbrand is an experienced mining company CFO with over 20 years of mining industry experience. From May 2020 to October 2023, Mr. van Heerden served as the Chief Financial Officer of BMC Minerals Limited. From November 2017 to May 2020, he served in various roles at Trevali Mining Corporation, including as Chief Financial Officer and Senior Vice President of Business Development/Finance. From March 2013 to October 2017, Mr. van Heerden served as the Chief Financial Officer of Rosh Pinah Zinc Corporation (Proprietary) Limited, a subsidiary of Glencore Plc. From October 2005 to March 2013, he served in various roles at Metorex Limited, including as General Manager of Metorex Commercial Services, a finance executive, and as Group Financial Controller. Mr. van Heerden started his professional career as a Tax and Assurance Manager with Deloitte. He is a CPA registered with the Chartered Professional Accountants of British Columbia and a CA(SA) registered in South Africa and holds a Bachelor of Commerce (Honors) Degree in Accounting from the University of Johannesburg.

Mark Cruise is a professional geologist with over 27 years of international exploration, development and mining experience. A former polymetallic commodity specialist with Anglo American plc, Dr. Cruise founded and was Chief Executive Officer of Trevali Mining Corporation. Under his leadership, from 2007 to 2019, the company grew from an initial discovery into a global zinc-lead-silver producer with operations in the Americas and Africa. Dr. Cruise currently serves as a non-executive director of Velocity Minerals Ltd. (since 2017), NiCAN Ltd (since 2022), Interra Copper Corp (sine 2023) and Volta Metals Ltd. (since 2023). He previously served as COO, CEO, and director of New Pacific Metals Corp. (2020–2022), a non-executive director of Abzu Resources (2010–2011), Prism Resources Inc. (2016–2019), Ethos Gold Corporation (2010–2015), and Tincorp Metals Inc. (formerly Whitehorse Gold Corp.) (2020–2022).

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Cassandra Joseph is an American lawyer with extensive experience managing the commercial relationship between mining companies and environmental regulators. Since February 2023, she has been Vice President, General Counsel and Corporate Secretary of Ivanhoe Electric Inc. Ms. Joseph was Senior Vice President, General Counsel and Corporate Secretary for Nevada Copper Corp. from May 2019 to January 2023 and Associate General Counsel for Tahoe Resources Inc. from 2015 until it was acquired by Pan American Silver Corp. in 2019. She also served as a non-executive director of Century Lithium Corporation (2021–2023). Before this, she worked for the Attorneys General of California (2001–2005) and Nevada (2011–2015), as Deputy and Senior Deputy Attorney General, and as a partner in Watson Rounds PLC (now Brownstein Hyatt Farber Schreck LLP) (2005–2011). Educated at Santa Clara University, and University of California at Berkeley, she was called to the State Bar of California in 1999; the U.S. Court of Appeals, Ninth Circuit in 2001; State Bar of Nevada in 2005; and the U.S. Supreme Court, U.S. Court of Appeals and Federal Circuit in 2007.

Dickson Hall currently serves as a director of the Company. Since August 2016, he has been a partner in Valuestone Advisors Limited, manager of Valuestone Global Resources Fund 1, a mining fund associated with Jiangxi Copper Corporation and China Construction Bank International. Mr. Hall has more than 40 years’ experience in the resource field, much of it in Asia. From 2005 to 2016, he directed corporate development efforts in Asia for Hunter Dickinson Inc. (HDI), raising capital, establishing strategic partnerships and broadening the Asian shareholder base for HDI public companies. From 2007 to 2011, he was Senior Vice President of Continental Minerals Corporation, which developed the Xietongmen copper-gold project in Tibet, China before selling to China’s Jinchuan Group in 2011 for $446 million. Since 2014 Mr. Hall has been a director and Investment Committee member of Can-China Global Resources Fund, an energy and mining fund backed by the Export-Import Bank of China. Mr. Hall currently serves as a non-executive director of New Pacific Metals Corp. (since 2022) and Arcland Resources Inc (since 2023), and he previously served as a non-executive director of Nova Canada Enterprises (2001–2004), Stepstone Enterprises Ltd. (2001–2004), Kona Bay Technologies Inc. (2004–2020), CY Oriental Holdings Ltd. (2007–2011), Baikal Forest Corp. (2011–2012), Hylands International Holdings Inc. (2013–2016), Nanotech Security Corp. (2015–2019), and Bexar Ventures Inc. (2018–2020). Mr. Hall is a graduate of the University of British Columbia (BA, MA) and has diplomas from Beijing University and Beijing Language Institute.

Pam Saxton is an experienced mining company executive and director. She has served on the Board of Timberline Resources Corporation and as Audit Committee Chair since May 2021 and was a Board Member and Audit Committee Chair at Pershing Gold Corporation from 2017 to 2019. She also has served on the Board of Aquila Resources Inc. from 2019 to 2021 and served on a North American Advisory Board for Damstra Technology – Damstra Holdings Limited from 2021 to 2022. As an executive, she served as Executive Vice President and CFO for Thompson Creek Metals Company (2008–2016) and as CFO for NewWest Gold Corporation (2006-2007). Having started her professional life working as an auditor for Arthur Andersen in Denver, Colorado, her career has included senior finance appointments in the American natural resources industry, including serving as VP Finance for Franco-Nevada Corporation’s U.S. Operations. Ms. Saxton is qualified to serve on the Board by virtue of her expertise in finance, accounting and auditing matters.

Paul Smith is the former Head of Strategy at Glencore (LON: GLEN) (2011–2020), and CFO of the DRC-based Glencore subsidiary Katanga Mining (2019–2020). He is currently Managing Partner at Voltaire Minerals Partners, a Swiss-based critical metals advisory business (since October 2022), a non-executive director at Seadrill (NYSE: SSDRL) (since November 2021) and a director at Echion Technologies Ltd (since August 2021). He trained as an accountant before working as an investment banker at Close Brothers and Credit Suisse. He is based in Zug, Switzerland and leads the Growth Committee of the board of directors of the Company.

Family Relationships

There are no family relationships between any of the current directors or officers of the Company.

Involvement in Certain Legal Proceedings

Neither the Company nor its property is the subject of any other pending legal proceedings, and no other such proceeding is known to be contemplated by any governmental authority. The Company is not aware of any other legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of the Company’s voting securities, or any associate of any such director, officer, affiliate or security holder of the Company, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Directorships

None of the Company’s executive officers or directors is a director of any company with a class of equity securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Code of Ethics

The Company’s Board has adopted a code of ethics that will apply to its principal executive officer, principal financial officer and principal accounting officer or controller and to persons performing similar functions. The code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure, compliance with applicable laws, rules and regulations, prompt internal reporting of violations of the code and accountability for adherence to the code. The Company will provide a copy of its code of ethics, without charge, to any person upon receipt of written request for such, delivered to our corporate headquarters. All such requests should be sent care of Bunker Hill Mining Corp., Attn: Corporate Secretary, 82 Richmond Street East, Toronto, Ontario, Canada, M5C 1P1.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the years indicated, all compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s principal executive officer, chief financial officer and all other executive officers; the information contained below represents compensation paid, distributed or accrued to the Company’s officers for their work related to the Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1,2,3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (#)	Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)

Gerbrand van Heerden
Chief Financial Officer	December 31,2023	52,000	80,000	-	-	-	-	-	132,000

David Wiens(2)	December 31,2023	199,998	46,675	185,673	-	-	-	3,600	435,946
Former Chief Financial Officer	December 31,2022	219,848	163,467	118,217	-	-	-	-	501,532

Richard Williams	December 31,2023	240,000	46,253	339,846	-	-	-	-	626,099
Executive Chairman	December 31,2022	240,000	132,084	128,964	-	-	-	-	501,048

Sam Ash(5)	December 31,2023	270,000	48,924	371,717	-	-	-	-	690,641
Chief Executive Officer	December 31,2022	270,000	168,600	145,085	-	-	-	-	583,685

(1)	In November 2022, 3,378,548 RSUs were issued to officers of the Company. These RSUs are calculated using a share price of C$.0155 on the applicable grant date and will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025.
(2)	In June 2023, 2,742,405 RSUs were issued to officers of the Company. These RSUs are calculated using a share price of C$.024 on the applicable grant date and vested immediately.
(3)	In July 2023, 4,832,600 RSUs were issued to officers of the Company. These RSUs are calculated using a share price of C$.023 on the applicable grant date and will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026.
(4)	David Wiens resigned as the Company’s CFO on October 31, 2023.
(5)	Gerbrand van Heerden became the Company’s CFO on November 1, 2023.

Grant of Plan Based Awards

On June 1, 2023, 2,742,405 RSUs were issued to officers of the Company. These RSUs vested immediately.

On July 4, 2023, 4,832,600 RSUs were issued to officers of the Company. These RSUs will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026.

On November 17, 2022, 3,378,548 RSUs were issued to officers of the Company. These RSUs will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025.

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Outstanding Stock Options Awards At Fiscal Year End

The following table provides a summary of equity awards outstanding at December 31, 2023, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price (C$)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gerbrand van Heerden	—	—	—	—	—	—	—	—	—

Sam Ash	—	—	—	—	—	—	—	2,720,467	226,260

Richard Williams	2,968,244	989,415	—	0.55	April 20, 2025	—	—	2,329,304	193,727

David Wiens	1,037,977	—	—	0.335	October 31, 2024	—	—	—	—

(1)	As of December 31, 2023, Richard Williams held 3,750,000 vested DSUs and 1,250,000 unvested DSUs.

Long-Term Incentive and Compensation Plans

As part of its overall compensation, the Company provides for time-based RSUs, DSUs and options (“Options,” and collectively with RSUs and DSUs, “Awards”) that may be granted to employees, officers and eligible consultants and directors of the Company and its affiliates. Recipients of Awards are defined as “Participants”.

The aim of the Company’s compensation program is to attract and retain highly qualified executives and to link compensation to performance and shareholder value. This must ensure that the compensation is sufficiently competitive to achieve this objective. The Board considers a number of factors in order to determine compensation, including the Company’s contractual obligations, the individual’s performance and other qualitative aspects of the individual’s performance and achievements, the amount of time and effort the individual will devote to the Company and the Company’s financial resources.

The Company’s compensation program is comprised of:

(a)	A base salary or management fee arrangement and benefits. The base salaries or management fee arrangements and benefits paid to the key executives are not based on any specific formula and are set so as to be competitive with other companies of similar size and state of development in the mineral industry. This base salary also includes sign-on incentives, which may be issued in the form of cash, RSUs, DSUs or Options.
(b)	A short-term incentive program in the form of bonuses. Bonuses are paid to key executives based on individual, team and Company performance and the executive’s position in the Company. Any bonus awards are at the sole discretion of the Board.
(c)	Long-term incentives consist of DSUs, RSUs, and Options which provide the Board with additional long-term incentive mechanisms to align the interests of the directors, officers, employees or consultants of the Company with shareholder interests. These incentives also provides for, among other things, an accelerated vesting of awards in the event of a change in control, thereby aligning the Company’s practices with current corporate governance best practices respecting a change in control.

The Board believe that equity-based compensation plans are the most effective way to align the interests of management with those of shareholders. Long-term incentives must also be competitive and align with the Company’s compensation philosophy.

The Company does not have a pension plan that provides for payments or benefits to its executive officers.

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Change of Control Agreements

The Company has provided change of control benefits to certain senior officers to encourage them to continue their employment in the event of a purchase, sale, reorganization, or other significant change in the business.

If the employment agreement of the senior officer is terminated by the (a) Company without just cause, or (b) senior officer for good reason pursuant to the terms of the employment agreement, at any time within 12 months of a change of control, the Company is required to make a lump sum severance payment equal to 24 months of base salary. In addition, at such time all Awards shall be deemed to have vested, and all restrictions and conditions applicable to such Awards shall be deemed to have lapsed and the Awards shall be issued and delivered.

Employment Agreements

The Company has various employment agreements with certain executives, which provide for compensation and certain other benefits and for severance payments under certain circumstances. Certain employment agreements also contain clauses that become effective upon a change of control of the Company, as described above. The Company may be obligated to pay certain amounts to such employees upon the occurrence of any of the defined events in the various employment agreements.

Equity Compensation Plan Information

RSU Plan

On August 4, 2023, the shareholders of the Company approved the Amended and Restated Restricted Stock Unit Incentive Plan of the Company (the “RSU Plan”). Pursuant to the RSU Plan, restricted stock units (“RSUs”) of the Company have been reserved for purposes of possible future issuances, with each RSU representing the right to receive one share of Company common stock. The RSU Plan is intended to enhance the Company’s ability to attract and retain highly qualified officers, directors, key employees, consultants and other persons, and to motivate such officers, directors, key employees, consultants and other persons to serve the Company and to expend maximum effort to improve the business results and earnings of the Company by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the RSU Plan provides for the grant of RSUs and any of these awards of RSUs (“RSU Awards”) may, but need not, be made as performance incentives to reward attainment of annual or long-term performance goals of the Company.

The following information is intended to be a brief description and summary of the material features of the RSU Plan:

(a)	The maximum number of shares of common stock available for issuance under the RSU Plan is 26,581,075, subject to adjustment or increase of such number pursuant to the terms of the RSU Plan.

(b)	The number of share of common stock to be issued under the RSU Plan shall not exceed 10% of the total number of the issued and outstanding shares of common stock as of July 5, 2023.

(c)	In the event that an RSU Award is settled in cash, forfeited, surrendered, cancelled or otherwise terminated, the shares of common stock reserved for issuance in connection with such RSU Award will be returned to the pool of available common stock authorized for issuance under the RSU Plan and will be available for reservation pursuant to a new RSU Award grant.

(d)	RSU Awards may be made under the RSU Plan to any employee, director or consultant of the Company, as the Board shall determine and designate from time to time.

(e)	RSU Awards granted under the RSU Plan are subject to a minimum vesting period of one year, with certain exceptions.

(f)	RSU Awards granted under the RSU Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other RSU Award or any award granted under another plan of the Company.

(g)	At the time a grant of RSUs is made, the Board may, in its sole discretion, establish a vesting period applicable to such RSUs, and each RSU Award may be subject to a different vesting period.

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Option Plan

Also on August 4, 2023, the shareholders of the Company approved the Bunker Hill Mining Corp. Amended and Restated Stock Option Plan (the “Option Plan”). Under the Option Plan, shares of common stock have been reserved for purposes of possible future issuance of incentive stock options, non-qualified stock options, and stock grants to employees, directors and certain key individuals. The purpose of the Option Plan is to advance the interests of the Company by (i) providing certain employees, senior officers, directors, or consultants of the Company (collectively, the “Optionees”) with additional performance incentives; (ii) encouraging share ownership by the Optionees; (iii) increasing the proprietary interest of the Optionees in the success of the Company; (iv) encouraging the Optionees to remain with the Company; and (v) attracting new employees, officers, directors and consultants to the Company.

The following information is intended to be a brief description and summary of the material features of the Option Plan:

(a)	The aggregate maximum number of shares of common stock available for issuance under the Option Plan is 10% of the outstanding common stock at any given time, subject to adjustment of such number pursuant to the terms of the Option Plan. Any shares of common stock subject to an option which has been granted under the Option Plan and which has been surrendered, terminated, or expired without being exercised, in whole or in part, will again be available under the Option Plan.
(b)	The exercise price of an option shall be determined by the Board at the time each option is granted, provided that such price shall not be less than the closing price of the common stock on the principal stock exchange(s) upon which the common stock is listed and posted for trading on the trading day immediately preceding the day of the grant of the option, less the applicable discount permitted by the TSX Venture Exchange, if any.
(c)	Options granted to persons conducting Investor Relations Activities (as defined in the Option Plan) for the Company must vest in stages over twelve months with no more than ¼ of the options vesting in any three-month period.
(d)	In the event an Optionee ceases to be eligible for the grant of options under the Option Plan, options previously granted to such person will cease to be exercisable within a period of 12 months following the date such person ceases to be eligible under the Option Plan.
(e)	In the event that a take-over bid or issuer bid is made for all or any of the issued and outstanding common stock, then the Board may, by resolution, permit all options outstanding to become immediately exercisable in order to permit shares of common stock issuable under such options to be tendered to such bid.

DSU Plan

On April 21, 2020, the Board approved the adoption of the Company’s Deferred Share Unit Plan (the “DSU Plan”), pursuant to which the Board may grant DSUs to eligible persons under the DSU Plan. Each DSU entitles the grantee to receive on vesting an amount equal to: (A) the number of vested DSUs elected to be redeemed multiplied by (B) the fair market value of the Company’s common stock less (C) any applicable withholdings pursuant to the DSU Plan. The purposes of the DSU Plan are to: (i) align the interests of directors of the Company with the long term interests of shareholders of the Company; and (ii) allow the Company to attract and retain high quality directors.

The following information is intended to be a brief description and summary of the material features of the DSU Plan:

(a)	A committee of directors of the Company appointed by the Board to administer the DSU Plan may grant DSUs to any director of the Company in its sole discretion.
(b)	Awards may be made under the DSU Plan to any director of the Company, as the committee appointed by the Board shall determine and designate from time to time.
(c)	Should the Company’s common stock no longer be publicly traded at the relevant time such that the fair market value of the common stock cannot be determined in accordance with the formula set out in the definition of that term pursuant to the DSU Plan, the fair market value of a share of common stock shall be determined by the committee appointed by the Board in its sole discretion.
(d)	At the time a grant of DSUs is made, the committee appointed by the Board may, in its sole discretion, establish a vesting period applicable to such DSUs.

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The following tables give information about the Company’s equity compensation plans as of December 31, 2023:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants	Weighted average exercise price of outstanding options, warrants	Number of securities remaining available for future issuances under equity compensation plans, excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,970,636	$0.38	23,295,512
Equity compensation plans not approved by security holders	-	-	-
Total	8,970,636	$0.38	23,295,512

Plan category	Number of securities to be issued upon exercise of outstanding RSUs and DSUs	Weighted average grant date price of outstanding RSUs and DSUs	Number of securities remaining available for future issuances under equity compensation plans, excluding securities reflected in column (a)
	(a)	(b)	(c)
RSU Plan	7,044,527	$0.18	19,536,548
DSU Plan	0	N/A	N/A
Total	7,044,527	$0.18	19,536,548

Director Compensation

The general policy of the Board is that compensation for independent directors should be a fair mix between cash and equity-based compensation. Additionally, the Company reimburses directors for reasonable expenses incurred during the course of their performance. There are no long-term incentive or medical reimbursement plans. The Company does not pay directors, who are part of management, for Board service in addition to their regular employee compensation. The Board determines the amount of director compensation. The board may appoint a compensation committee to take on this role.

The following table provides a summary of compensation paid to directors during the year ended December 31, 2023.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(1) (2)	Total ($)
Dickson Hall	—	—	—	—	—	65,103	65,103
Mark Cruise	31,240	—	—	—	—	65,103	96,343
Richard Williams	286,253	339,846	—	—	—	—	626,099
Paul Smith	19,322					40,684	60,006
Pam Saxton	34,832	—	—	—	—	75,119	109,951
Cassandra Joseph	34,832	—	—	—	—	75,119	109,951

(1)	DSUs granted to Dickson Hall, Mark Cruise, Pam Saxton, and Cassandra Joseph are calculated using a share price of C$0.23 on the applicable grant date.
(2)	DSUs granted to Paul Smith are calculated using a share price of C$0.22 on the applicable grant date.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the number of shares of Bunker Hill common stock owned beneficially by each director and named executive officer of the Company as of April 12, 2024 (unless another date is specified by footnote below), and by all current directors and executive officers of Bunker Hill as a group:

	Amount and Nature of Beneficial Ownership *
Name of Individual or Group (a)	Shares		Percent of Class (b)
Richard Williams, Executive Chairman	8,959,194	(c)	2.6%
Sam Ash, CEO and Director	4,651,713	(d)	1.4%
David Wiens, Former CFO	3,770,626	(e)	1.1%
Cassandra Joseph, Director	744,116	(f)	**
Dickson Hall, Director	736,000	(g)	**
Pamela Saxton, Director	483,000	(h)	**
Mark Cruise, Director	350,000	(i)	**
Gerbrand Van Heerden, CFO	98,285	(j)	**
Paul Smith, Director	0		**
Current Directors and Executive Officers as a Group (a total of 8 persons)	16,022,308		4.6%

*	Unless otherwise indicated, each person listed has the sole power to vote and dispose of the shares listed. Pursuant to Rule 13d-3 under the Exchange Act, beneficial ownership includes shares as to which the individual or entity has or shares voting power or investment power, and any shares that the individual or entity has the right to acquire within 60 days of April 12, 2024, including through the exercise of any option, warrant, or right. For each individual or entity that holds options, warrants or rights to acquire shares, the shares of Bunker Hill common stock underlying those securities are treated as owned by that holder and as outstanding shares when that holder’s percentage ownership of Bunker Hill common stock is calculated. That Bunker Hill common stock is not treated as outstanding when the percentage ownership of any other holder is calculated.

**	The percent of class owned is less than 1%.

(a)	Except as otherwise indicated below, the address and telephone number of each of these persons is c/o Bunker Hill Mining Corp., 82 Richmond Street East, Toronto, Ontario M5C 1P1, Canada and (416) 477-7771, respectively.

(b)	Based on a total of 338,999,216 shares of Bunker Hill common stock outstanding as of April 12, 2024.

(c)	Includes (i) 4,453,916 shares of common stock, (ii) 3,957,659 shares subject to stock options exercisable within 60 days of April 12, 2024, and (iii) 547,619 shares subject to warrants exercisable within 60 days of April 12, 2024.

(d)	Includes (i) 3,563,210 shares of common stock, (ii) 988,503 shares subject to warrants exercisable within 60 days of April 12, 2024, and (iii) 100,000 shares subject to RSUs convertible within 60 days of April 12, 2024.

(e)	Includes (i) 2,109,456 shares of common stock, (ii) 1,037,977 shares subject to stock options exercisable within 60 days of April 12, 2024, and (iii) 542,193 shares subject to warrants exercisable within 60 days of April 12, 2024.

(f)	Includes (i) 403,558 shares of common stock and (ii) 340,558 shares subject to warrants exercisable within 60 days of April 12, 2024.

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(g)	Includes (i) 368,000 shares of common stock and (ii) 368,000 shares subject to warrants exercisable within 60 days of April 12, 2024.

(h)	Includes (i) 273,000 shares of common stock and (ii) 210,000 shares subject to warrants exercisable within 60 days of April 12, 2024.

(i)	Includes (i) 175,000 shares of common stock and (ii) 175,000 shares subject to warrants exercisable within 60 days of April 12, 2024.

(i)	Includes 98,285 shares of common stock.

Holders of More Than 5% of Bunker Hill Common Stock

The following table sets forth information (as of the date indicated) as to all persons or groups known to Bunker Hill to be beneficial owners of more than 5% of issued and outstanding shares of Bunker Hill common stock as of April 12, 2024.

Name and Address of Beneficial Holder	Shares Beneficially Owned		Percent of Class (a)
Sprott Asset Management LP, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2600, P.O. Box 26, Toronto, Ontario M5J 2J1, Canada	141,339,201	(b)	32.7%
Sprott Asset Management USA, Inc., 320 Post Road, Suite 230, Darien, Connecticut 06820
Resource Capital Investment Corp., 1910 Palomar Point Way, Suite 200, Carlsbad, California 92008

(a)	Based on a total of 338,999,216 shares of Bunker Hill common stock outstanding as of April 12, 2024.

(b)	This information is based on a Form 62-103F3 (Required Disclosure by an Eligible Institutional Investor Under Part 4) filed on the SEDAR+ website (www.sedarplus.ca) on January 10, 2024, which includes (i) 42,093,972 shares of common stock, (ii) 339,000 shares subject to warrants exercisable within 60 days of April 12, 2024, and (iii) 92,744,770 shares subject to convertible debentures convertible within 60 days of April 12, 2024, the sum of which shares has been upwardly adjusted for the issuance of 6,161,459 shares of common stock on April 4, 2024.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

There were no material transactions, or series of similar transactions, during the Company’s last fiscal year, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or one percent of the average of the small business issuer’s total assets at year-end for the last three completed fiscal years and in which any director, executive officer or any security holder who is known to the Company to own of record or beneficially more than five percent of any class of the Company’s common stock, or any member of the immediate family of any of the foregoing persons, had an interest.

Director Independence

The Company’s common stock is currently traded on the TSX-V, under the symbol BNKR, and as such, is not subject to the rules of any national securities exchange which requires that a majority of a listed company’s directors and specified committees of its board of directors meet independence standards prescribed by such rules. For the purpose of preparing the disclosures in this document with respect to director independence, the Company has used the definition of “independent director” within the meaning of National Instrument 52-110 – Audit Committees adopted by the Canadian Securities Administration and as set forth in the Marketplace Rules of the NASDAQ, which defines an “independent director” generally as being a person, other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Pam Saxton, Cassandra Joseph, Mark Cruise, Dickson Hall and Paul Smith are currently the only “independent” directors of the Company.

48

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital stock consists of consists of 1,500,000,000 shares of common stock with a par value of $0.000001 per share and 10,000,000 preferred shares with a par value of $0.000001 per preferred share. As of April 12, 2024, there were 338,999,216 shares of our common stock outstanding.

The following description of our common stock and provisions of our articles of incorporation and by-laws is only a summary. Investors are directed for a complete description of the terms and provisions of our articles and by-laws, which are exhibits to the registration statement which contains this prospectus. We encourage you to review complete copies of our articles and by-laws.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholder.

Dividend Rights

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available for dividends.

Liquidation Rights

Upon the liquidation, dissolution, or winding up of our company, the holders of our common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities.

Conversion and Redemption

Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

The Articles of Incorporation authorizes the Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the articles of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock.

The Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

49

Change of Control

Nevada’s “Acquisition of Controlling Interest Statute” applies to Nevada corporations that have at least 200 shareholders, with at least 100 shareholders of record being Nevada residents and that do business directly or indirectly in Nevada. Where applicable, the statute prohibits an acquiror from voting shares of a target company’s stock after exceeding certain threshold ownership percentages, until the acquiror provides certain information to the company and a majority of the disinterested shareholders vote to restore the voting rights of the acquiror’s shares at a meeting called at the request and expense of the acquiror. If the voting rights of such shares are restored, shareholders voting against such restoration may demand payment for the “fair value” of their shares. The Nevada statute also restricts a “business combination” with “interested shareholders,” unless certain conditions are met, with respect to corporations which have at least 200 shareholders of record. A “combination” includes:

(i)	any merger with an “interested shareholder,” or any other corporation which is or after the merger would be, an affiliate or associate of the interested shareholder;
(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, to an “interested shareholder,” having an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets; an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or representing 10% or more of the earning power or net income of the corporation;
(iii)	any issuance or transfer of shares of the corporation or its subsidiaries, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation to the “interested shareholder”
(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the “interested shareholder”;
(v)	certain transactions which would result in increasing the proportionate percentage of shares of the corporation owned by the “interested shareholder”; or
(vi)	the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder.”

An “interested shareholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the corporation’s voting stock. A corporation to which this statute applies may not engage in a “combination” within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all applicable statutory requirements are met.

Approval of mergers, conversion, amendments to the articles of incorporation, and sales, leases or exchanges of all of the property or assets of a corporation, whether or not in the ordinary course of business, requires the affirmative vote or consent of the holders of a majority of the outstanding shares entitled to vote, except that, unless required by the articles of incorporation, no vote of shareholders of the corporation surviving a merger is necessary if:

(i)	the merger does not amend the articles of incorporation of the corporation;
(ii)	each outstanding share immediately prior to the merger is to be an identical share after the merger;
(iii)	The number of voting shares outstanding immediately after the merger, plus the number of voting issued as a result of the merger, either by the conversion of shares securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving domestic corporation outstanding immediately before the merger; and
(iv)	the number of participating shares (i.e. shares that entitle their holders to participate without limitation in distribution) outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.

50

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Effective September 2, 2014, the Company appointed the firm of MNP LLP, Chartered Professional Accountants, as the Company’s independent audit firm.

MNP LLP, Chartered Professional Accountants, 50 Burnhamthorpe Road West, Mississauga, ON L5B 3C2, served as the Company’s independent registered public accounting firm for the years ended December 31, 2023 and 2022, and is expected to serve in that capacity for the ensuing year 2024. Principal accounting fees for professional services rendered for the Company by MNP LLP for the years ended December 31, 2023 and 2022 are summarized in the following table:

	Year Ended December 31, 2023	Year Ended December 31, 2022
Audit	$119,599	$92,292
Audit related	93,663	101,616
Tax	2,603	-
All other	50,043	95,387
Total	$265,908	$289,295

Audit Related Fees

The aggregate fees billed by MNP LLP for assurance and related services that were related to its review of the Company’s quarterly financial statements.

Tax Fees

The aggregate fees billed by MNP LLP for tax compliance, advice and planning.

All Other Fees

The aggregate fees billed by MNP LLP for all other professional services, including services associated with financing activities.

Audit Committee’s Pre-approval Policies and Procedures

At the Company’s regularly scheduled and special meetings, the Board, or the Board-appointed audit committee, considers and pre-approves any audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The audit committee has the authority to grant pre-approvals of non-audit services.

51

SELLING SHAREHOLDERS AND CERTAIN BENEFICIAL OWNERS

This prospectus covers the offering of up to 186,636,376 shares of our common stock by selling shareholders. This includes shares of our common stock acquirable upon exercise of our outstanding warrants.

Selling shareholders are persons or entities that, directly or indirectly, have acquired shares, or will acquire shares from us from time to time upon exercise of certain warrants. This prospectus and any prospectus supplement will only permit the selling shareholders to sell the shares of our common stock identified in the column “Number of Shares Offered Hereby”.

The selling shareholders may from time to time offer and sell shares of our common stock pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the shares of our common stock they hold or acquire, but only shares that are currently outstanding or are acquired upon the exercise of certain warrants that are currently outstanding, and in either case included in the “Number of Shares Offered Hereby” column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The shares of our common stock issued to the selling shareholders are “restricted” securities under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their shares of our common stock. The registration of such shares does not necessarily mean, however, that any of these shares of common stock will be offered or sold by the selling shareholders. The selling shareholders may from time to time offer and sell all or a portion of their shares of common stock on the TSX Venture Exchange, in the over-the-counter market (to the extent that there is a market), in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered shares of our common stock may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See “Plan of Distribution”.

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares of our common stock to be made directly or through agents. To the extent that any of the selling shareholders are affiliates of our Company or are brokers or dealers, they may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. Selling shareholders that are affiliates of or have material relationships with our Company are also identified below.

The following table sets forth the name of persons who are offering the resale of shares of our common stock by this prospectus, the number of such shares beneficially owned by each person, the number of shares that may be sold in this offering and the number of such shares each person will own after the offering, assuming they sell all of the shares offered. The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders and is given as of June 2, 2023. We will not receive any proceeds from the resale of our common stock by the selling shareholders.

52

		Shares of Common Stock Beneficially Owned Prior to Offering (Undiluted Basis)		Common Stock Purchase Warrants Owned Prior to Offering	Shares of Common Stock Beneficially Owned Prior to Offering (Partially diluted Basis)		Shares of Common Stock Offered			Shares of Common Stock Beneficially Owned After Offering
#	Selling Shareholder	Number	%	Number	Number	%	Warrants	Shares	Number	Number	%
1	1568192 Ontario Inc	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
2	Aaron Peterson	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
3	Adrian Mcalpine	100,000	0.03%	-	100,000	0.03%	-	100,000	100,000	-	0.00%
4	Alejandro Martinez Villaverde	33,333	0.01%	33,333	66,666	0.02%	33,333	33,333	66,666	-	0.00%
5	Alvaro Gonzalez Romero	-	0.00%	40,000	40,000	0.01%	40,000	-	40,000	-	0.00%
6	Andrew D. Zacks Revocable Trust u/a 10/7/8	-	0.00%	250,000	250,000	0.07%	250,000	-	250,000	-	0.00%
7	Anthony Harnett	-	0.00%	2,300,000	2,300,000	0.67%	2,300,000	-	2,300,000	-	0.00%
8	APAC Resources Commodity Trading Limited	-	0.00%	1,333,500	1,333,500	0.39%	1,333,500	-	1,333,500	-	0.00%
9	Benjamin Vos	-	0.00%	73,000	73,000	0.02%	73,000	-	73,000	-	0.00%
10	Bradley Barnett	548,258	0.16%	-	548,258	0.16%	-	548,258	548,258	-	0.00%
11	Brandon MacDonald	-	0.00%	20,000	20,000	0.01%	20,000	-	20,000	-	0.00%
12	Brent Atkinson	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
13	Brian Goss	-	0.00%	386,729	386,729	0.11%	386,729	-	386,729	-	0.00%
14	Brian Martin	-	0.00%	33,333	33,333	0.01%	33,333	-	33,333	-	0.00%
15	Bruce Mcleod	-	0.00%	80,000	80,000	0.02%	80,000	-	80,000	-	0.00%
16	Caesar Holdings BVBA	-	0.00%	50,000	50,000	0.01%	50,000	-	50,000	-	0.00%
17	Calvin Walker	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
18	Caroline Peng	-	0.00%	272,000	272,000	0.08%	272,000	-	272,000	-	0.00%
19	Casey McKinnon	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
20	Cassandra Joseph, Director	21,000	0.01%	-	21,000	0.01%	-	21,000	21,000	-	0.00%
21	Cassandra Joseph Family Trust	-	0.00%	340,558	340,558	0.10%	340,558	-	340,558	-	0.00%
22	Chad Ward	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
23	Cheryl Atkinson & Donald Schmitt	-	0.00%	300,000	300,000	0.09%	300,000	-	300,000	-	0.00%
24	Cody Mccabe	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
25	Cristobal Irazoqui	-	0.00%	149,666	149,666	0.04%	149,666	-	149,666	-	0.00%
26	Daniel Barakin	-	0.00%	208,300	208,300	0.06%	208,300	-	208,300	-	0.00%
27	Daniel Santos Gonzalez	-	0.00%	35,000	35,000	0.01%	35,000	-	35,000	-	0.00%
28	Daniella Dimitrov	62,500	0.02%	-	62,500	0.02%	-	62,500	62,500	-	0.00%
29	David Edward Kriedeman	500,000	0.15%	63,000	563,000	0.17%	63,000	500,000	563,000	-	0.00%
30	David Kriedeman	63,000	0.02%	-	63,000	0.02%	-	63,000	63,000	-	0.00%
31	David Rogers	-	0.00%	10,000	10,000	0.00%	10,000	-	10,000	-	0.00%
32	David Wiens	1,450,623	0.43%	333,333	1,783,956	0.52%	333,333	1,450,623	1,783,956	-	0.00%
33	Dickson Hall, Director	-	0.00%	368,000	368,000	0.11%	368,000	-	368,000	-	0.00%
34	Donald Sheldon	-	0.00%	200,000	200,000	0.06%	200,000	-	200,000	-	0.00%
35	Donnevyn Madsen	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
36	Douglas Hamilton	-	0.00%	1,300,000	1,300,000	0.38%	1,300,000	-	1,300,000	-	0.00%
37	Douglas Ramshaw	-	0.00%	50,000	50,000	0.01%	50,000	-	50,000	-	0.00%
38	E.E.B. Investments and Holdings (2009) Ltd.	-	0.00%	500,000	500,000	0.15%	500,000	-	500,000	-	0.00%
39	East River Partners Ltd.	-	0.00%	1,700,000	1,700,000	0.50%	1,700,000	-	1,700,000	-	0.00%
40	EDE Value Fund LP	-	0.00%	400,000	400,000	0.12%	400,000	-	400,000	-	0.00%
41	Edgar Blanco	33,333	0.01%	33,333	66,666	0.02%	33,333	33,333	66,666	-	0.00%
42	Erwin Speckert	-	0.00%	1,000,000	1,000,000	0.29%	1,000,000	-	1,000,000	-	0.00%
43	Excel Groenewegen	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
44	Fairview Gold Fund I LP	71,500	0.02%	-	71,500	0.02%	-	71,500	71,500	-	0.00%
45	FP Credit LLC	42,750	0.01%	-	42,750	0.01%	-	42,750	42,750	-	0.00%
46	Gavin Nesbitt	-	0.00%	228,000	228,000	0.07%	228,000	-	228,000	-	0.00%
47	George & Patricia LaBorde	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
48	Gerald Mumford	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
49	Gerardus op de Weegh	-	0.00%	60,000	60,000	0.02%	60,000	-	60,000	-	0.00%
50	Glenn Knodle	63,000	0.02%	63,000	126,000	0.04%	63,000	63,000	126,000	-	0.00%
51	Graham Walker	-	0.00%	66,700	66,700	0.02%	66,700	-	66,700	-	0.00%
52	Guillaume Clignet	2,661,905	0.78%	-	2,661,905	0.78%	-	2,661,905	2,661,905	-	0.00%
53	Guillermo Cobelo Fernandez	333,333	0.10%	333,333	666,666	0.20%	333,333	333,333	666,666	-	0.00%
54	Gundyco TR	95,833	0.03%	-	95,833	0.03%	-	95,833	95,833	-	0.00%
55	Gundyco TR Ninepoint Alternative	232,738	0.07%	-	232,738	0.07%	-	232,738	232,738	-	0.00%
56	Gundyco TR Ninepoint Credit	136,905	0.04%	-	136,905	0.04%	-	136,905	136,905	-	0.00%
57	Guoqi Researches Ltd.	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
58	Haywood Securities Inc	77,143	0.02%	-	77,143	0.02%	-	77,143	77,143	-	0.00%
59	Heinz Panning	30,000	0.01%	-	30,000	0.01%	-	30,000	30,000	-	0.00%
60	Helen Bowers	46,000	0.01%	-	46,000	0.01%	-	46,000	46,000	-	0.00%
61	Hummingbird Resources PLC	6,965,837	2.05%	-	6,965,837	2.01%	-	6,965,837	6,965,837	-	0.00%
62	Jacob Daniel Gibson	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
63	Jaime Garcia Calvo	-	0.00%	50,000	50,000	0.01%	50,000	-	50,000	-	0.00%
64	Jarod Seah	-	0.00%	108,000	108,000	0.03%	108,000	-	108,000	-	0.00%
65	Jason Waller	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
66	JAYVEE & CO A/C 392818	1,050,000	0.31%	-	1,050,000	0.31%	-	1,050,000	1,050,000	-	0.00%
67	Jeff Lambert	63,000	0.02%	63,000	126,000	0.04%	63,000	63,000	126,000	-	0.00%
68	Jerad Madsen	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
69	Jeremie Figueroa	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
70	Joe Baradziej	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
71	John Evans	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
72	John Patrick Ryan	100,000	0.03%	-	100,000	0.03%	-	100,000	100,000	-	0.00%
73	John Ryan	50,000	0.01%	-	50,000	0.01%	-	50,000	50,000	-	0.00%
74	Jon Urrejola Eguren	33,333	0.01%	33,333	66,666	0.02%	33,333	33,333	66,666	-	0.00%
75	Jonas Fong	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
76	Jonathon Fuller	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
77	Joseph Galda	-	0.00%	1,139,750	1,139,750	0.33%	1,139,750	-	1,139,750	-	0.00%
78	Joshua Haynes	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
79	Joshua Morita	-	0.00%	50,000	50,000	0.01%	50,000	-	50,000	-	0.00%

53

		Shares of Common Stock Beneficially Owned Prior to Offering (Undiluted Basis)		Common Stock Purchase Warrants Owned Prior to Offering	Shares of Common Stock Beneficially Owned Prior to Offering (Partially diluted Basis)		Shares of Common Stock Offered			Shares of Common Stock Beneficially Owned After Offering
#	Selling Shareholder	Number	%	Number	Number	%	Warrants	Shares	Number	Number	%
80	Juan Raphael Sanchez-Gil Romero	-	0.00%	33,333	33,333	0.01%	33,333	-	33,333	-	0.00%
81	Judge Michael Thomas	-	0.00%	300,000	300,000	0.09%	300,000	-	300,000	-	0.00%
82	Julie Lahlani Bejet	-	0.00%	83,333	83,333	0.02%	83,333	-	83,333	-	0.00%
83	KAREN GENOVESE	125,200	0.04%	-	125,200	0.04%	-	125,200	125,200	-	0.00%
84	Karen Ryan	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
85	Kelly Degroot	-	0.00%	55,000	55,000	0.02%	55,000	-	55,000	-	0.00%
86	Ken Eng	-	0.00%	60,000	60,000	0.02%	60,000	-	60,000	-	0.00%
87	Kevin J Pilon	15,000	0.00%	-	15,000	0.00%	-	15,000	15,000	-	0.00%
88	Kyle Erdmann	-	0.00%	275,000	275,000	0.08%	275,000	-	275,000	-	0.00%
89	Lee Clarke +	75,000	0.02%	-	75,000	0.02%	-	75,000	75,000	-	0.00%
90	Les Entreprises De Richard Atkinson Ltee	-	0.00%	833,300	833,300	0.25%	833,300	-	833,300	-	0.00%
91	lmt investments pty	-	0.00%	88,000	88,000	0.03%	88,000	-	88,000	-	0.00%
92	Luis Fernan Gonzalez Saiz	33,333	0.01%	33,333	66,666	0.02%	33,333	33,333	66,666	-	0.00%
93	Lyndia Evans	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
94	Lyons O’Dowd	-	0.00%	166,666	166,666	0.05%	166,666	-	166,666	-	0.00%
95	Mario Vivar	-	0.00%	50,000	50,000	0.01%	50,000	-	50,000	-	0.00%
96	Mark Cruise, Director	-	0.00%	175,000	175,000	0.05%	175,000	-	175,000	-	0.00%
97	Mark McBride	147,826	0.04%	-	147,826	0.04%	-	147,826	147,826	-	0.00%
98	Matthew Huff	-	0.00%	200,000	200,000	0.06%	200,000	-	200,000	-	0.00%
99	Matthew Langford	31,750	0.01%	-	31,750	0.01%	-	31,750	31,750	-	0.00%
100	Mcleod Farms ltd	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
101	Merk Investments fao ASA Gold and Precious Metals Limited	-	0.00%	5,000,000	5,000,000	1.45%	5,000,000	-	5,000,000	-	0.00%
102	Metaltail Ltd	1,000,000	0.29%	-	1,000,000	0.29%	-	1,000,000	1,000,000	-	0.00%
103	Michael Eiselein	116,809	0.03%	63,000	179,809	0.05%	63,000	116,809	179,809	-	0.00%
104	Michael Schuctheiss	-	0.00%	56,500	56,500	0.02%	56,500	-	56,500	-	0.00%
105	Michael Okuniewicz	63,000	0.02%	63,000	126,000	0.04%	63,000	63,000	126,000	-	0.00%
106	Mike Eiselein	236,976	0.07%	-	236,976	0.07%	-	236,976	236,976	-	0.00%
107	MineTech	-	0.00%	683,100	683,100	0.20%	683,100	-	683,100	-	0.00%
108	MineWater	-	0.00%	2,746,000	2,746,000	0.80%	2,746,000	-	2,746,000	-	0.00%
109	Morgan Hill	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
110	Moritz Hill	-	0.00%	250,000	250,000	0.07%	250,000	-	250,000	-	0.00%
111	Myrmikan Gold Fund	-	0.00%	2,500,000	2,500,000	0.73%	2,500,000	-	2,500,000	-	0.00%
112	Nathan Hoeck	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
113	NEX Industries Corp	-	0.00%	35,000	35,000	0.01%	35,000	-	35,000	-	0.00%
114	Nordwand Foundation	-	0.00%	2,633,333	2,633,333	0.77%	2,633,333	-	2,633,333	-	0.00%
115	NorthStar Communications GmbH	-	0.00%	953,958	953,958	0.28%	953,958	-	953,958	-	0.00%
116	Oberon Investments	-	0.00%	1,120,000	1,120,000	0.33%	1,120,000	-	1,120,000	-	0.00%
117	Orsus Consult GMBH	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
118	P. Cameron Andrews	-	0.00%	16,666	16,666	0.00%	16,666	-	16,666	-	0.00%
119	Palos Management Inc.	-	0.00%	2,350,000	2,350,000	0.69%	2,350,000	-	2,350,000	-	0.00%
120	Pamela Saxton, Director	21,000	0.01%	210,000	231,000	0.07%	210,000	21,000	231,000	-	0.00%
121	Peterson Law Professional Corporation	-	0.00%	637,078	637,078	0.19%	637,078	-	637,078	-	0.00%
122	Philipsburg FN Corp	-	0.00%	150,000	150,000	0.04%	150,000	-	150,000	-	0.00%
123	Portway International Inc.	-	0.00%	200,000	200,000	0.06%	200,000	-	200,000	-	0.00%
124	Poul Anders Lassen	-	0.00%	74,000	74,000	0.02%	74,000	-	74,000	-	0.00%
125	Rafael Asensio Gomez	-	0.00%	150,000	150,000	0.04%	150,000	-	150,000	-	0.00%
126	Raymond James Ltd TR	20,833,334	6.14%	-	20,833,334	5.79%	-	20,833,334	20,833,334	-	0.00%
127	Reinhart Schu	-	0.00%	67,000	67,000	0.02%	67,000	-	67,000	-	0.00%
128	Richard Hemingway	26,500	0.01%	-	26,500	0.01%	-	26,500	26,500	-	0.00%
129	Richard Williams, Executive Chairman	2,378,589	0.70%	388,327	2,766,916	0.81%	388,327	2,378,589	2,766,916	-	0.00%
130	Ringler Consulting and Research GMBH	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
131	Robert Koomen	-	0.00%	220,000	220,000	0.06%	220,000	-	220,000	-	0.00%
132	Robert Rothman	-	0.00%	93,000	93,000	0.03%	93,000	-	93,000	-	0.00%
133	Robert Sellars	-	0.00%	167,000	167,000	0.05%	167,000	-	167,000	-	0.00%
134	Roberto Alvarez Rey	40,000	0.01%	40,000	80,000	0.02%	40,000	40,000	80,000	-	0.00%
135	Ronald-Peter Stoeferle	-	0.00%	100,000	100,000	0.03%	100,000	-	100,000	-	0.00%
136	Ruffer Gold Fund	-	0.00%	2,950,000	2,950,000	0.86%	2,950,000	-	2,950,000	-	0.00%
137	Saif Siddiqui	-	0.00%	150,000	150,000	0.04%	150,000	-	150,000	-	0.00%
138	Sam Ash, CEO and Director	1,462,374	0.43%	702,500	2,164,874	0.63%	702,500	1,462,374	2,164,874	-	0.00%
139	Samuel Ash, CEO and Director	1,498,336	0.47%	-	1,598,336	0.47%	-	1,598,336	1,598,336	-	0.00%
140	Sarbjit Lalli	-	0.00%	33,333	33,333	0.01%	33,333	-	33,333	-	0.00%
141	Sebastian de Montessus	1,328,571	0.39%	-	1,328,571	0.39%	-	1,328,571	1,328,571	-	0.00%
142	Sebastian Marr	-	0.00%	10,084,200	10,084,200	2.89%	10,084,200	-	10,084,200	-	0.00%
143	Shaun Gibson	-	0.00%	1,700,000	1,700,000	0.50%	1,700,000	-	1,700,000	-	0.00%
144	Sipaju Sarl	267,858	0.08%	-	267,858	0.08%	-	267,858	267,858	-	0.00%
145	Sophie Weske	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
146	Sprott Private Resource Streaming and Royalty (Collector), LP	48,255,431	14.23%	339,000	48,594,431	12.54%	339,000	48,255,431	48,594,431	-	0.00%
147	Steven Ivie	63,000	0.02%	63,000	126,000	0.02%	63,000	63,000	126,000	-	0.00%

54

		Shares of Common Stock Beneficially Owned Prior to Offering (Undiluted Basis)		Common Stock Purchase Warrants Owned Prior to Offering	Shares of Common Stock Beneficially Owned Prior to Offering (Partially diluted Basis)		Shares of Common Stock Offered			Shares of Common Stock Beneficially Owned After Offering
#	Selling Shareholder	Number	%	Number	Number	%	Warrants	Shares	Number	Number	%
148	Stichting Legal Owner CDFund	-	0.00%	500,000	500,000	0.15%	500,000	-	500,000	-	0.00%
149	Subramanian /Nithya Shanmugam& Kurumbailm	-	0.00%	300,000	300,000	0.09%	300,000	-	300,000	-	0.00%
150	Subramanian Shanmugam & Nithya Subra	-	0.00%	130,000	130,000	0.04%	130,000	-	130,000	-	0.00%
151	Teck Resources	-	0.00%	2,951,389	2,951,389	0.86%	2,951,389	-	2,951,389	-	0.00%
152	The Upshon Family Trust	-	0.00%	160,000	160,000	0.05%	160,000	-	160,000	-	0.00%
153	Thomas Francis	249,449	0.07%	833,333	1,082,782	0.32%	833,333	249,449	1,082,782	-	0.00%
154	Thomas Gallagher	110,000	0.03%	-	110,000	0.03%	-	110,000	110,000	-	0.00%
155	Timothy Hopper	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
156	Timothy Wright	-	0.00%	186,500	186,500	0.05%	186,500	-	186,500	-	0.00%
157	Tom Hopper	42,000	0.01%	42,000	84,000	0.02%	42,000	42,000	84,000	-	0.00%
158	Travis Anderson	-	0.00%	16,666,666	16,666,666	4.68%	16,666,666	-	16,666,666	-	0.00%
159	Universal-Investment-GmbH on behalf of Earth Gold Fund UI (081J01)	-	0.00%	10,000,000	10,000,000	2.86%	10,000,000	-	10,000,000	-	0.00%
160	Wade Black	-	0.00%	130,000	130,000	0.04%	130,000	-	130,000	-	0.00%
161	Wayne Parsons	-	0.00%	5,228,667	5,228,667	1.52%	5,228,667	-	5,228,667	-	0.00%
162	Xose Rubal Ledo	40,000	0.01%	40,000	80,000	0.02%	40,000	40,000	80,000	-	0.00%
163	Yannick Dubuc	-	0.00%	45,000	45,000	0.01%	45,000	-	45,000	-	0.00%

	Total	94,124,660	27.77%	92,511,716	186,636,376	52.33%	92,511,716	94,124,660	186,636,376	-	0.00%
	All directors and officers as a group (6 persons)	5,381,299	1.59%	2,184,385	7,565,684	2.22%	2,184,385	5,381,299	7,565,684	-	0.00%

Stockholders

As of April 12, 2024, there were approximately 150 stockholders of record of our common stock and, according to our estimates, approximately 500 beneficial owners of our common stock.

55

PLAN OF DISTRIBUTION

We are registering shares of our common stock to permit the resale of those shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such shares. We will not receive any of the proceeds from the sale by the selling shareholders of such shares. We will bear all fees and expenses incident to our obligation to register the such shares.

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the TSX Venture Exchange, the OTCQB or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable laws are satisfied. The selling shareholders may also sell their shares of common stock directly or through one or more underwriters, broker-dealers, or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved). Broker-dealers engaged by any selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with sales of our common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders may also sell shares of our common stock short and deliver shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

56

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of such shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of the shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute shares of our common stock.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424. Provided we are not the subject of any SEC stop orders and we are not subject to any cease and desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Under the securities laws of some states, shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares of our common stock may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the selling shareholders or any other person. All of the foregoing provisions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the offering, estimated to be approximately $25,500 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws, and legal and accounting fees; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, if any, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of our common stock may be resold by the selling shareholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the shares of our common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

57

LEGAL PROCEEDINGS

Other than as described below, neither the Company nor its property is the subject of any current, pending, or threatened legal proceedings. The Company is not aware of any other legal proceedings in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of the Company’s voting securities, or any associate of any such director, officer, affiliate or security holder of the Company, is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

On July 28, 2021, a lawsuit was filed in the U.S. District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage (AMD) in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief U.S. District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss in respect of Crescent’s cost recovery claim under CERCLA Section 107(a) and declaratory judgment, tortious interference, trespass, nuisance and negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. Placer Mining Corp. and Bunker Hill Mining Corp are named as co-defendants. Bunker Hill responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. The Company believes Crescent’s lawsuit is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to the Company’s indemnification of Placer Mining Corp in the sale and purchase agreement executed between the companies for the Mine on December 15, 2021.

On October 26, 2021, the Company asserted claims against Crescent in a separate lawsuit. Bunker Hill Mining Corporation v. Venzee Technologies Inc. (Venzee) et al, Case No. 2:21-cv-209-REP, was filed in the U.S. District Court for the District of Idaho on May 14, 2021. The Company has subsequently executed a tolling agreement with Venzee in exchange for dropping its lawsuit. The Company originally filed this lawsuit on May 14, 2021 against other parties but has since filed an amended complaint to include its claims against Crescent. This lawsuit has been consolidated into the lawsuit Crescent filed on July 28, 2021.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares of our common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Financial Statements included in this prospectus and in the registration statement have been audited by MNP LLP and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The technical information appearing or incorporated by reference in this prospectus concerning the Bunker Hill Mine, including estimates of mineral resources and mineral reserves, was derived from the Bunker Hill Technical Report and the Amended Technical Report prepared by Resource Development Associates, Inc. independent mining consultants. As of the date hereof, Resource Developments Associates, Inc. beneficially owns none of our outstanding common stock.

The validity of the issuance of the shares of our common stock hereby will be passed upon for us by J.P. Galda & Co., 40 East Montgomery Avenue, LTW 220 Ardmore, PA 19003. As disclosed in the table of selling shareholders in the “Selling Shareholders and Certain Beneficial Owners” section above, Mr. Galda owns certain shares of our common stock and common stock purchase warrants, which upon their exercise, and together with the shares of common stock, will represent less than 1% of the outstanding shares of our common stock.

58

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada law allows a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses (including attorneys’ fees and amounts paid in settlement) and, provided that such individual, or indemnitee, acted in good faith and for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, had reasonable grounds to believe his or her conduct was lawful. Nevada law authorizes a corporation to indemnify its directors, officers, employees and agents against all reasonable expenses including amounts paid in settlement and attorneys’ fees in connection with a lawsuit by or in the right of the corporation to procure a judgment in its favor if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification may be paid as to any claim, issue or matter as to which such person has been adjudged liable to the corporation unless it is determined by the court making such adjudication of liability that, despite such finding, such person is fairly and reasonably entitled for such expenses deemed proper.

Nevada law also provides for discretionary indemnification made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either:

(i)	by the shareholders;
(ii)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding;
(iii)	if a majority vote of a quorum consisting of directors who were not parties to the actions, suit or proceeding so orders, by independent legal counsel in a written opinion; or
(iv)	if a quorum consisting of directors who were not parties to the actions, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the actions, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions do not affect any right to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada law does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court or for the advancement of expenses, may not be made to or on behalf of any director or officer if his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. In addition, indemnification continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

59

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of our common stock covered hereby. As permitted by the SEC’s rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC. You may also access our filings with the SEC on our website, which is located at http://www.bunkerhillmining.com/. Except as specifically incorporated by reference into this prospectus, the information contained on our website is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

60

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Bunker Hill Mining Corp. (formerly Liberty Silver Corp.)

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bunker Hill Mining Corp. (the “Company”) as at December 31, 2023 and 2022, and the related consolidated statements of income (loss) and comprehensive income (loss), cash flows, and changes in shareholders’ deficiency for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as at December 31, 2023 and 2022, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

F-2

Critical Audit Matter Description	Audit Response

Valuation of Series 1 & 2 Convertible Debentures (CDs)

The Company had previously issued CDs which are complex in nature and are required to be fair valued at the end of each reporting period.

The calculation of the fair value of the CDs requires management to use an appropriate valuation model and incorporates estimates.

This resulted in an increased extent of audit effort, including the involvement of internal valuation specialists.

Due to the complexity of these CDs and the estimates and assumptions involved in the determination of fair value we considered this to be a critical audit matter.

Refer to Note 3 Significant Accounting Policies - Use of Estimates and Assumptions and Note 9 Promissory Notes Payable and Convertible Debentures.

We responded to this matter by performing audit procedures in relation to the valuation of the CDs. Our audit work in relation to this included, but was not restricted to, the following:

● Obtained and assessed all amendments signed in the year in relation to the CDs.

● Obtained management’s assessment of the fair value of the CDs.

● With the assistance of internal valuation specialists, evaluated the reasonability of management’s model for valuing the CDs and the appropriateness of the inputs used in the model, and recalculated fair values.

● Recalculated the covenants involved to ensure compliance.

● Performed a sensitivity analysis on the inputs.

● Assessed the appropriateness of the related disclosures.

Accounting Treatment and Valuation of Stream Debenture

Upon closing of the Metals Purchase Agreement, the Company was issued a $46,000,000 debenture (the “Stream Debenture”).

The determination of the accounting treatment of the Stream Debenture is complex in nature. The measurement of the Stream Debenture requires management to incorporate significant estimates.

Due to the complexity involved in determining the correct accounting treatment and measurement of the Stream Debenture, we considered this to be a critical audit matter.

Refer to Note 3 Significant Accounting Policies - Use of Estimates and Assumptions and Note 9 Promissory Notes Payable and Convertible Debentures.

We responded to this matter by performing audit procedures in relation to the accounting treatment and valuation of the Stream Debenture. Our audit work in relation to this included, but was not restricted to, the following:

● Obtained the agreement for the Stream Debenture.

● Evaluated the appropriateness of management’s analysis and assessment of the accounting treatment of the Stream Debenture in accordance with relevant accounting standards.

● Assessed the reasonability of the model used to value the Stream Debenture and the appropriateness of the inputs used and recalculated the value.

● With the assistance of internal valuation specialists, assessed certain key assumptions in the valuation of the Stream Debenture which included the discount rate and future metal prices.

● Evaluated management’s calculation of the initial and year-end measurement of the Stream Debenture.

● Assessed the appropriateness of the related disclosures.

Measurement of Gain on Conversion of Royalty Convertible Debenture (“RCD”)

The RCD was converted and the Company granted a royalty over the life of the Bunker Hill mine (the “Royalty”).

The determination of the accounting treatment of the Royalty is complex in nature. The measurement of the converted RCD into the Royalty requires management to incorporate significant estimates.

Due to the complexity involved in determining the correct accounting treatment and measurement of the RCD and the Royalty on the conversion date, we consider this to be a critical audit matter.

Refer to Note 3 Significant Accounting Policies - Use of Estimates and Assumptions and Note 9 Promissory Notes Payable and Convertible Debentures.

We responded to this matter by performing audit procedures in relation to the measurement of gain on conversion of the RCD. Our audit work in relation to this included, but was not restricted to, the following:

● Obtained the agreement for the conversion of the RCD into the Royalty.

● Evaluated management’s analysis and assessment of the accounting treatment of the conversion in accordance with the relevant accounting standards.

● Assessed the reasonability of the model used to value the RCD and Royalty on conversion date and the appropriateness of the inputs used and recalculated the values.

● With the assistance of internal valuation specialists, assessed certain key assumptions in the valuation of the RCD and Royalty on conversion date which included the discount rate and future metal prices.

● Tested mathematical accuracy of management’s calculation of the RCD and the Royalty.

● Assessed the appropriateness of the related disclosures.

 MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2014.

Mississauga, Canada

March 12, 2024

F-3

Bunker Hill Mining Corp.

Consolidated Balance Sheets

(Expressed in United States Dollars)

	December 31,	December 31,
	2023	2022
ASSETS

Current assets
Cash	$20,102,596	$708,105
Restricted cash (note 8)	6,476,000	6,476,000
Accounts receivable and prepaid expenses (note 4)	598,401	556,947
Total current assets	27,176,997	7,741,052

Non-current assets
Spare parts inventory	341,004	341,004
Long-term deposit	249,265	269,015
Equipment (note 5)	946,661	551,204
Right-of-use assets (note 5)	625,022	-
Bunker Hill Mine and Mining interests (note 6)	15,198,259	15,896,645
Process plant (note 5)	17,452,470	8,130,972
Total assets	$61,989,678	$32,929,892

EQUITY AND LIABILITIES

Current liabilities
Accounts payable	$1,788,950	$4,523,502
Accrued liabilities	1,225,525	1,500,164
Current portion of lease liability (note 7)	353,526	-
Derivative warrant liability (note 10)	-	903,697
Deferred share units liability (note 13)	569,327	573,742
Environment protection agency cost recovery payable (note 8)	3,000,000	-
Interest payable (notes 8 and 9)	534,998	1,154,477
Promissory notes payable (note 9)	-	1,500,000
Total current liabilities	7,472,326	10,155,582

Non-current liabilities
Lease liability (note 7)	71,808	-
Loan payable (note 9)	-	4,684,446
Series 1 convertible debenture (note 9)	5,244,757	5,537,360
Series 2 convertible debenture (note 9)	13,458,570	14,063,525
Stream debenture (note 9)	51,138,000	-
Royalty convertible debenture (note 9)	-	10,285,777
Environment protection agency cost recovery liability net of discount (note 8)	6,574,140	7,941,466
Deferred tax liability (note 15)	2,588,590	-
Derivative warrant liability (note 10)	1,808,649	6,438,679
Total liabilities	88,356,840	59,106,835

Shareholders’ Deficiency
Preferred shares, $0.000001 par value, 10,000,000 preferred shares authorized; Nil preferred shares issued and outstanding (note 10)	-	-
Common stock, $0.000001 par value, 1,500,000,000 shares of common stock authorized; 322,661,482 and 229,501,661 shares of common stock issued and outstanding, respectively (note 10)	321	228
Additional paid-in-capital (note 10)	57,848,953	45,161,513
Accumulated other comprehensive income	808,662	253,875
Accumulated deficit	(85,025,098)	(71,592,559)
Total shareholders’ deficiency	(26,367,162)	(26,176,943)
Total shareholders’ deficiency and liabilities	$61,989,678	$32,929,892

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Bunker Hill Mining Corp.

Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(Expressed in United States Dollars)

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2023	2022
Operating expenses
Operation and administration	$6,146,322	$2,033,879
Mine preparation	-	7,827,656
Legal and accounting	1,848,879	1,147,861
Consulting and wages (note 16)	3,605,373	5,477,765
Loss from operations	(11,600,574)	(16,487,161)

Other income or gain (expense or loss)
Interest income	1,107,093	-
Change in derivative liability (note 10)	2,360,025	15,696,391
Gain (loss) on foreign exchange	4,821	(237,546)
Gain (loss) on fair value of convertible debentures (note 9)	1,673,776	(1,140,537)
Gain on RCD settlement (note 6)	6,980,932	-
Gain on debt settlement	170,941	-
Gain on EPA debt extinguishment (note 8)	-	8,614,103
Gain on warrant modification	214,714	-
Interest expense (notes 8 and 9)	(7,124,527)	(3,382,559)
Debenture finance costs (note 9)	-	(1,230,540)
Financing costs (note 10)	(934,502)	(945,507)
Other income	23,520	18,626
Other expense	-	(6,679)
Loss on revaluation of stream debenture (note 9)	(3,128,956)	-
Loss on debt modification (note 9)	(99,569)	-
Loss on debt settlement (note 9)	(491,643)	-
(Loss) income for the year pre tax	$(10,843,949)	$898,591
Deferred tax expense (note 15)	(2,588,590)	-
Net (loss) income for the year	(13,432,539)	898,591

Other comprehensive income (loss), net of tax
Gain on change in FV on own credit risk (note 9)	554,787	253,875
Other comprehensive income	554,787	253,875
Comprehensive (loss) income	(12,877,752)	1,152,466

Net (loss) Income per share of common stock
Net (loss) income per share of common stock – basic (note 11)	$(0.05)	$0.00
Net (loss) income per share of common stock – fully diluted (note 11)	$(0.05)	$0.00
Weighted average number of shares of common stock
Weighted average shares of common stock – basic (note 11)	280,354,631	205,950,811
Weighted average shares of common stock – fully diluted (note 11)	280,354,631	269,801,281

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Bunker Hill Mining Corp.

Consolidated Statements of Cash Flows

(Expressed in United States Dollars)

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2023	2022
Operating activities
Net (Loss) income for the year	$(13,432,539)	$898,591
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,092,290	421,881
Depreciation expense	190,133	214,643
Change in derivative liability	(2,360,025)	(15,696,391)
Deferred tax expense	2,588,590	-
Units issued for services	111,971	1,060,858
Imputed interest expense on lease liability	29,699	1,834
Interest expense	92,799	16,466
Financing costs	-	264,435
Foreign exchange loss (gain)	-	233,059
Foreign exchange loss (gain) on re-translation of lease	-	718
Accretion of liabilities	4,149,267	996,400
Loss on revaluation of stream debenture	3,128,956	-
Loss on modification of debt	99,569	-
Loss on debt settlement	491,643	-
(Gain) loss on fair value of convertible debt derivatives	(1,673,777)	1,140,537
Gain on Warrant Extinguishment	(214,714)	-
Gain on RCD settlement	(6,980,932)	-
Gain on debt settlement	(170,941)	-
Gain on extinguishment EPA debt	-	(8,614,103)
Changes in operating assets and liabilities:
Accounts receivable	-	369,544
Prepaid finance costs	-	393,640
Prepaid expenses and deposits	(26,267)	(1,133,124)
Accounts payable	(1,840,426)	773,102
Accrued liabilities	425,719	316,167
EPA water treatment payable	-	(4,458,707)
EPA cost recovery payable	-	(2,000,000)
Interest payable – EPA	-	(78,710)
Interest payable	1,966,233	2,380,853
Net cash used in operating activities	(12,332,752)	(22,498,307)

Investing activities

Additions to Bunker Hill Mine and mining interests	(1,458,506)	(6,681,381)
Land purchase	-	(202,000)
Process plant	(9,398,032)	(3,633,687)
Purchase of machinery and equipment	(539,803)	(316,600)
Purchase of spare inventory	-	(341,004)
Net cash used in investing activities	(11,396,341)	(11,174,672)

Financing activities
Proceeds from stream obligation	46,000,000	-
Transaction costs stream obligation	(740,956)	-
Proceeds from convertible debentures	-	29,000,000
Proceeds from bridge loan	-	4,668,000
Proceeds from issuance of shares, net of issue costs	3,661,822	7,767,849
Proceeds from warrants exercise	837,459	-
Proceeds from promissory notes	390,000	-
Repayment of bridge loan	(5,000,000)	-
Repayment of promissory notes	(150,000)	-
Repayment of promissory note	(1,599,568)	(1,000,000)
Lease payments	(275,173)	(64,828)
Net cash provided by financing activities	43,123,584	40,371,021
Net change in cash and restricted cash	19,394,491	6,698,042
Cash, beginning of year	7,184,105	486,063
Cash and restricted cash, end of year	$26,578,596	$7,184,105

Supplemental disclosures
Non-cash activities:
Units issued to settle accounts payable and accrued liabilities	$874,198	$228,421
Units issued to settle interest payable	2,515,235	1,400,174
Mill purchase for shares and warrants	-	3,243,296
Units issued to settle DSU/RSU/Bonuses	-	872,399

Reconciliation from Cash Flow Statement to Balance Sheet:
Cash and restricted cash, end of year	$26,578,596	$7,184,105
Less restricted cash	6,476,000	6,476,000
Cash	$20,102,596	$708,105

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Bunker Hill Mining Corp.

Consolidated Statements of Changes in Shareholders’ Deficiency

(Expressed in United States Dollars)

				Accumulated
			Additional	other
	Common stock		paid-in-	comprehensive	Accumulated
	Shares	Amount	capital	loss	deficit	Total

Balance, December 31, 2022	229,501,661	$228	$45,161,513	$253,875	$(71,592,559)	$(26,176,943)
Stock-based compensation	-	-	1,458,946	-	-	1,458,946
Compensation options	-	-	111,971	-	-	111,971
Shares issued for interest payable	25,300,209	25	2,784,124	-	-	2,784,149
Shares issued for RSUs vested	5,809,218	6	(6)	-	-	-
Shares issued for warrant exercise	10,416,667	10	907,080	-	-	907,090
Special warrant shares issued for C$0.15	51,633,727	52	7,425,325	-	-	7,425,377
OCI	-	-	-	554,787	-	554,787
Net income for the period	-	-	-	-	(13,432,539)	(13,432,539)
Balance, December 31, 2023	322,661,482	$321	$57,848,953	$808,662	$(85,025,098)	$(26,367,162)

Balance, December 31, 2021	164,435,826	$164	$38,248,618	$-	$(72,491,150)	$(34,242,368)

Stock-based compensation	-	-	700,737	-	-	700,737
Compensation options	-	-	264,435	-	-	264,435
Shares issued for interest payable	11,544,279	12	1,400,174	-	-	1,400,186
Shares issued for RSUs vested	2,565,900	2	(2)	-	-	-
Non brokered shares issued for C$0.30	1,471,664	1	352,854	-	-	352,855
Special warrant shares issued for C$0.30	37,849,325	38	9,083,719	-	-	9,083,757
Contractor shares issued for C$0.30	1,218,000	1	289,999	-	-	290,000
Shares issued for Process plant purchase	10,416,667	10	1,970,254	-	-	1,970,264
Issue costs	-	-	(902,427)	-	-	(902,427)
Warrant valuation	-	-	(6,246,848)	-	-	(6,246,848)
Gain on fair value from change in credit risk	-	-	-	253,875	-	253,875
Net income for the period	-	-	-	-	898,591	898,591

Balance, December 31, 2022	229,501,661	$228	$45,161,513	$253,875	$(71,592,559)	$(26,176,943)

(i)	Shares issued at C$0.15, converted to U.S. dollars at $0.11 (note 11)
(ii)	Shares issued at C$0.30, converted to U.S. dollars at $0.24 (note 11)
(ii)	Units issued at C$0.40, converted to U.S. dollars at $0.32 (note 11)
(iv)	Units issued at C$0.57, converted to U.S. dollars at $0.45 (note 11)

The accompanying notes are an integral part of these consolidated financial statements.

F-7

1. Nature and continuance of operations

Bunker Hill Mining Corp. (the “Company”) was incorporated under the laws of the state of Nevada, U.S.A. on February 20, 2007, under the name Lincoln Mining Corp. Pursuant to a Certificate of Amendment dated February 11, 2010, the Company changed its name to Liberty Silver Corp., and on September 29, 2017, the Company changed its name to Bunker Hill Mining Corp. The Company’s registered office is located at 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701, and its head office is located at 82 Richmond Street East, Toronto, Ontario, Canada, M5C 1P1. As of the date of this Form 10-K, the Company had one subsidiary, Silver Valley Metals Corp. (“Silver Valley”, formerly American Zinc Corp.), an Idaho corporation created to facilitate the work being conducted at the Bunker Hill Mine in Kellogg, Idaho.

The Company was incorporated for the purpose of engaging in mineral exploration, and exploitation activities. It continues to work at developing its project with a view towards putting it into production.

2. Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to exploration stage enterprises. The consolidated financial statements are expressed in U.S. dollars, the Company’s functional currency.

3. Significant accounting policies

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

F-8

Basis of consolidation

These consolidated financial statements include the assets, liabilities and expenses of the Company and its wholly owned subsidiary, Silver Valley Metals Corp. (formerly American Zinc Corp.). All intercompany transactions and balances have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents may include highly liquid investments with original maturities of three months or less.

Mineral rights, property and acquisition costs

The Company transitioned from the exploration stage to the development stage at the beginning of the fourth quarter of 2022. The Company has not yet realized any revenues from its planned operations.

The Company capitalizes acquisition and option costs of mineral rights as intangible assets when there is sufficient evidence to support probability of generating positive economic returns in the future. Upon commencement of commercial production, the mineral rights will be amortized using the unit-of-production method over the life of the mineral rights. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time.

The costs of acquiring mining properties are capitalized upon acquisition. Mine development costs incurred to develop and expand the capacity of mines, or to develop mine areas in advance of production, are also capitalized once proven and probable reserves exist and the property is a commercially mineable property. Costs incurred to maintain current exploration or to maintain assets on a standby basis are charged to operations. Costs of abandoned projects are charged to operations upon abandonment. The Company evaluates the carrying value of capitalized mining costs and related property and equipment costs, to determine if these costs are in excess of their recoverable amount whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Evaluation of the carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (FASB ASC) 360-10-35, Impairment or Disposal of Long-Lived Assets.

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that takes a substantial period of time to prepare for its intended use are capitalized as part of the cost of the asset. Capitalization of borrowing costs begins when there are borrowings, and activities commence to prepare an asset for its intended use. Capitalization of borrowing costs ends when substantially all activity necessary to prepare a qualifying asset for its intended use are complete. When proceeds of project-specific borrowings are invested on a temporary basis, borrowing costs are capitalized net of any investment income.

Equipment

Equipment is stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years. The cost of repairs and maintenance is charged to expense as incurred. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income or gain (expense or loss).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of equipment or whether the remaining balance of the equipment should be evaluated for possible impairment. If events and circumstances warrant evaluation, the Company uses an estimate of the related undiscounted cash flows over the remaining life of the equipment in measuring their recoverability.

Leases

Operating lease right of use (“ROU”) assets represent the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in operation and administration expenses in the consolidated statements of (loss) Income and comprehensive (loss) Income.

Rental income obtained through subleases is recorded as income over the lease term and is offset against operation and administration expenses.

F-9

Impairment of long-lived assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate the related carrying amounts may not be recoverable. The assets are subject to impairment consideration under FASB ASC 360, Property, Plant and Equipment, if events or circumstances indicate that their carrying amount might not be recoverable. When the Company determines that an impairment analysis should be done, the analysis is performed using the rules of FASB ASC 930-360-35, Extractive Activities – Mining, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Various factors could impact the Company’s ability to achieve forecasted production schedules. Additionally, commodity prices, capital expenditure requirements and reclamation costs could differ from the assumptions the Company may use in future production cash flow models when compared to factors used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from development stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material can ultimately be mined economically.

Fair value of financial instruments

The Company adopted FASB ASC 820-10, Fair Value Measurement. This guidance defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 inputs to valuation methodology are unobservable and significant to the fair measurement.

The carrying amounts reported in the consolidated balance sheets for cash, restricted cash, accounts receivable excluding HST, accounts payable, accrued liabilities, interest payable, promissory notes payable, current portion of environmental protection agency cost recovery payable, and current portion of lease liability, all of which qualify as financial instruments, are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and current market rate of interest. The carrying amounts of convertible loans are reported at estimated fair values as a result of the application of fair value models at each quarter end. The Company measured its DSU liability at fair value on recurring basis using level 1 inputs. Derivative warrant liabilities and convertible debentures are measured at fair value on recurring basis using level 3 inputs. The Company measured the non-current portion of the EPA liability and the stream debenture using a discount rate that represents the market rate. The Company measured its lease liabilities using a discount rate that represents market rate for the underlying asset.

Environmental expenditures

The operations of the Company have been, and may in the future be, affected from time to time, in varying degrees, by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet, or if possible, surpass standards set by relevant legislation, by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are expensed as incurred or capitalized and amortized depending on their future economic benefits. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

F-10

Income taxes

The Company accounts for income taxes in accordance with Accounting Standard Codification 740, Income Taxes (“FASB ASC 740”), on a tax jurisdictional basis. The Company files income tax returns in the United States.

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the tax bases of assets and liabilities and the consolidated financial statements reported amounts using enacted tax rates and laws in effect in the year in which the differences are expected to reverse. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

The Company assesses the likelihood of the consolidated financial statements effect of a tax position that should be recognized when it is more likely than not that the position will be sustained upon examination by a taxing authority based on the technical merits of the tax position, circumstances, and information available as of the reporting date. The Company is subject to examination by taxing authorities in jurisdictions such as the United States. Management does not believe that there are any uncertain tax positions that would result in an asset or liability for taxes being recognized in the accompanying consolidated financial statements. The Company recognizes tax-related interest and penalties, if any, as a component of income tax expense.

FSAB ASC 740 prescribes recognition threshold and measurement attributes for the consolidated financial statements recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in periods, disclosure and transition. At December 31, 2023, December 31, 2022, the Company has not taken any tax positions that would require disclosure under FASB ASC 740.

Basic and diluted net (loss) income per share

The Company computes net (loss) income per share in accordance with FASB ASC 260, Earnings per Share (“FASB ASC 260”). Under the provisions of FASB ASC 260, basic net (loss) income per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net (loss) income per share is computed using the weighted average number of shares of common stock and, if dilutive, potential shares of common stock outstanding during the period. Potential shares of common stock consist of the incremental shares of common stock issuable upon the exercise of stock options, RSUs, warrants and the conversion of convertible loan payable. As of December 31, 2023, a $6,000,000 convertible debenture (the “CD1”), a $15,000,000 convertible debenture (the “CD2”), 8,970,636 stock options, 145,061,976 warrants, and 4,301,150 broker options, and 7,044,527 RSUs were considered in the calculation but not included, as they were anti-dilutive (December 31, 2022 - 9,005,636 stock options, 162,129,064 warrants, and 5,470,799 broker options).

Stock-based compensation

In December 2004, FASB issued FASB ASC 718, Compensation – Stock Compensation (“FASB ASC 718”), which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC 718 requires that the compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued.

The Company accounts for stock-based compensation arrangements with non-employees in accordance with ASU 505-50, Equity-Based Payments to Non-Employees, which requires that such equity instruments are recorded at the value on the grant date based on fair value of the equity or goods and services whichever is more reliable.

Restricted share units

The Company estimates the grant date fair value of RSUs using the Company’s common stock at the grant date. The Company records the value of the RSUs in paid-in capital.

F-11

Deferred share units (“DSUs”)

The Company estimates the grant date fair value of the DSUs using the trading price of the Company’s common stock on the day of grant. The Company records the value of the DSUs owing to its directors as DSU liability and measures the DSU liability at fair value at each reporting date, with changes in fair value recognized as stock-based compensation in profit (loss).

Use of estimates and assumptions

Many of the amounts included in the consolidated financial statements require management to make judgments and/or estimates. These judgments and estimates are continuously evaluated and are based on management’s experience and knowledge of the relevant facts and circumstances. Actual results may differ from the amounts included in the consolidated financial statements.

Areas of significant judgment and estimates affecting the amounts recognized in the consolidated financial statements include:

Going concern

The assessment of the Company’s ability to continue as a going concern involves judgment regarding future funding available for its operations and working capital requirements.

Accrued liabilities

The Company has to make estimates to accrue for certain expenditures due to delay in receipt of third-party vendor invoices. These accruals are made based on trends, history and knowledge of activities. Actual results may be different. The Company makes monthly estimates of its water treatment costs, with a true-up to the annual invoice received from the Idaho Department of Environmental Quality (“IDEQ”). Using the actual costs in the annual invoice, the Company then reassesses its estimate for future periods. Given the nature, complexity and variability of the various actual cost items included in the invoice, the Company has used the most recent invoice as its estimate of the water treatment costs for future periods.

Convertible Loans, Promissory Notes, Stream Obligation and Warrants

Estimating the fair value of derivative warrant liability requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the issuance. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the warrants derivative liability, volatility and dividend yield and making assumptions about them. The assumptions and models used for estimating fair value of warrants derivative liability are disclosed in Notes 9 and 10.

The fair value estimates of the convertible loans use inputs to the valuation model that include risk-free rates, equity value per share of common stock, USD-CAD exchange rates, spot and futures prices of minerals, expected equity volatility, expected volatility in minerals prices, discount for lack of marketability, credit spread, expected mineral production over the life of the mine, and project risk/estimation risk factors. See Note 9 for full disclosures related to the convertible loans and promissory notes.

The stream obligation inputs used to determine the future cash flows and effective interest for the amortized cost calculation include futures prices of minerals and expected mineral production over the life of the mine. See Note 9 for full disclosures related to the stream obligation.

The fair value estimates may differ from actual fair values and these differences may be significant and could have a material impact on the Company’s balance sheets and the consolidated statements of operations.

Impairment of mineral properties, plant and equipment

Assets are reviewed for an indication of impairment at each reporting date. This determination requires significant judgment. Factors that could trigger an impairment review include, but are not limited to, significant negative industry or economic trends, interruptions in exploration activities or a significant drop in precious metal prices.

Incremental borrowing rate

Estimating the present value of minimum future lease payments requires determining the most appropriate incremental borrowing rate. The assessment of the Company’s incremental borrowing rate involves judgment regarding the cost of borrowings for the related asset.

Borrowing cost capitalization rate

The assessment of the Company’s incremental borrowing rate involves judgment on what qualifies as a qualifying asset and on determining the capitalization rates.

F-12

Reclassifications

Certain reclassifications have been made to conform prior year’s data to the current presentation. The reclassifications have no effect on the results of reported operations or stockholders’ deficit or cash flows.

Concentrations of credit risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and restricted cash. The Company places its cash with financial institutions of high credit worthiness. At times, its cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company’s management also routinely assesses the financial strength and credit worthiness of any parties to which it extends funds and as such, it believes that any associated credit risk exposures are limited.

Risks and uncertainties

The Company operates in the mineral resource exploration and mine development industry that is subject to significant risks and uncertainties, including financial, operational, and other risks associated with operating a mineral resource exploration business, including the potential risk of business failure.

Foreign currency transactions

The Company from time to time will receive invoices from service providers that are presenting their invoices using the Canadian dollar. The Company will use its U.S. dollars to settle the Canadian dollar liabilities and any differences resulting from the exchange transaction are reported as gain or loss on foreign exchange.

Convertible loans and promissory notes payable

The Company reviews the terms of its convertible loans, stream obligation and promissory notes payable to determine whether there are embedded derivatives, including the embedded options, that are required to be bifurcated and accounted for as individual derivative financial instruments. In circumstances where the convertible loans, the stream obligation, or the promissory note contains embedded derivatives that are to be separated from the host contracts, the total proceeds received are first allocated to the fair value of the derivative financial instruments determined using the binomial model. The remaining proceeds, if any, are then allocated to the debenture cost contracts, usually resulting in those instruments being recorded at a discount from their principal amount. This discount is accreted over the expected life of the instruments to profit (loss) using the effective interest method. In circumstances where the convertible loans, the stream obligation, or the promissory note contains embedded derivatives that are not separated from the host contracts, the fair values of the host contract and the derivative are valued together, with the change in fair value accounted through earnings, profit and loss for each period reported.

The debenture host contracts are subsequently recorded at amortized cost at each reporting date, using the effective interest method. The embedded derivatives are subsequently recorded at fair value at each reporting date, with changes in fair value recognized in profit (loss).

The Company applies ASC 480 distinguishing liabilities from equity and ASC 815 derivatives and hedging in determining the appropriate accounting treatment for hybrid instruments. The embedded options within the convertible loans are not bifurcated and measured at fair value at each period end.

F-13

Recent Accounting Pronouncements

New Accounting Pronouncements – In August 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-05, Business Combinations - Joint Venture Formations (Subtopic 805-60): Recognition and Initial Measurement, which clarifies the business combination accounting for joint venture formations. The amendments in the ASU seek to reduce diversity in practice that has resulted from a lack of authoritative guidance regarding the accounting for the formation of joint ventures in separate financial statements. The amendments also seek to clarify the initial measurement of joint venture net assets, including businesses contributed to a joint venture. The guidance is applicable to all entities involved in the formation of a joint venture. The amendments are effective for all joint venture formations with a formation date on or after January 1, 2025. Early adoption and retrospective application of the amendments are permitted. The Company does not expect adoption of the new guidance to have a material impact on our consolidated financial statements and disclosures.

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2023-07 (“ASU 2023-07”), Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, amending reportable segment disclosure requirements to include disclosure of incremental segment information on an annual and interim basis. Among the disclosure enhancements are new disclosures regarding significant segment expenses that are regularly provided to the chief operating decision-maker and included within each reported measure of segment profit or loss, as well as other segment items bridging segment revenue to each reported measure of segment profit or loss. The amendments in ASU 2023-07 are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, and are applied retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of this update on our consolidated financial statements and disclosures.

In December 2023, the FASB issued Accounting Standards Update 2023-09 (“ASU 2023-09”), Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, and are applied prospectively. Early adoption and retrospective application of the amendments are permitted. The Company is currently evaluating the impact of this update on our consolidated financial statements and disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

4. Accounts receivable and prepaid expenses

Accounts receivable and prepaid expenses consists of the following:

	December 31,	December 31,
	2023	2022

Prepaid expenses	$382,198	$334,686
HST Receivable	121,621	51,532
Environment protection agency overpayment (note 8)	94,582	170,729
Total	$598,401	$556,947

5. Equipment, Right-of-Use asset, and Process Plant

Equipment consists of the following:

	December 31,	December 31,
	2023	2022

Equipment	$1,460,375	$920,571
Less accumulated depreciation	(513,714)	(369,367)
Equipment, net	$946,661	$551,204

The total depreciation expense during the year ended December 31, 2023, was $144,347 (year ended December 31, 2022 - $162,290).

F-14

Process Plant

On May 13, 2022, the Company completed the purchase of a package of equipment and parts inventory from Teck Resources Limited’s (“Teck”) Pend Oreille operation. The package comprises substantially all the mineral processing equipment including complete crushing, grinding and flotation circuits suitable for a planned ~1,500 ton-per-day operation at the Bunker Hill site, and total inventory of components and parts for the mill, assay lab, conveyer, field instruments, and electrical spares.

The purchase of the mill has been valued at:

-	Cash consideration given, comprised of $500,000 non-refundable deposit remitted on January 7, 2022 and $231,000 sales tax remitted on May 13, 2022, a total of $731,000 cash remitted.
-	Value of common stock issued on May 13, 2022 at the market price of that day, a value of $1,970,264.
-	Fair value of the warrants issued together with the inputs, as determined by a binomial model, resulted in a fair value of $1,273,032. See note 10.
-	As a result, the total value of the mill at the time of purchase was determined to be $3,974,296, including $341,004 of spare parts inventory.

The process plant was purchased in an assembled state, and included major processing systems, significant components, and a large inventory of spare parts. The Company has disassembled and transported it to the Bunker Hill site, and will be reassembling it as an integral part of the Company’s future operations. The Company determined that the transaction should be accounted for as an asset acquisition, with the process plant representing a single asset, with the exception of the inventory of spare parts, which has been separated out and appears on the balance sheets as a non-current asset in accordance with the purchase price allocation. Costs associated with the completed demobilized and transportation were capitalized. Reassemble, installation and other costs associated with these activities will be capitalized as components of the asset as incurred.

Process plant consists of the following:

	December 31,	December 31,
	2023	2022

Plant purchase price less inventory	$3,633,292	$3,633,292
Ball mill purchase	745,626	-
Demobilization	2,204,539	2,201,414
Site preparation costs	10,635,606	2,296,266
Capitalized interest (note 9)	233,407	-
Process Plant	$17,452,470	$8,130,972

On June 30, 2023, the Company made the final payment of $545,626 to D’Angelo International LLC to complete the purchase of a ball mill for a total $745,626 (inclusive of two previously paid deposits of $100,000 from the Company to D’Angelo International LLC). The ball mill is capable of delivering the 1,800 ton per day mine plan envisaged in the Company’s Prefeasibility Study, and subject to future detailed engineering and mine planning, the mill could also potentially support a throughput increase.

Right-of-use asset consists of the following:

	December 31,	December 31,
	2023	2022

Right-of-use asset	670,808	-
Right-of-use asset accumulated depreciation	(45,786)	-
Right-of-use asset, net	$625,022	$-

The total depreciation expense during the year ended December 31, 2023 was $45,786 (year ended December 31, 2022 - $52,353, relating to an expired lease). The Company is a party primarily to lease contracts for mining related mobile equipment.

F-15

6. Bunker Hill Mine and Mining Interests

Bunker Hill Mine Purchase

The Company purchased the Bunker Hill Mine (the “Mine”) in January 2022, as described below.

Prior to purchasing the Mine, the Company had entered into a series of agreements with Placer Mining Corporation (“Placer Mining”), the prior owner, for the lease and option to purchase the Mine. The first of these agreements was announced on August 28, 2017, with subsequent amendments and/or extensions announced on November 1, 2019, July 7, 2020, and November 20, 2020.

Under the terms of the November 20, 2020, amended agreement (the “Amended Agreement”), a purchase price of $7,700,000 was agreed, with $5,700,000 payable in cash (with an aggregate of $300,000 to be credited toward the purchase price of the Mine as having been previously paid by the Company) and $2,000,000 in common stock of the Company. The Company agreed to make an advance payment of $2,000,000, credited towards the purchase price of the Mine, which had the effect of decreasing the remaining amount payable to purchase the Mine to an aggregate of $3,400,000 payable in cash and $2,000,000 in common stock of the Company.

The Amended Agreement also required payments pursuant to an agreement with the Environmental Protection Agency (the “EPA”) whereby for so long as the Company leases, owns and/or occupies the Mine, the Company would make payments to the EPA on behalf of Placer Mining in satisfaction of the EPA’s claim for historical water treatment cost recovery as per the Settlement Agreement reached with the EPA in 2018. Immediately prior to the purchase of the Mine, the Company’s liability to EPA in this regard totaled $11,000,000.

The Company completed the purchase of the Mine on January 7, 2022. The terms of the purchase price were modified to $5,400,000 in cash, from $3,400,000 of cash and $2,000,000 of common stock of the Company. Concurrent with the purchase of the Mine, the Company assumed incremental liabilities of $8,000,000 to the EPA, consistent with the terms of the amended Settlement Agreement with the EPA that was executed in December 2021 (see “EPA Settlement Agreement” section below).

The $5,400,000 contract cash paid at purchase was the $7,700,000 less the $2,000,000 deposit and $300,000 credit given by the seller for prior years’ maintenance payments.

The purchase of the mine has been valued on January 7, 2022:

-	Contract purchase price of $7,700,000 less $300,000 credit by seller for prior maintenance payments.
-	Net present value of water treatment cost recovery liability assumed of $6,402,425 (note 8).
-	Capitalized legal and closing costs of $444,785.

Management has determined the purchase to be an acquisition of a single asset.

Capitalized Development

Commencing on October 1, 2022, the Company capitalizes mine development. Through December 31, 2023, a total of $2,722,889 had been capitalized.

Sale of Mineral Properties

On June 23, 2023, as consideration for the extinguishment of the royalty convertible debenture (the “RCD”), as described in note 9, the Company granted a royalty for 1.85% of life-of-mine gross revenue (the “Royalty”) from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 1.35% rate will apply to claims outside of these areas.

F-16

This transaction is treated as a sale of mineral interest to Sprott Private Resource Streaming & Royalty Corp. (“Sprott”). The portion of the mineral interest sold was determined based on an analysis of discounted life-of-mine royalty payments relative to discounted future cash flows generated from the mine net of capital and operating costs, applied to the carrying value of the Bunker Hill Mine as of June 23, 2023 before consideration of the sale of mineral properties. This analysis utilized a discount rate of 13% and long-term metal prices of $1.09/lb, $0.98/lb and $25.51/oz for zinc, lead and silver respectively, consistent with assumptions utilized in the valuation of the RCD at extinguishment. The Company has recognized a gain of $6,980,932 in the consolidated statements of (loss) income and comprehensive (loss) income.

The carrying cost of the Mine is comprised of the following:

	December 31,	December 31,
	2023	2022

Bunker Hill Mine purchase	$14,247,210	$14,247,210
Capitalized development	2,722,889	1,447,435
Sale of mineral properties (note 9)	(1,973,840)	-
Bunker Hill mine	$14,996,259	$15,694,645

Land purchase and lease

On March 3, 2022, the Company purchased a 225-acre surface land parcel for $202,000 which includes the surface rights to portions of 24 patented mining claims, for which the Company already owns the mineral rights.

During the year ended December 31, 2023, the Company entered into a lease agreement with C & E Tree Farm LLC for the lease of a land parcel overlaying a portion of the Company’s existing mineral claims package. The Company is committed to making monthly payments of $10,000 through February 2026. The Company has the option to purchase the land parcel through March 1, 2026, for $3,129,500 less 50% of the payments made through the date of purchase.

7. Lease Liability

As of December 31, 2023, The Company’s undiscounted lease obligations consisted of the following:

	December 31,	December 31,
	2023	2022
Gross lease obligation – minimum lease payments
1 year	$393,673	$-
2- 3 years	73,588	-
4-5 years	-	-

Future interest expense on lease obligations	(41,927)	-
Total lease liability	425,334	-

Current lease liability	353,526	-
Non-current lease liability	71,808	-
Total lease liability	425,334	-

8. Environmental Protection Agency

Effective December 19, 2021, the Company entered into an amended Settlement Agreement between the Company, Idaho Department of Environmental Quality, U.S. Department of Justice, and the EPA (the “Amended Settlement”). Upon the effectiveness of the Amended Settlement, the Company would become fully compliant with its payment obligations to these parties. The Amended Settlement modified the payment schedule and payment terms for recovery of the historical environmental response costs. Pursuant to the terms of the Amended Settlement, upon purchase of the Bunker Hill Mine and the satisfaction of financial assurance commitments (as described below), the $19,000,000 of cost recovery liabilities will be paid by the Company to the EPA on the following dates:

Date	Amount
Within 30 days of Settlement Agreement	$2,000,000
November 1, 2024	$3,000,000
November 1, 2025	$3,000,000
November 1, 2026	$3,000,000
November 1, 2027	$3,000,000
November 1, 2028	$3,000,000
November 1, 2029	$2,000,000 plus accrued interest

F-17

In addition to the changes in payment terms and schedule, the Amended Settlement included a commitment by the Company to secure $17,000,000 of financial assurance in the form of performance bonds or letters of credit deemed acceptable to the EPA within 180 days from the effective date of the Amended Settlement. Once put in place, the financial assurance can be drawn on by the EPA in the event of non-performance by the Company of its payment obligations under the Amended Settlement (the “Financial Assurance”). The amount of the bonds will decrease over time as individual payments are made.

The Company completed the purchase of the Mine (see note 6) and made the initial $2,000,000 cost recovery payment on January 7, 2022. Concurrent with the purchase of the Mine, the Company assumed the balance of the EPA liability totaling $17,000,000, an increase of $8,000,000 from $9,000,000. This was capitalized as $6,402,425 to the carrying value of the Bunker Hill Mine at time of purchase, comprised of $3,000,000 of incremental current liabilities and $5,000,000 of non-current liabilities (discounted to $3,402,425). See note 6.

During the year ended 2022, the financial assurance was put into place, enabling the restructuring of the payment under the Amendment Settlement with the entire $17,000,000 liability being recognized as long-term. As of December 31, 2023 (unchanged from December 31, 2022), the Company had two payment bonds of $9,999,000 and $5,000,000, and a $2,001,000 letter of credit, in place to secure this liability. The collateral for the payment bonds is comprised of two letters of credit of $4,475,000 in aggregate, as well as land pledged by third parties with whom the company has entered into a financing cooperation agreement that contemplates a monthly fee of $20,000 (payable in cash or common stock of the Company, at the Company’s election). The letters of credit of $6,476,000 in aggregate are secured by cash deposits under an agreement with a commercial bank, which comprise the $6,476,000 of restricted cash shown within current assets as of December 31, 2023 and December 31, 2022.

The Company recorded accretion expense on the liability of $1,632,674 for the year ended December 31, 2023, respectively, bringing the net liability to $9,574,140 (previously accrued interest of $154,743) as of December 31, 2023. Additionally, there is $24,587 of interest owed to the EPA recorded in interest payable on the consolidated balance sheets.

During the year ended December 31, 2022, the Company recorded combined discount amortization expense of $712,713 on the discounted pre-and post-extinguishment liability, and interest expense of $156,343 respectively, bringing the net liability to $7,941,466. As at December 31, 2022 interest of $24,587 is included in interest payable on the consolidated balance sheets. Under ASC 470-50, Debt Modifications and Extinguishments, during the year ended December 31, 2022, the Company performed a comparison of net present value of the pre-settlement Cost Recovery obligation to the post-settlement schedule of Cost Recovery obligation to determine this was an extinguishment of debt. For the year ended December 31, 2022 the Company recorded a gain on extinguishment of debt totaling $8,614,103.

Water Treatment Charges – Idaho Department of Environmental Quality

Separate to the cost recovery liability outlined above, the Company is responsible for the payment of ongoing water treatment charges. Water treatment charges incurred through December 31, 2021, were payable to the EPA, and charges thereafter are payable to the Idaho Department of Environmental Quality (“IDEQ”) following a handover of responsibilities for the Central Treatment Plant from the EPA to the IDEQ as of that date.

The Company currently makes monthly payments of $100,000 to the IDEQ as instalments toward the cost of treating water at the Central Treatment Plant. Upon receipt of an invoice from the IDEQ for actual costs incurred, a reconciliation is performed relative to payments made, with an additional payment made or refund received as applicable. The Company accrues $100,000 per month based on its estimate of the monthly cost of water treatment. As of December 31, 2023, a prepaid expense of $94,582 (December 31, 2022: $170,729) represents the difference between the estimated cost of water treatment and net payments made by the Company to the IDEQ to date. This balance has been recognized on the consolidated balance sheets as accounts receivable and accounts payable.

9. Promissory notes payable and Convertible Debentures

On September 22, 2021, the Company issued a non-convertible promissory note in the amount of $2,500,000 bearing interest of 15% per annum and payable at maturity. The promissory note was scheduled to mature on March 15, 2022; however, the note holder agreed to accept $500,000 payment, which the Company paid, by April 15, 2022, and the remaining principal and interest was deferred to June 20, 2022. Prior to the revised maturity of June 20, 2022, the note holder agreed to accept a further $500,000 payment by June 30, 2022, which the Company paid. The remaining principal and interest has been deferred to June 15, 2023. The Company incurred a one-time penalty of 10% of the outstanding principal on June 30, 2023, of $99,569 which is included in loss on debt modification in the consolidated statements of (loss) income. A final principal payment of $1,599,569 was made during the year ended December 31, 2023. Interest expense for the years ended December 31, 2023, and 2022 was $189,179 and $281,301 respectively. On December 31, 2023 interest of $nil ($384,041 at December 31, 2022) is included in interest payable on the consolidated balance sheets. On December 31, 2023, the Company owes $nil ($1,500,000 at December 31, 2022) in promissory notes payable, which was included in current liabilities on the consolidated balance sheets.

F-18

On February 21, 2023, the Company issued a non-convertible promissory note to a related party of $120,000, and a separate non-convertible promissory note of $120,000 to another party. Each promissory note bore fixed interest of $18,000, payable at maturity, which was the earlier of one year or the receipt of an equity or debt financing. Both promissory notes, including interest of a total of $36,000 recognized during the year ended December 31, 2023 ($nil for the year ended December 31, 2022), were settled on March 27, 2023 through participating in the March 2023 Offering (Note 10).

In June 2023, the Company issued a non-convertible promissory note in the amount of $150,000. The promissory note bore fixed interest of $15,000, payable at maturity, which was the earlier of one year or the receipt of an equity or debt financing. The promissory note, including interest, was settled in June 2023.

Project Finance Package with Sprott

On December 20, 2021, the Company executed a non-binding term sheet outlining a $50,000,000 project finance package with Sprott.

The non-binding term sheet with Sprott outlined a $50,000,000 project financing package that the Company expected to fulfill the majority of its funding requirements to restart the Mine. The term sheet consisted of an $8,000,000 royalty convertible debenture (the “RCD”), a $5,000,000 convertible debenture (the “CD1”), and a multi-metals Stream of up to $37,000,000. The CD1 was subsequently increased to $6,000,000, increasing the project financing package to $51,000,000.

On June 17, 2022, the Company consummated a new $15,000,000 convertible debenture (the “CD2”). As a result, total potential funding from Sprott was further increased to $66,000,000 including the RCD, CD1, CD2 and the Stream (together, the “Project Financing Package”).

On June 23, 2023, the Company closed the upsized and improved $67,000,000 project finance package with Sprott, consisting of a $46,000,000 stream and a $21,000,000 new debt facility. The newly proposed $46,000,000 stream (the “Stream”) was envisaged to have the same economic terms as the previously proposed $37,000,000 stream, with a $9,000,000 increase in gross proceeds received by the Company, resulting in a lower cost of capital for the Company. The Company also announced a new $21,000,000 new debt facility (the “Debt Facility”), available for draw at the Company’s election for two years. As a result, total funding commitments from Sprott was envisaged to increase to $96,000,000 including the RCD, CD1, CD2, Stream and debt facility (together, the “Project Financing Package”). The Bridge Loan, as previously envisaged, was repaid from the proceeds of the Stream. The parties also agreed to extend the maturities of the CD1 and CD2 to March 31, 2026, when the full $6 million and $15 million, respectively, will become due.

The Company incurred $83,499 of financing costs on the consolidated statements of (loss) income and comprehensive (loss) income relating to the modification of CD1, CD2, the extinguishment of RCD and the closing of the $21,000,000 debt facility.

$8,000,000 Royalty Convertible Debenture (RCD)

The Company closed the $8,000,000 RCD on January 7, 2022. The RCD bears interest at an annual rate of 9.0%, payable in cash or common stock at the Company’s option, until such time that Sprott elects to convert a royalty, with such conversion option expiring at the earlier of advancement of the Stream or July 7, 2023 (subsequently amended as described below). In the event of conversion, the RCD will cease to exist and the Company will grant a royalty for 1.85% of life-of-mine gross revenue from mining claims considered to be historically worked, contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey (the “Sprott Royalty”). A 1.35% rate will apply to claims outside of these areas. The RCD was initially secured by a share pledge of the Company’s operating subsidiary, Silver Valley, until a full security package was put in place concurrent with the consummation of the CD1. In the event of non-conversion, the principal of the RCD will be repayable in cash.

Concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed to a number of amendments to the terms of the RCD, including an amendment of the maturity date from July 7, 2023 to March 31, 2025. The parties also agreed to enter into a Royalty Put Option such that in the event the RCD is converted into a royalty as described above, the holder of the royalty will be entitled to resell the royalty to the Company for $8,000,000 upon default under the CD1 or CD2 until such time that the CD1 and CD2 are paid in full. The Company determined that the amendments in the terms of the RCD should not be treated as an extinguishment of the RCD, and have therefore been accounted for as a modification.

F-19

On June 23, 2023, the funding date of the Stream, the RCD was repaid by the Company granting a royalty for 1.85% of life-of-mine gross revenue (the “Royalty”) from mining claims historically worked as described above. A 1.35% rate will apply to claims outside of these areas. The Company recorded a gain on sale of mineral properties of $6,980,932 in the consolidated statements of (loss) income and comprehensive (loss) income. Additionally, on settlement of the RCD, $347,499 of previously deferred to other comprehensive (loss) income was recognized in the net income (loss on FV of convertible debentures) on the consolidated statements of (loss) income and comprehensive (loss) income. The Company has accounted for the Royalty as a sale of mineral properties (refer to Note 6 for further detail).

$6,000,000 Series 1 Convertible Debenture (CD1)

The Company closed the $6,000,000 CD1 on January 28, 2022, which was increased from the previously-announced $5,000,000. The CD1 bears interest at an annual rate of 7.5%, payable in cash or common stock at the Company’s option, and matures on July 7, 2023 (subsequently amended, as described below). The CD1 is secured by a pledge of the Company’s properties and assets. Until the closing of the Stream, the CD1 was to be convertible into shares of Company common stock at a price of C$0.30 per share, subject to stock exchange approval (subsequently amended, as described below). Alternatively, Sprott may elect to retire the CD1 with the cash proceeds from the Stream. The Company may elect to repay the CD1 early; if Sprott elects not to exercise its conversion option at such time, a minimum of 12 months of interest would apply.

Concurrent with the funding of the CD2 in June 2022, the Company and Sprott agreed to a number of amendments to the terms of the CD1, including that the maturity date would be amended from July 7, 2023 to March 31, 2025, and that the CD1 would remain outstanding until the new maturity date regardless of whether the Stream is advanced, unless the Company elects to exercise its option of early repayment. The Company determined that the amendments in the terms of the CD1 should not be treated as an extinguishment of the CD1, and have therefore been accounted for as a modification as a result of the treatment the Company reported a gain of $179,046 in the gain (loss) on fair value of convertible debentures line of the statement of operations for the year ended December 31, 2022.

Concurrent with the funding of the Stream in June 2023, the Company and Sprott agreed to amend the maturity date of CD1 from March 31, 2025, to March 31, 2026, and that CD1 would remain outstanding until the new maturity date unless the company elects to exercise its option of early repayment. The Company determined that the amendments to the terms of the CD1 should not be treated as an extinguishment of the CD1 and have therefore been accounted for as a modification. As a result of the modification the company reported a gain of $58,657 in the gain (loss) on fair value of convertible debentures line of the consolidated statement of (loss) income for year ended December 31, 2023.

$15,000,000 Series 2 Convertible Debenture (CD2)

The Company closed the $15,000,000 CD2 on June 17, 2022. The CD2 bears interest at an annual rate of 10.5%, payable in cash or common stock at the Company’s option, and matured on March 31, 2025. The CD2 is secured by a pledge of the Company’s properties and assets, and is convertible into Company common stock at a price of C$0.29 per share at Sprott’s election at any time through the maturity date. The repayment terms include 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on the maturity date.

Concurrent with the funding of the Stream in June 2023, the Company and Sprott agreed to amend the maturity date of the CD2 from 3 quarterly payments of $2,000,000 each beginning June 30, 2024, and $9,000,000 on March 31, 2025, to payment in full on March 31, 2026, and that the CD2 would remain outstanding until the new maturity date unless the company elects to exercise its option of early repayment or Sprott elects to exercise its share conversion option. The Company determined that the amendments to the terms of the CD2 should not be treated as an extinguishment of the CD2 and have therefore been accounted for as a modification. As a result of the modification the company reported a loss of $(3,833) in the gain (loss) on fair value of convertible debentures line of the consolidated statement of (loss) income for year ended December 31, 2023.

The Company determined that in accordance with ASC 815 derivatives and hedging, each debenture will be valued and carried as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss.

F-20

Consistent with the approach above, the following table summarizes the key valuation inputs as at applicable valuation dates:

Reference (2)(4) (5)	Valuation date	Maturity date	Contractual Interest rate	Stock price (US$)	Expected equity volatility	Credit spread	Risk-free rate	Risk- adjusted rate
CD1 note(3)	12-31-22	03-31-25	7.50%	0.125	120%	7.08%	4.32%	17.85%
RCD note	12-31-22	03-31-25	9.00%	0.125	120%	7.08%	4.32%	17.85%
CD2 note(3)	12-31-22	03-31-25	10.50%	0.125	120%	7.08%	4.32%	19.76%
RCD note	06-23-23	03-31-25	9.00%	0.169	120%	8.28%	4.83%	19.37%
CD1 note(3)	12-31-23	03-31-26	7.50%	0.098	115%	8.41%	4.18%	18.89%
CD2 note(3)	12-31-23	03-31-26	10.50%	0.098	115%	8.41%	4.18%	20.79%

(1)	The CD1 carried a Discount for Lack of Marketability (“DLOM”) of 5.0% as of the issuance date and as of March 31, 2022. The CD2 carried a DLOM of 10.0% as of the issuance date and June 30, 2022
(2)	CD1 and RCD carry an instrument-specific spread of 7.23%, CD2 carries an instrument-specific spread of 9.32%
(3)	The conversion price of the CD1 is $0.227 and CD2 is $0.219 as of December 31, 2023. The conversion price of the CD1 is $0.219 and CD2 is $0.212 as of December 31, 2022.
(4)	A project risk rate of 13.0% was used for all scenarios of the RCD fair value computations
(5)	The valuation of the RCD is driven by the aggregation of (i) the present value of future potential cash flow to the royalty holder, in the event that the RCD is converted to a royalty, utilizing an estimate of future metal sales and Monte Carlo simulations of future metal prices, and (ii) the computation of the present value assuming no conversion to the 1.85% gross revenue royalty. The valuation of (i) is compared to the valuation of (ii) for each simulation, with the higher value used in the aggregation to arrive at the fair value of the RCD. This results in an implied probability of the RCD being converted to the royalty, in the event that the Stream is advanced.

The resulting fair values of the CD1, RCD, and CD2 at December 31, 2023, and as of December 31, 2022, were as follows:

Instrument Description	December 31, 2023	December 31, 2022
CD1	$5,244,757	$5,537,360
RCD	-	10,285,777
CD2	13,458,570	14,063,525
Total	$18,703,327	$29,886,662

The total gain (loss) on fair value of debentures recognized during the year ended December 31, 2023 and December 31, 2022, was $1,673,776 and ($1,140,537), respectively. The portion of changes in fair value that is attributable to changes in the Company’s credit risk is accounted for within other comprehensive income. During the year ended December 31, 2023 and December 31, 2022, the Company recognized $554,787 and $253,875 respectively, within other comprehensive income. Interest expense for the year ended December 31, 2023 and 2022 was $2,368,233 and $2,092,065 respectively. At December 31, 2023 interest of $510,411 ($691,890 at December 31, 2022) is included in interest payable on the consolidated balance sheets. During the year ended December 31, 2023, the Company issued shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures recognizing a loss on extinguishment of debt of $268,889 ($nil in the year ended December 31, 2022) in the consolidated statements of (loss) income and comprehensive (loss) income.

The Company performs quarterly testing of the covenants in the CD1 and CD2, and was in compliance with all such covenants as of December 31, 2023.

F-21

$5,000,000 Bridge Loan

On December 6, 2022, the Company closed a $5,000,000 loan facility with Sprott (the “Bridge Loan”). The Bridge Loan is secured by the same security package in place for the RCD, CD1, and CD2. The Bridge Loan bears interest at 10.5% per annum and matures at the earlier of (i) the advance of the Stream, or (ii) June 30, 2024. In addition, the minimum quantity of metal delivered under the Stream, if advanced, would increase by 5% relative to amounts previously announced.

On June 23, 2023 the Company used some of the proceeds from the Stream to repay the outstanding principal and interest on the Bridge Loan recognizing a loss on extinguishment of debt of $222,754 in the consolidated statements of (loss) income and comprehensive (loss) income. At December 31, 2023 interest of $nil ($53,985 at December 31, 2022) is included in interest payable on consolidated balance sheets. Interest expense for year ended December 31, 2023, was $346,550 compared to $70,404 for the year ended December 31, 2022.

The Stream

On June 23, 2023, all conditions were met for the closing of the Stream, and $46,000,000 was advanced to the Company. The Stream is secured by the same security package that is in place with respect to the RCD, CD1, and CD2. The Stream is repayable by applying 10% of all payable metals sold until a minimum quantity of metal is delivered consisting of, individually, 63.5 million pounds of zinc, 40.4 million pounds of lead, and 1.2 million ounces of silver (subsequently amended, as described below). Thereafter, the Stream would be repayable by applying 2% of payable metals sold. The delivery price of streamed metals will be 20% of the applicable spot price. At the Company’s option, the Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding. The Company incurred $740,956 of transactions costs directly related to the Stream which were capitalized against the initial recognition of the Stream of $45,259,044 on the consolidated balance sheets.

The Company determined that in accordance with ASC 815 derivatives and hedging, the Stream does not meet the criteria for treatment as a derivate instrument as the quantities of metal to be sold thereunder are not subject to a minimum quantity, and therefore a notional amount is not determinable. The Company has therefore determined that in accordance with ASC 470, the stream obligation should be treated as a liability based on the indexed debt rules thereunder. The initial recognition has been made at fair value based on cash received, net of transaction costs, and the discount rate calibrated so that the future cash flows associated with the Stream, using forward commodity prices, equal the cash received. The measurement of the stream obligation is accounted for at amortized cost with accretion at the discount rate. Subsequent changes to the expected cash flows associated with the Stream will result in the adjustment of the carrying value of the stream obligation using the same discount rate, with changes to the carrying value recognized in the consolidated statements of (loss) income and comprehensive (loss) income.

The Company determined the effective interest rate of the Stream obligation to be 10.8% and recorded accretion expense on the liability of $2,516,593 for the year ended December 31, 2023 ($nil for the year ended December 31, 2022) recognized in the consolidated statement of (loss) income and comprehensive (loss) income, accretion expense on the liability of $233,407 for the year ended December 31, 2023 ($nil for the year ended December 31, 2022) capitalized into the process plant (note 5) on the consolidated balance sheets and loss on revaluation of the liability of $3,128,956 for the year ended December 31, 2023 ($nil for the year ended December 31, 2022), bringing the liability to $51,138,000 as of December 31, 2023. The revaluation is because of a change in projections. The key assumptions used in the revaluation are production of 700,000,000 lbs of zinc, 385,000,000 lbs of lead, 8,700,000 oz of silver over 14 years and commodity prices of 1.15 $/lb to 1.25 $/lb for zinc, 0.90 $/lb to 0.95 $/lb for lead, and 22.50 $/oz to $24.50 $/oz for silver.

$21,000,000 Debt Facility

On June 23, 2023, the Company closed a $21,000,000 debt facility with Sprott which is available for draw at the Company’s election for a period of 2 years. As of December 31, 2023, the company has not drawn on the facility. Any amounts drawn will bear interest of 10% per annum, payable annually in cash or capitalized until three years from closing of the Debt Facility at the Company’s election, and thereafter payable in cash only. The maturity date of any drawings under the Debt Facility will be June 23, 2027. For every $5 million or part thereof advanced under the Debt Facility, the Company will grant a new 0.5% life-of-mine gross revenue royalty, on the same terms as the Royalty, to a maximum of 2.0% on the Primary Claims and 1.4% on the Secondary Claims. The Company may buy back 50% of these royalties for $20 million. The Company determined that no recognition is required on the financial statements as of December 31, 2023, as no amount has been drawn from the facility.

Other Interest

During the year ended December 31, 2023, and December 31, 2022 the Company recognized $1,708 and $72,304 respectively of other interest expense.

10. Capital stock, warrants and stock options

Authorized

The total authorized capital is as follows:

●	1,500,000,000 shares of common stock, with a par value of $0.000001 per share; and
●	10,000,000 preferred shares with a par value of $0.000001 per preferred share

F-22

Issued and outstanding

In April 2022, the Company closed a private placement of 37,849,325 Special Warrants and a non-brokered private placement of 1,471,664 units of the Company for aggregate gross proceeds of approximately $9,384,622 (C$11,796,297). Related parties, including management, directors, and consultants, participated in the Special Warrant private placement for a total of 4,809,160 shares (included in the total above).

The Special Warrants were issued at a price of C$0.30 per special warrant. Each unit consists of one share of Company common stock and one warrant. Each warrant entitles the holder to acquire one share of Company common stock for C$0.37 until April 1, 2025. The warrants were also be exercisable on a cashless basis in the event the Registration Statement has not been made effective by the SEC prior to the date of exercise. On May 31, 2022, each unexercised Special Warrant was automatically exercised into one share of Company common stock and one Warrant without further action on the part of the holders.

The non-brokered 1,471,664 units were issued at a price of C$0.30 per unit. Each unit consists of one share of Company common stock and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2025.

In connection with the special warrants offering, the agents earned a cash commission in the amount of C$563,968 and compensation options exercisable to acquire an aggregate of 1,879,892 units of the Company at C$0.30 a unit until April 1, 2024. Each compensation unit consists of one share of Company common stock and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2024.

In April 2022, the Company issued 1,315,856 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2022.

In April 2022, the Company issued 768,750 shares of common stock in connection with the settlement of RSUs.

F-23

In May 2022, the Company issued 10,416,667 units to Teck Resources Limited in consideration towards the purchase of the Pend Oreille Processing Plant at C$0.245 per unit. Each unit consists of one share of Company common stock and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until May 13, 2025.

In June 2022, the Company issued 1,218,000 units to contractors for bonuses during the three months ended March 31, 2022. Each unit consists of one share of Company common stock and one warrant. Each warrant entitles the holder to acquire one warrant share for C$0.37 until April 1, 2025.

In June 2022, the Company issued 165,000 shares of common stock in connection with the settlement of RSUs.

In July 2022, the Company issued 1,975,482 share of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2022.

In September 2022, the Company issued 33,000 shares of common stock in connection with the settlement of RSUs.

In October 2022, the Company issued 8,252,940 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended September 30, 2022.

In November 2022, the Company issued 1,599,150 shares of common stock in connection with settlement of RSUs.

In January 2023, the Company issued 6,377,271 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending December 31, 2022.

In March 2023, the Company amended the exercise price and expiry date of 10,416,667 warrants previously issued in a private placement to Teck Resources (“Teck”) on May 13, 2022 in consideration for the Company’s acquisition of the Pend Oreille processing plant. The warrant entitled the holder to purchase one share of common stock of the Company at an exercise price of C$0.37 per Warrant at any time on or prior to May 12, 2025. The Company amended the exercise price from C$0.37 to C$0.11 per Warrant and the expiry date from May 12, 2025, to March 31, 2023, resulting in a gain on modification of warrants of $214,714. In March 2023, Teck exercised all 10,416,667 warrants at an exercise price of C$0.11, for aggregate gross proceeds of $837,460 (C$1,145,834) to the Company. During the year ended December 31, 2023 the Company recognized a change (gain) in derivative liability of $(400,152), relating to the Teck warrants using the following assumptions: volatility of 120%, stock price of C$0.11, interest rate of 3.42% to 4.06%, and dividend yield of 0%.

In March 2023, the Company closed a brokered private placement of special warrants (the “March 2023 Offering”), issuing 51,633,727 special warrants of the Company (“March 2023 Special Warrants”) at C$0.12 per March 2023 Special Warrant for $4,536,020 (C$6,196,047), of which $3,661,822 was received in cash and $874,198 was applied towards settlement of accounts payable, accrued liabilities and promissory notes.

Each March 2023 Unit consists of one share of common stock of the Company (each, a “Unit Share”) and one common stock purchase warrant of the Company (each, a “Warrant”). Each whole Warrant entitles the holder thereof to acquire one share of common stock of the Company (a “Warrant Share”, and together with the Unit Shares, the “Underlying Shares”) at an exercise price of C$0.15 per Warrant Share until March 27, 2026, subject to adjustment in certain events. In the event that the Registration Statement had not been declared effective by the SEC on or before 5:00 p.m. (EST) on July 27, 2023, each unexercised Special Warrant would be deemed to be exercised on the Automatic Exercise Date into one penalty unit of the Company (each, a “Penalty Unit”), with each Penalty Unit being comprised of 1.2 Unit Shares and 1.2 Warrants. Notice of such effectiveness was received on July 11, 2023, eliminating the potential for issuance of the Penalty Units.

In connection with the March 2023 Offering, the Company incurred share issuance costs of $846,661 and issued 2,070,258 compensation options (the “March 2023 Compensation Options”). Each March 2023 Compensation Option is exercisable at an exercise price of C$0.12 into one Unit Share and one Warrant Share and has an expiry of March 27, 2027.

F-24

The Special Warrants issued on March 27, 2023 were converted to 51,633,727 shares of common stock and common stock purchase warrants on July 24, 2023. The Company determined that in accordance with ASC 815 derivatives and hedging, each Special Warrant will be valued and carried as a single instrument, with the periodic changes to fair value accounted through earnings, profit and loss until the shares of common stock and common stock purchase warrants are issued.

The fair value of the Special Warrant is determined through the valuation of the Unit Share based on the observed price of the Company’s common stock, a Level 1 input, together with a valuation of the warrant component of the March 2023 Unit using the Binomial model calibrated with inputs as shown in the table below.

Consistent with the approach above, the following table summarizes the key valuation inputs as at applicable valuation dates:

March 2023 special warrants	Conversion Date	Grant Date
Expected life	977 days	1096 days
Volatility	24%	24%
Risk free interest rate	4.64%	3.40%
Dividend yield	0%	0%
Share price (C$)	$0.15	$0.11
Fair value of March 2023 Unit	$9,809,314	$4,536,020
Change in derivative liability	$5,273,294

Common Stock	$7,425,377
Warrant	$2,383,937

In March 2023, the Company issued 9,803,574 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ending March 31, 2023.

In May 2023, the Company issued 1,318,183 shares of common stock in connection with settlement of RSUs.

In June 2023, the Company issued 4,449,035 shares of common stock in connection with settlement of RSUs.

In June 2023, the Company issued 3,944,364 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2023.

In October 2023, the Company issued 5,175,000 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended September 30, 2023.

In November 2023, the Company issued 42,000 shares of common stock in connection with settlement of RSUs.

For each financing, the Company has accounted for the warrants in accordance with ASC Topic 815 Derivatives and Hedging. The warrants are considered derivative instruments as they were issued in a currency other than the Company’s functional currency of the U.S. dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and marked to market at each financial reporting period. The change in fair value of the warrant is recorded in the consolidated statement of operations and comprehensive loss as a gain or loss in the change in derivative liability line item and is estimated using the Binomial model.

The fair value of the warrant liabilities related to the various tranches of warrants issued during the period were estimated using the Binomial model to determine the fair value using the following assumptions on the day of issuance and as at December 31, 2023 and December 31, 2022:

March 2023 warrants	December 31, 2023	Grant Date
Expected life	817 days	977 days
Volatility	24%	24
Risk free interest rate	3.88%	4.33
Dividend yield	0%	0%
Share price (C$)	$0.11	$0.19
Fair value	$281,085	$2,383,937
Change in derivative liability	$(2,102,852)

F-25

April 2022 special warrants issuance	December 31, 2023	December 31, 2022
Expected life	457 days		822 days
Volatility	110%		120%
Risk free interest rate	3.88%		4.06%
Dividend yield	0%		0%
Share price (C$)	$0.11		$0.17
Fair value	$546,592		$2,406,104
Change in derivative liability	$(1,859,512)	$

April 2022 non-brokered issuance	December 31, 2023	December 31, 2022
Expected life	457 days	822 days
Volatility	110%	120%
Risk free interest rate	3.88%	4.06%
Dividend yield	0%	0%
Share price (C$)	$0.11	$0.17
Fair value	$21,252	$93,553
Change in derivative liability	$(72,301)	$

May 2022 Teck issuance	December 31, 2023		December 31, 2022
Expected life		Exercised	864 days
Volatility		N/A	120%
Risk free interest rate		N/A	4.06%
Dividend yield		N/A	0%
Share price (C$)	$	N/A	$0.17
Fair value		$-	$684,497

June 2022 issuance	December 31, 2023	December 31, 2022
Expected life	457 days	822 days
Volatility	110%	120%
Risk free interest rate	3.88%	3.72%
Dividend yield	0%	0%
Share price (C$)	$0.11	$0.17
Fair value	$17,589	$77,429
Change in derivative liability	$(59,840)	$-

February 2021 issuance	December 31, 2023	December 31, 2022
Expected life	771 days	1,136 days
Volatility	110%	120%
Risk free interest rate	3.88%	3.72%
Dividend yield	0%	0%
Share price	$0.11	$0.17
Fair value	$367,349	$1,335,990
Change in derivative liability	$(968,641)	$-

August 2020 issuance	December 31, 2023	December 31, 2022
Expected life	Expired	243 days
Volatility	N/A	120%
Risk free interest rate	N/A	4.06%
Dividend yield	N/A	0%
Share price	N/A	$0.17
Fair value	$-	$903,697
Change in derivative liability	$(903,697)	$

F-26

June 2019 issuance	December 31, 2023	December 31, 2022
Expected life	731 days	1,096 days
Volatility	110%	120%
Risk free interest rate	3.88%	3.82%
Dividend yield	0%	0%
Share price	$0.11	$0.17
Fair value	$226,570	$725,737
Change in derivative liability	$(499,167)	$-

August 2019 issuance (ii)	December 31, 2023	December 31, 2022
Expected life	731 days	1,096 days
Volatility	110%	120%
Risk free interest rate	3.88%	3.82%
Dividend yield	0%	0%
Share price	$0.11	$0.17
Fair value	$348,211	$1,115,369
Change in derivative liability	$(767,158)	$-

Warrants

		Weighted	Weighted
		average	average
	Number of	exercise price	grant date
	warrants	(C$)	value ($)

Balance, December 31, 2021	111,412,712	$0.54	$0.18
Issued	50,955,636	0.37	0.15
Expired	(239,284)	0.70	0.21
Balance, December 31, 2022	162,129,064	$0.49	$0.17
Issued	51,633,727	0.15	0.05
Exercised	(10,416,667)	0.11	0.12
Expired	(58,284,148)	0.50	0.27
Balance, December 31, 2023	145,061,976	$0.37	$0.09

During the year ended December 31, 2023, 58,284,148 August 2020 warrants expired.

During the year ended December 31, 2022, 239,284 February 2020 broker warrants expired.

F-27

At December 31, 2023, the following warrants were outstanding:

	Exercise	Number of	Number of warrants
Expiry date	price (C$)	warrants	exercisable

April 1, 2025	0.37	40,538,969	40,538,969
December 31, 2025	0.59	32,895,200	32,895,200
February 9, 2026	0.60	17,112,500	17,112,500
February 16, 2026	0.60	2,881,580	2,881,580
March 27, 2026	0.15	51,633,727	51,633,727
		145,061,976	145,061,976

Compensation options

At December 31, 2023, the following compensation options were outstanding:

		Weighted
	Number of	average
	broker	exercise price
	options	(C$)

Balance, December 31, 2021	3,590,907	$0.35
Issued – April 2022 Compensation Options (i)	1,879,892	0.30
Balance, December 31, 2022	5,470,799	0.34
Issued – March 2023 Compensation Options (ii)	2,070,258	0.15
Expired – August 2020 Compensation Options	(3,239,907)	0.35
Balance, December 31, 2023	4,301,150	$0.24

(i)	The grant date fair value of the April 2022 Compensation Options were estimated at $264,435 using the Black-Scholes valuation model with the following underlying assumptions:

Grant Date	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
April 2022	2.34%	0%	120%	C$0.30	2 years

(ii)	The grant date fair value of the March 2023 Compensation Options were estimated at $111,971 using the Black-Scholes valuation model with the following underlying assumptions:

Grant Date	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
March 2023	3.4%	0%	120%	C$0.11	3 years

	Exercise	Number of	Fair value
Expiry date	price (C$)	broker options	($)

February 16, 2024 (i)	$0.40	351,000	$68,078
April 1, 2024 (ii)	$0.30	1,879,892	$264,435
March 27, 2026 (iii)	$0.15	2,070,258	$111,971
		4,301,150	$444,484

(i)	Exercisable into one February 2021 Unit
(ii)	Exercisable into one April 2022 Unit
(iii)	Exercisable into one March 2023 Unit

F-28

Stock options

The following table summarizes the stock option activity during the years ended December 31, 2023 and 2022:

		Weighted
		average
	Number of	exercise price
	stock options	(C$)

Balance, December 31, 2021	9,053,136	$0.58
Granted (i)	700,000	$0.15
Expired, May 1, 2022	(47,000)	$10.00
Forfeited, November 25, 2022	(150,000)	$0.15
Expired, December 31, 2022	(235,500)	$0.50
Balance, December 31, 2022	9,320,636	$0.51
Expired September 30, 2023	(200,000)	0.60
Expired November 25, 2023	(150,000)	0.15
Balance, December 31, 2023	8,970,636	$0.52

(i)	On August 24, 2022, 300,000 stock options were issued to an employee of the Company, of which 150,000 vested immediately and the remaining balance of outstanding options to vest equally over the next two anniversaries of the grant date. These options have a 5-year life and are exercisable at C$0.15 per share of common stock. The grant fair value of the options was estimated at $28,930. The vesting of these options resulted in stock-based compensation of $15,594 for the year ended December 31, 2022, which is included in the operation and administration expense of the consolidated statements of (loss) income and comprehensive (loss) income. On November 23, 2022, 400,000 stock options were issued to an employee of the Company, of which 200,000 vested immediately and the remaining balance of outstanding options to vest equally over the next two anniversaries of the grant date. These options have a 5-year life and are exercisable at C$0.15 per share of common stock. The grant fair value of the options was estimated at $37,387. The vesting of these options resulted in stock-based compensation of $20,191 for the year ended December 31, 2022, which is included in the operation and administration expense of the consolidated statements of (loss) income and comprehensive (loss) income.

The fair value of these stock options was determined on the date of grant using the Black-Scholes valuation model, and using the following underlying assumptions:

	Risk free interest rate	Dividend yield	Volatility	Stock price	Weighted average life
October 2019	1.54%	0%	100%	C$0.50	5 years
April 2020	0.44%	0%	100%	C$0.50	5 years
February 2021	0.64%	0%	100%	C$0.34	5 years
November 2022	3.22%	0%	120%	C$0.15	5 years

F-29

The following table reflects the actual stock options issued and outstanding as of December 31, 2023:

			Number of
	Remaining	Number of	options
Exercise	contractual	options	vested	Grant date
price (C$)	life (years)	outstanding	(exercisable)	fair value ($)
0.60	0.82	1,575,000	1,575,000	435,069
0.55	1.30	5,957,659	4,468,245	1,536,764
0.335	0.84	1,037,977	1,037,977	204,213
0.15	3.90	400,000	300,000	37,387
		8,970,636	7,381,222	$2,213,433

The vesting of stock options during the year ended December 31, 2023, resulted in stock-based compensation expenses of $147,592 ($317,723 for the year ended December 31, 2022).

11. Income per Share

Potentially dilutive securities include convertible debentures payable, warrants, broker options, stock options, and unvested RSU. Diluted income per share reflects the assumed exercise or conversion of all dilutive securities using the treasury stock method.

	Year ended December 31, 2023	Year ended December 31, 2022
Net (loss) income for the year	(13,432,539)	898,591

Basic (loss) income per share Weighted average number of shares of common stock - basic	280,354,631	205,950,811
Net (loss) income per share – basic	(0.05)	0.00
Net (loss) income for the period	(13,432,539)	898,591
Dilutive effect of convertible debentures	-	(370,121)
Dilutive effect of warrants on net income	-	-
Diluted net (loss) income for the year	(13,432,539)	528,470
Weighted average number of shares of common stock - basic	280,354,631	205,950,811
Diluted effect:
Stock options and RSUs	-	63,850,470
Weighted average number of shares of common stock - fully diluted	280,354,631	269,801,281
Net (loss) income per share - fully diluted	(0.05)	0.00

12. Restricted share units

Effective March 25, 2020, the Board of Directors approved a RSU Plan to grant RSUs to its officers, directors, key employees and consultants.

The following table summarizes the RSU activity during the year ended December 31, 2023:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2021	576,000	$0.62
Granted	6,620,641	0.17
Vested	(2,373,900)	0.18
Unvested as at December 31, 2022	4,822,741	$0.22
Granted	10,844,993	0.23
Vested	(5,809,217)	0.24
Forfeited	(2,813,990)	0.20
Unvested as at December 31, 2023	7,044,527	$0.24

(i) On January 10, 2022, the Company granted 500,000 RSUs to a consultant of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $122,249 for the year ended December 31, 2022, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

F-30

(ii) On April 29, 2022, the Company granted 76,750 RSUs to certain consultants of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $16,800 for the year ended December, 2022, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(iii) On June 30, 2022, the Company granted 15,000 RSUs to a consultant of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $2,328 for the year ended December 31, 2022, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(iv) On September 29, 2022 the Company granted 33,000 RSUs to two consultants of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $2,889 for the year ended December 31, 2022, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(v) On October 31, 2022 the Company granted 1,599,150 RSUs to two consultants of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $111,304 for the year ended December 31, 2022, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(vi) On November 17, 2022 the Company granted 4,396,741 RSUs to certain key management of the Company. The RSUs vest in one third increments upon each anniversary of the grant date. The vesting of these RSUs resulted in stock-based compensation of $208,574 and $79,504 respectively for the year ended December 31, 2023 and December 31, 2022, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(vii) On June 1, 2023, the Company granted 4,067,637 RSUs to executives and employees of the Company, which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $355,420 for the year ended December 31, 2023, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(viii) On June 4, 2023, the Company granted 42,000 RSUs to a consultant of the Company, vested immediately. The vesting of these RSUs resulted in stock-based compensation of $7,825 for the year ended December 31, 2023, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

(ix) On July 4, 2023, the Company granted 6,735,356 RSUs to executives and employees of the Company, which vest in one-third increments on March 31 of 2024, 2025 and 2026. The vesting of these RSUs resulted in stock-based compensation of $344,515 for the year ended December 31, 2023, which is included in operation and administration expenses on the consolidated statements of (loss) income and comprehensive (loss) income.

The vesting of RSUs during the year ended December 31, 2023, resulted in stock-based compensation expense of $949,114 (383,015 for the year ended December 31, 2022), which is included in operation and administration expenses on the consolidated statements of income (loss) and comprehensive income (loss).

F-31

13. Deferred share units

Effective April 21, 2020, the Board of Directors approved a Deferred Share Unit (“DSU”) Plan to grant DSUs to its directors. The DSU Plan permits the eligible directors to defer receipt of all or a portion of their retainer or compensation until termination of their services and to receive such fees in the form of cash at that time.

Upon vesting of the DSUs or termination of service as a director, the director will be able to redeem DSUs based upon the then market price of the Company’s common stock on the date of redemption in exchange for cash.

The following table summarizes the DSU activity during the years ended December 31, 2023 and 2022:

		Weighted
		average
		grant date
		fair value
	Number of	per share
	shares	(C$)

Unvested as at December 31, 2021	5,625,000	$1.03
Granted (i)	210,000	0.20
Vested (ii)(iii)	(3,125,000)	1.03
Unvested as at December 31, 2022	2,710,000	$0.97
Granted (i)	1,875,280	0.22
Vested (ii)(iii)	(3,071,826)	0.55
Unvested as at December 31, 2023	1,495,454	$0.90

(i)	On March 31, 2022, the Board approved the early vesting of 625,000 DSUs for one of the Company’s Directors. During the three months ended June 30, 2022, the director redeemed 2,500,000 DSUs for C$750,000, and elected to use net proceeds to subscribe for 375,000 units in the Company’s April 2022 special warrant issuance at C$0.30 per unit, with the balance of the redeemed amount payable in cash after applicable withholding tax deductions.

(ii)	On July 4, 2023, 1,611,826 DSUs were issued to the Company’s Directors which vested immediately.

(iii)	On July 6, 2023, 245,454 DSUs were issued to one of the Company’s Directors which vests on July 6, 2024.

(iv)	On April 21, 2023, 1,250,000 DSUs for one of the Company’s Directors vested.

(v)	On July 1, 2023, 210,000 DSUs for one of the Company’s Directors vested.

The vesting of DSU’s during the year ended December 31, 2023, resulted in a recovery of stock-based compensation of $4,416 (a stock-based recovery of $282,967 for the year ended December 31, 2022). The fair value of each DSU is $0.08 as of December 31, 2023 and $0.13 as of December 31, 2022.

14. Commitments and contingencies

As stipulated in the agreement with the EPA and as described in Note 8, the Company is required to make two types of payments to the EPA and IDEQ, one for historical water treatment cost-recovery to the EPA, and the other for ongoing water treatment. Water treatment costs incurred through December 2021 are payable to the EPA, and water treatment costs incurred thereafter are payable to the IDEQ. The IDEQ (as done formerly by the EPA) invoices the Company on an annual basis for the actual water treatment costs, which may exceed the recognized estimated costs significantly. When the Company receives the water treatment invoices, it records any liability for actual costs over and above any estimates made and adjusts future estimates as required based on these actual invoices received. The Company is required to pay for the actual costs regardless of the periodic required estimated accruals and payments made each year.

F-32

On July 28, 2021, a lawsuit was filed in the U.S. District Court for the District of Idaho brought by Crescent Mining, LLC (“Crescent”). The named defendants include Placer Mining, Robert Hopper Jr., and the Company. The lawsuit alleges that Placer Mining and Robert Hopper Jr. intentionally flooded the Crescent Mine during the period from 1991 and 1994, and that the Company is jointly and severally liable with the other defendants for unspecified past and future costs associated with the presence of acid mine drainage (AMD) in the Crescent Mine. The plaintiff has requested unspecified damages. On September 20, 2021, the Company filed a motion to dismiss Crescent’s claims against it, contending that such claims are facially deficient.  On March 2, 2022, Chief U.S. District Court Judge, David C. Nye granted in part and denied in part the Company’s motion to dismiss. The court granted the Company’s motion to dismiss in respect of Crescent’s cost recovery claim under CERCLA Section 107(a), and declaratory judgment, tortious interference, trespass, nuisance and negligence claims. These claims were dismissed without prejudice. The court denied the motion to dismiss filed by Placer Mining Corp. for Crescent’s trespass, nuisance and negligence claims. Crescent later filed an amended complaint on April 1, 2022. Placer Mining Corp. and Bunker Hill Mining Corp are named as co-defendants. Bunker Hill responded to the amended filing, refuting and denying all allegations made in the complaint except those that are assertions of fact as a matter of public record. The Company believes Crescent’s lawsuit is without merit and intends to vigorously defend itself, as well as Placer Mining Corp. pursuant to the Company’s indemnification of Placer Mining Corp in the sale and purchase agreement executed between the companies for the Mine on December 15, 2021.

15. Income taxes

As at December 31, 2023, and December 31, 2022, the Company had no accrued interest and penalties related to uncertain tax positions. The income tax provision differs from the amount of income tax determined by applying the U.S. federal tax rate of 21.0% (December 31, 2022 – 21.0%) to pretax loss from operations for the periods ended December 31, 2023 and December 31, 2022:

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2023	2022

(Loss) income before income taxes	$(10,843,949)	$898,591
Expected income tax (recovery) expense	(2,277,229)	188,704
Change in estimates in respect of prior periods	(340,768)	(41,351)
Change in tax rate	-	133,687
Change in fair value of derivative liability	(495,605)	(3,296,242)
State and local taxes, net of federal benefit	463,643	(709,272)
Loss (gain) on debt settlement	124,154	-
Other	(75,605)	308
Change in valuation allowance	5,190,000	3,724,166
Total	$2,588,590	$-

F-33

The components of deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2023	2022

Deferred tax assets:
Net operating loss carryforwards	$15,583,299	$10,291,114
Mining interests	7,000,260	8,391,938
EPA liabilities	2,565,870	2,068,062
Stream debenture	13,903,560	-
Lease liabilities	113,990	-
Other deferred tax assets	993,979	851,563
Total deferred tax assets	40,160,958	21,602,677
Valuation allowance	(29,214,112)	(21,501,015)
Total deferred tax assets	10,946,846	101,662
Deferred tax liabilities:
Deferred revenue	(12,526,577)	-
Convertible debentures	(615,508)	-
Right of use assets and lease obligations	(167,506)	-
Equipment	(224,553)	-
Unrealized foreign exchange gain	(1,292)	(101,662)
Total deferred tax liabilities	(13,535,436)	(101,662)
Net deferred tax liabilities	$(2,588,590)	$-

The potential income tax benefit of these losses has been offset by a full valuation allowance.

As of December 31, 2023 and December 31, 2022, the Company has an unused net operating loss carryforward balance of $58,145,638 and $40,227,950, respectively, that is available to offset future taxable income. The net operating loss carryforwards generated before 2018 expire between 2031 and 2037. The losses generated in 2018 and later tax years do not expire.

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months.

The Company incurred $2,588,590 of income tax expense for the year ended December 31, 2023 and incurred no income tax expense for the year ended December 31, 2022. The Company’s effective income tax rate for 2023 was -23.4% compared to 0.0% for 2022. The effective tax rate during 2023 differed from the statutory rate primarily due to the income tax treatment of the Stream proceeds as deferred revenue compared to its treatment as debt under U.S. GAAP and due to changes in the valuation allowance established to offset net deferred tax assets.

The tax years that remain subject to examination by major taxing jurisdictions are those for the years ended December 31, 2015 through 2023.

16. Related party transactions

The Company’s key management personnel have the authority and responsibility for planning, directing and controlling the activities of the Company and consists of the Company’s executive management team and management directors.

	Year Ended	Year Ended
	December 31,	December 31,
	2023	2022
Consulting fees, wages and bonus	$1,104,075	$1,429,326

F-34

At December 31, 2023 and December 31, 2022, $67,800 and $154,797, respectively, is owed to key management personnel with all amounts included in accounts payable and accrued liabilities.

(i) During the year ended December 31, 2023, Richard Williams (Director and Executive Chairman) billed $286,253 (year ended December 31, 2022 - $372,084) for consulting services and bonus payment to the Company. At December 31, 2023, $67,800 is owed to Richard Williams (December 31, 2022 - $135,600) for consulting services, with all amounts included in accounts payable and accrued liabilities.

During the year ended December 31, 2023, 1,588,800 restricted share units (RSUs) were issued to Richard Williams which will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026. The vesting of these RSUs resulted in stock-based compensation of $103,688 for the year ended December 31, 2023.

During the year ended December 31, 2023, 894,199 restricted share units (RSUs) were issued to Richard Williams which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $157,765 for the year ended December 31, 2023.

During the year ended December 31, 2022, 1,110,756 restricted share units (RSUs) were issued to Richard Williams which will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025. The vesting of these RSUs resulted in stock-based compensation of $78,393 and $20,085 respectively for the year ended December 31, 2023 and December 31, 2022.

(ii) During the year ended December 31, 2023, the Company incurred $318,924 in payroll expense and bonus payment for Sam Ash (year ended December 31, 2022 - $438,600) for services to the Company. At December 31, 2023, $nil (December 31, 202 - $nil) is payable and included in accrued liabilities.

During the year ended December 31, 2023, 1,787,400 restricted share units (RSUs) were issued to Sam Ash which will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026. The vesting of these RSUs resulted in stock-based compensation of $116,649 for the year ended December 31, 2023.

During the year ended December 31, 2023, 945,841 restricted share units (RSUs) were issued to Sam Ash which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $166,876 for the year ended December 31, 2023.

During the year ended December 31, 2022, 1,249,600 restricted share units (RSUs) were issued to Sam Ash which will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025. The vesting of these RSUs resulted in stock-based compensation of $88,192 and $22,596 respectively for the year ended December 31, 2023 and December 31, 2022.

(iii) During the year ended December 31, 2023, the Company incurred $132,000 in payroll expense and bonus payment for Gerbrand van Heerden (CFO) (year ended December 31, 2022, $nil) for services to the Company. At December 31, 2023, $nil (year ended December 31, 2022 - $nil) is payable, including reimbursable expenses, and included in accrued liabilities.

(iv) During the year ended December 31, 2023, the Company incurred $246,673 in payroll expense and bonus payment for David Wiens (Former CFO) (year ended December 31, 2021, $383,315) for services to the Company. At December 31, 2023, $nil (year ended December 31, 2022 - $19,197) is payable, including reimbursable expenses, and included in accrued liabilities.

During the year ended December 31, 2023, 1,456,400 restricted share units (RSUs) were issued to David Wiens which will vest in one third increments on March 31, 2024, March 31, 2025, and March 31, 2026. The vesting of these RSUs resulted in stock-based compensation of $nil for the year ended December 31, 2023.

During the year ended December 31, 2023, 902,365 restricted share units (RSUs) were issued to David Wiens which vested immediately. The vesting of these RSUs resulted in stock-based compensation of $159,206 for the year ended December 31, 2023.

F-35

During the year ended December 31, 2022, 1,018,193 restricted share units (RSUs) were issued to David Wiens which will vest in one third increments on March 31, 2023, March 31, 2024, and March 31, 2025. The vesting of these RSUs resulted in stock-based compensation of $26,467 for the year ended December 31, 2023 and $12,939 December 31, 2022.

(v) During the year ended December 31, 2023, Pam Saxton (Director) billed $34,832 (year ended December 31, 2022 - $36,133) for consulting services to the Company. On July 4, 2023, the Company issued 431,739 DSU’s to Pam Saxton.

(vi) During the year ended December 31, 2023, Cassandra Joseph (Director) billed $34,832 (year ended December 31, 2022 - $36,133) for consulting services to the Company. On July 4, 2023, the Company issued 431,739 DSU’s to Cassandra Joseph.

(vii) During the year ended December 31, 2023, the Company incurred $31,240 in director fees for Mark Cruise (year ended December 31, 2022 - $15,774). On July 4, 2023, the Company issued 374,174 DSU’s to Mark Cruise. On July 1, 2022, the Company issued 210,000 DSU’s to Mark Cruise.

(viii) During the year ended December 31, 2023, Paul Smith (Director) billed $19,322 (year ended December 31, 2022 - $nil) for consulting services to the Company. On July 5, 2023, the Company issued 245,454 DSU’s to Paul Smith.

(ix) During the year ended December 31, 2023, Dickson Hall (Director) billed $nil (year ended December 31, 2022 - $nil) for consulting services to the Company. On July 4, 2023, the Company issued 374,174 DSU’s to Dickson Hall.

17. Subsequent events

Share Issuance

On January 09, 2024, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2023.

On January 29, 2024, the Company granted 672,450 RSUs to a certain member of management of the Company. The RSUs vest on January 29, 2025.

F-36

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the Registrant, are as follows

SEC Registration Fee	US$	500
Printing Expenses	US$	1,500
Accounting Fees and Expenses	US$	3,500
Legal Fees and Expenses	US$	20,000
Blue Sky Fees/Expenses	US$	0
Transfer Agent Fees	US$	0
Total	US$	25,500

Item 14. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138, or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to Nevada Revised Statute 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

II-1

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)	the creation of a trust fund;

(b)	the establishment of a program of self-insurance;

(c)	the securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)	the establishment of a letter of credit, guaranty or surety

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	by the stockholders;

(b)	by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

The articles of incorporation and bylaws limit director liability and provide for indemnification to the fullest extent provided by Nevada law.

Item 15. Recent Sales of Unregistered Securities.

Warrant Exercise

On March 15, 2023, the Company amended the exercise price and the expiry date of 10,416,667 common stock purchase warrants of the Company. The warrants were issued to Teck on a private placement basis on May 13, 2022, in consideration for the Company’s acquisition of the Pend Oreille process plant. Each warrant entitles the holder thereof to purchase one share of common stock of the Company (each, a “warrant share”) at an exercise price of C$0.37 per warrant share at any time on or prior to May 12, 2025. The Company amended the exercise price of the warrants from C$0.37 to C$0.11 per warrant share and amended the expiry date from May 12, 2025 to March 31, 2023. Following the amendment of the terms of the warrants, Teck exercised all 10,416,667 warrants at an exercise price of C$0.11, for aggregate gross proceeds of approximately C$1,145,834 to the Company. The Company relied on the exemption from registration under Section 4(a)(2) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or Rule 506 of Regulation D, or Regulation S, and in reliance on similar exemptions under applicable state laws, for purposes of the exercise of the warrants.

II-2

Private Placement of Special Warrants

On March 28, 2023, the Company announced the closing of a private placement of special warrants of the Company (the “Special Warrants”) by issuing 51,633,727 Special Warrants at a price of C$0.12 per Special Warrant, for aggregate gross proceeds of C$6,196,047. Each Special Warrant is exercisable, for no additional consideration and with no further action on the part of the holder thereof, into one unit of the Company (each, a “Unit”), subject to customary anti-dilution provisions and a certain penalty provision set forth in the indenture governing the Special Warrants. Each Unit consists of one share of common stock of the Company (each, a “Unit Share”) and one common stock purchase warrant of the Company (each, a “Warrant”). Each whole Warrant entitles the holder thereof to acquire one share of common stock of the Company (a “Warrant Share”) at an exercise price of $0.15 per Warrant Share until March 27, 2026. In consideration for their services in connection with the offering, a cash commission in the amount of $211,461 is payable to the agents. The agents were also issued 2,070,258 compensation options (the “Compensation Options”). Each Compensation Option is exercisable to acquire one unit of the Company (a “Compensation Unit”) at a price of C$0.12 per Compensation Unit for a period of 36 months from March 27, 2023, subject to adjustment in certain events. Each Compensation Unit consists of one share of common stock of the Company and one common stock purchase warrant of the Company (an “Agents’ Compensation Warrant”). Each Agents’ Compensation Warrant entitles the holder thereof to acquire one share of common stock of the Company (an “Agents’ Compensation Warrant Share”) at a price of C$0.15 per Agents’ Compensation Warrant Share until March 27, 2026. The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D, or Regulation S, and in reliance on similar exemptions under applicable state laws, for purposes of the private placement.

Shares of Common Stock Issued in Satisfaction of Interest Payable on Convertible Debentures

The Company and Sprott entered into (i) six convertible debentures on January 28, 2022 in the aggregate principal amount of $6,000,000 (the “CD1”) and (ii) three convertible debentures on June 17, 2022 in the aggregate principal amount of $15,000,000 (the “CD2” and together with the CD1, the “convertible debentures”). Pursuant to the terms of the convertible debentures, the Company may elect to pay the accrued and unpaid interest due thereunder by issuing shares of common stock of the Company, as opposed to paying cash, at the conversion price set forth therein. On January 10, 2023, the Company issued 6,377,271 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2022. On March 31, 2023, the Company issued 9,803,573 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2023. On June 23, 2023, the Company issued 3,944,364 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended June 30, 2023. On October 11, 2023, the Company issued 5,175,000 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended September 30, 2023. On January 9, 2024, the Company issued 7,392,859 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended December 31, 2023. On April 4, 2024, the Company issued 6,398,439 shares of common stock in connection with its election to satisfy interest payments under the outstanding convertible debentures for the three months ended March 31, 2024. The Company relied on the exemption from registration under Section 4(a)(2) of the U.S. Securities Act of 1933, as amended, or Rule 506 of Regulation D, or Regulation S, and in reliance on similar exemptions under applicable state laws, for purposes of issuance of the shares in satisfaction of the interest payable under the convertible debentures.

Securities Issued Pursuant to Equity Incentive Plans

During the fiscal year ended December 31, 2023, the Company issued 10,844,993 restricted stock units (“RSUs”) and nil options to purchase shares of common stock of the Company to directors, employees and consultants under the Company’s equity incentive plans.

On May 25, 2023, the Company issued 1,268,183 shares of common stock at a deemed price of C$0.20 for the settlement of RSUs.

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On May 29, 2023, the Company issued 50,000 shares of common stock at a deemed price of C$0.22 for the settlement of RSUs.

On June 1, 2023, the Company issued 2,821,248 shares of common stock at a deemed price of C$0.23 for the settlement of RSUs.

On June 2, 2023, the Company issued 888,654 shares of common stock at a deemed price of C$0.26 for the settlement of RSUs.

On June 5, 2023, the Company issued 357,735 shares of common stock at a deemed price of C$0.27 for the settlement of RSUs.

On June 7, 2023, the Company issued 42,000 shares of common stock at a deemed price of C$0.255 for the settlement of RSUs.

On June 7, 2023, the Company issued 339,398 shares of common stock at a deemed price of C$0.245 for the settlement of RSUs.

On November 16, 2023, the Company issued 42,000 shares of common stock at a deemed price of C$0.125 for the settlement of RSUs.

On March 28, 2024, the Company issued 2,546,436 shares of common stock at a deemed price of C$0.125 for the settlement of RSUs.

The Company relied on the exemption from registration under Section 4(a)(2) of the Securities Act, or Rule 506 of Regulation D, or Regulation S, and in reliance on similar exemptions under applicable state laws, for purposes of the issuance of such securities.

Item 16. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of Liberty Silver Corp., effective as of January 30, 2015 (incorporated by reference to Exhibit 3.9 to the Form S-1 filed on October 27, 2020)
3.1.1	Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations, effective as of September 29, 2017 (incorporated by reference to Exhibit 3.7 to the Form 8-K filed on September 18, 2017)
3.1.2	Certificate of Change, effective as of May 3, 2019 (incorporated by reference to Exhibit 3.10 to the Form S-1 filed on October 27, 2020)
3.1.3	Certificate of Amendment, dated as of June 17, 2020 (incorporated by reference to Exhibit 3.11 to the Form S-1 filed on October 27, 2020)
3.1.4	Certificate of Amendment, dated as of November 17, 2022 (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on November 18, 2022)
3.1.5	Certificate of Correction, dated as of December 6, 2022 (incorporated by reference to Exhibit 3.5 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
3.2	Amended and Restated Bylaws of Liberty Silver Corp., dated as of December 21, 2012 (incorporated by reference to Exhibit 3.6 to the Form 8-K filed on December 28, 2012)
4.1	Warrant Indenture, dated as of August 14, 2020 (incorporated by reference to Exhibit 4.1 to the Form S-1 filed on October 27, 2020)

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Exhibit No.	Description
4.2	Form of Warrant Certificate, dated as of February 2021 (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the Form S-1 filed on January 25, 2023)
4.3	Underlying Warrant Indenture, dated as of April 1, 2022, by and between Bunker Hill Mining Corp. and Capital Transfer Agency (incorporated by reference to Exhibit 10.13 to the Form S-1 filed on May 2, 2022)
4.4	Special Warrant Indenture, dated as of March 27, 2023, by and between Bunker Hill Mining Corp. and Capital Transfer Agency ULC, as warrant agent (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on March 31, 2023)
4.5	Warrant Indenture, dated as of March 27, 2023, by and between Bunker Hill Mining Corp. and Capital Transfer Agency ULC, as warrant agent (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on March 31, 2023)
5.1*	Opinion regarding Legality
10.1	Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp., effective as of May 15, 2018 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on May 21, 2018)
10.1.1	First Amendment to the Settlement Agreement with EPA, effective as of December 19, 2021 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on January 3, 2022)
10.2	Purchase and Sale Agreement for the Bunker Hill Mine, dated as of December 15, 2023, by and among Placer Mining Corporation, William Pangburn and Shirley Pangburn, as sellers, and Silver Velley Metals Corp., as buyer (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on January 3, 2022)
10.3	Form of Secured Convertible Debenture, dated as of January 28, 2022 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on February 4, 2022)
10.4	Secured Royalty Convertible Debenture, dated as of January 7, 2022, held by Sprott Private Resource Streaming and Royalty (Collector), LP (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on February 4, 2022)
10.5	Omnibus Agreement Amendment, dated as of January 28, 2022, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other party named therein (incorporated by reference to Exhibit 10.5 to the Form 10-K filed on March 12, 2024)
10.6	Second Omnibus Amendment Agreement, dated as of June 17, 2022, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.7 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
10.7	Third Omnibus Amendment Agreement, dated as of December 5, 2022, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.7 to the Form 10-K filed on March 12, 2024)
10.8	Fourth Omnibus Amendment Agreement, dated as of June 23, 2023, by and among Silver Valley Metals Corp. and Bunker Hill Mining Corp., as obligors, and the other parties named therein (incorporated by reference to Exhibit 10.3 to the Form 8-K filed on June 29, 2023)
10.9	Asset Sale and Purchase Agreement for the Pend Oreille Process Plant, dated as of March 1, 2022, by and between Silver Valley Metals Corp. and Teck Washington Incorporated (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on March 14, 2022)

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Exhibit No.	Description
10.10	Series 2 Convertible Debenture, dated as of June 17, 2022, held by the holder named therein (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
10.11	Bridge Loan Facility, dated as of December 5, 2022, by and between Bunker Hill Mining Corp., as borrower, Silver Balley Metals Corp., as guarantor, and the lenders named therein (incorporated by reference to Exhibit 10.6 to Amendment No. 1 to the Form S-1 filed on December 23, 2022)
10.12	Form of Subscription Agreement for Special Warrant Financing, dated as of March 27, 2023, by and between Bunker Hill Mining Corp. and each Purchaser (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on March 31, 2023)
10.13‡	Metals Purchase Agreement, dated as of June 23, 2023, by and among Silver Valley Metals Corp., as seller, Bunker Hill Mining Corp., and the purchaser named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on June 29, 2023)
10.14‡	Loan Agreement, dated as of June 23, 2023, by and among Bunker Hill Mining Corp., as borrower, Silver Valley Metals Corp., as guarantor, and the lenders and agent named therein (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on June 29, 2023)
10.15	Royalty Agreement, dated as of June 23, 2023, by and among Bunker Hill Mining Corp., as guarantor, Silver Valley Metals Corp., as grantee, and grantee and royalty holder named therein (incorporated by reference to Exhibit 10.4 to the Form 8-K filed on June 29, 2023)
10.16†	Bunker Hill Mining Corp. Amended and Restated Restricted Stock Unit Incentive Plan, effective as of August 4, 2023 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed on August 11, 2023)
10.17†	Bunker Hill Mining Corp. Amended and Restated Stock Option Plan, effective as of August 4, 2023 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed on August 11, 2023)
10.18†	Bunker Hill Mining Corp. Deferred Share Unit Plan, effective as of April 21, 2020 (incorporated by reference to Exhibit 10.15 to the Form 10-K filed on March 12, 2024)
10.19†	Form of Board Member Agreement (incorporated by reference to Exhibit 10.16 to the Form 10-K filed on March 12, 2024)
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Form 10-KT filed on April 1, 2021)
23.1*	Consent of MNP LLP
23.2*	Consent of J.P. Galda & Co. (included in Exhibit 5.1)
23.3*	Consent of Resource Development Associates Inc.
23.4*	Consent of Robert H. Todd
23.5*	Consent of Peter Kondos
24.1*	Power of Attorney (included on signature page hereto)
96.1	S-K 1300 Technical Report Summary, Bunker Hill Mine Pre-Feasibility Study, Coeur d’Alene Mining District, Shoshone County, Idaho, USA (incorporated by reference to Exhibit 96.1 to the Form 10-K filed on April 17, 2023)
107*	Filing Fee Table

*	Filed herewith.
†	Management contract or compensatory plan, contract or arrangement.
‡	Certain schedules or similar attachments to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally to the Securities and Exchange Commission upon request a copy of any omitted schedule or attachment to this exhibit.

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Item 17. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a) include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c) include any additional or changed material information with respect to the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

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(7) For the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(d) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kellogg, State of Idaho, on April 15, 2024.

Bunker Hill Mining Corp.

By:	/s/ Sam Ash
Name:	Sam Ash
Title:	Chief Executive Officer, Principal Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gerbrand Van Heerden and Edward Shaoul, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of April 15, 2024, by the following persons in the capacities indicated below.

Date:	April 15, 2024	By:	/s/ Sam Ash
		Name:	Sam Ash
		Title:	Chief Executive Officer, Principal Executive Officer and Director

Date:	April 15, 2024	By:	/s/ Gerbrand Van Heerden
		Name:	Gerbrand Van Heerden
		Title:	Chief Financial Officer and Corporate Secretary, Principal Financial Officer, Principal Accounting Officer

Date:	April 15, 2024	By:	/s/ Richard Williams
		Name:	Richard Williams
		Title:	Executive Chairman and Director

Date:	April 15, 2024	By:	/s/ Dickson Hall
		Name:	Dickson Hall
		Title:	Director

Date:	April 15, 2024	By:	/s/ Mark Cruise
		Name:	Mark Cruise
		Title:	Director

Date:	April 15, 2024	By:	/s/ Cassandra Joseph
		Name:	Cassandra Joseph
		Title:	Director

Date:	April 15, 2024	By:	/s/ Pamela Saxton
		Name:	Pamela Saxton
		Title:	Director

Date:	April 15, 2024	By:	/s/ Paul Smith
		Name:	Paul Smith
		Title:	Director

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